     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 1998.



                                                      REGISTRATION NO. 333-43939

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                WATERLINK, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            DELAWARE                           3590                          34-1788678
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)


                       4100 HOLIDAY STREET N.W. SUITE 201
                            CANTON, OHIO 44718-2532
                                 (330) 649-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  CHET S. ROSS
                                WATERLINK, INC.
                       4100 HOLIDAY STREET N.W. SUITE 201
                            CANTON, OHIO 44718-2532
                                 (330) 649-4000
                           FACSIMILE: (330) 649-4008
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                    COPY TO:


                             DOUGLAS E. HAAS, ESQ.

                   BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP
                                 2300 BP TOWER
                               200 PUBLIC SQUARE
                           CLEVELAND, OHIO 44114-2378
                                 (216) 363-4500
                           FACSIMILE: (216) 363-4588
                            ------------------------
     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
                            ------------------------
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                            ------------------------
     THE REGISTRANT HEREBY RESERVES THE RIGHT TO AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                WATERLINK, INC.

                             CROSS-REFERENCE SHEET

          FORM S-4 ITEM NUMBER AND HEADING                      LOCATION IN PROSPECTUS
          --------------------------------                      ----------------------
 1.  Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus.....  Facing Page of Registration Statement; Outside
                                                  Front Cover Page of Prospectus
 2.  Inside Front and Outside Back Cover Pages
     of Prospectus..............................  Additional Information; Outside Back Cover Page of
                                                  Prospectus
 3.  Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information..............  Prospectus Summary; Risk Factors
 4.  Terms of the Transaction...................  Prospectus Summary; Description of Capital Stock
 5.  Pro Forma Financial Information............  *
 6.  Material Contacts with the Company Being
     Acquired...................................  *
 7.  Additional Information Required for
     Reoffering by Persons and Parties Deemed to
     be Underwriters............................  *
 8.  Interests of Named Experts and Counsel.....  Experts
 9.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities................................  *
10.  Information with Respect to S-3
     Registrants................................  *
11.  Incorporation of Certain Information by
     Reference..................................  *
12.  Information with Respect to S-2 or S-3
     Registrants................................  *
13.  Incorporation of Certain Information by
     Reference..................................  *
14.  Information with Respect to Registrants
     Other than S-3 or S-2 Registrants..........  Prospectus Summary; Risk Factors; The Company;
                                                  Price Range of Common Stock; Dividend Policy;
                                                  Capitalization; Selected Financial Data;
                                                  Management's Discussion and Analysis of Financial
                                                  Condition and Results of Operations; Business;
                                                  Certain Transactions; Security Ownership
15.  Information with Respect to S-3
     Companies..................................  *
16.  Information with Respect to S-2 or S-3
     Companies..................................  *
17.  Information with Respect to Companies Other
     than S-3 or S-2 Companies..................  *
18.  Information if Proxies, Consents or
     Authorizations are to be Solicited.........  *
19.  Information if Proxies, Consents or
     Authorizations are not to be Solicited, or
     in an Exchange Offer.......................  Management; Certain Transactions; Security
                                                  Ownership

---------------
* Indicates that Item is not applicable or answer is in the negative.

     THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MARCH 2, 1998


PROSPECTUS

                                5,000,000 SHARES

                                WATERLINK(SM)

                                  COMMON STOCK
                            ------------------------

     Waterlink, Inc. ("Waterlink and, collectively with its subsidiaries, the "Company") may offer and issue the 5,000,000 shares of its common stock, $.001 par value per share (the "Common Stock"), covered by this Prospectus in business combination transactions (each an "Acquisition") involving its acquisition, directly or indirectly, of businesses or other operating assets. It anticipates these Acquisitions will consist principally of businesses in the water purification and wastewater treatment industry. Waterlink expects that (i) the terms of these Acquisitions will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired and
(ii) the shares of Common Stock issued will be valued at prices reasonably related to market prices prevailing either at the time an acquisition agreement is executed or at or about the time of delivery of the shares. It does not expect to pay any underwriting discounts or commissions, but may pay finder's fees from time to time with respect to specific Acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company will pay all expenses of this offering.


     As of January 31, 1998, 11,972,943 shares of Common Stock were issued and outstanding. The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "WLK." On February 26, 1998, the last reported sales price of the Common Stock on the NYSE was $15 7/8 per share.


     Persons receiving shares of the Common Stock offered hereby may be contractually required to hold some or all of those shares for periods of up to two years. Pursuant to the provisions of Rule 145 under the Securities Act, the volume limitations and certain other requirements of Rule 144 under the Securities Act will apply to resales of those shares by affiliates of the businesses the Company acquires for a period of one year from the date of acquisition of shares of Common Stock (or such shorter period as the Securities and Exchange Commission (the "SEC") may prescribe).

     With the consent of the Company, this Prospectus may also be used by persons ("Selling Stockholders") who have received or will receive shares of Common Stock offered hereby in connection with acquisitions and who may wish to sell such shares under circumstances requiring or making desirable its use. See "Resales of Shares."


     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY SUCH STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                    , 1998

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated by the context, reference herein to (i) "Waterlink" means Waterlink, Inc., (ii) the "Company" means Waterlink and its subsidiaries, and (iii) "fiscal 1995," "fiscal 1996" and "fiscal 1997" mean, respectively, the period from December 7, 1994 (date of incorporation) to September 30, 1995, the year ended September 30, 1996, and the year ended September 30, 1997, with respect to Waterlink and certain of its subsidiaries.

                                  THE COMPANY

     The Company is an international provider of integrated water purification and wastewater treatment solutions, principally to industrial and municipal customers. The Company believes its expertise is in the analysis of a customer's water purification and wastewater treatment requirements and the customized application of the Company's systems, equipment and services to provide cost effective solutions. Waterlink was incorporated in Delaware on December 7, 1994 in order to participate in the consolidation of the highly fragmented water purification and wastewater treatment industry. The Company has begun executing this strategy through an acquisition program which targets businesses in four markets: industrial process water, industrial wastewater, municipal drinking water and municipal wastewater.

     The Company has developed a strategic plan to:

        - Provide a full range of systems, equipment and services, whether independently or as part of a fully engineered water purification or wastewater treatment solution

        - Pursue growth through acquisitions that:

         -- increase its geographic diversity

         -- add complementary technologies, products and services

         -- broaden its customer base and industries served

         -- provide strategic, synergistic and corporate cultural fit

        - Integrate its operations and marketing strategies in order to maximize internal growth and increase profitability

        - Strengthen market share for its design/build operations outside the United States

     Primarily due to its acquisition program, the Company's pro forma net sales for fiscal 1997 (assuming the fiscal 1997 acquisitions had occurred as of October 1, 1996) totaled $111 million. In addition, the Company has begun to realize significant improvement in internal growth rates due to the opportunities to cross-sell systems, equipment and services and as a result of the increased financial, managerial and other resources provided by the Company to its acquired businesses. For example, subsidiaries selling wastewater treatment systems now have the ability to offer both aeration and mixing systems and subsidiaries selling water treatment systems can now offer wastewater treatment systems for the same projects. Additionally, the Company's design/build capabilities allow it to design systems that utilize a broad array of the Company's products and provide opportunities for its contract operation services. The Company also experiences cross-selling opportunities from a geographic and customer standpoint. For example, the Company believes that it should benefit from the acquisition of the Nordic Group both from the Nordic Group's ability to introduce the Company's existing systems, equipment and services into the European market and from the Company's ability to introduce the Nordic Group's systems, equipment and services into the Company's existing markets. Pro forma net sales of the businesses acquired by the Company to date grew 18.9% during fiscal 1997 compared to the prior year.

     Through its acquisition program and internal development, the Company has established a broad distribution system both geographically and within various markets. In fiscal 1997, on an annualized pro forma basis, 42% of the Company's pro forma net sales were derived from customers located in the United States while approximately 58% were from outside the United States. Industrial customers accounted for 55% of the Company's pro forma net sales for fiscal 1997 while municipal customers accounted for 45%. The Company's industrial customers include a broad range of major corporations which require both purified water for their manufacturing processes and treatment of their wastewater outflow. Industries served include the pharmaceutical, electronic and microelectronic, pulp and paper, chemical, petrochemical, food, beverage, automotive and other heavy manufacturing industries. The Company serves large and small municipal customers worldwide which provide purified water to, and wastewater treatment for, their communities.

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."


                        SUMMARY SELECTED FINANCIAL DATA



     The following table sets forth summary selected consolidated financial data of the Company since its incorporation on December 7, 1994. The financial data presented for and as of the end of fiscal 1995, fiscal 1996 and fiscal 1997 are derived from the audited consolidated financial statements of the Company. The financial data presented for each of the three months ended December 31, 1996 and 1997 are derived from unaudited financial statements which, in the opinion of management, include all adjustments (which were of a normal recurring nature) necessary for a fair presentation of the information set forth therein. The financial data includes the operating results of each acquired business from the date of acquisition in accordance with the purchase method of accounting. The results of operations for the three months ended December 31, 1997 are not necessarily indicative of future results. The results of operations should be read in conjunction with the financial information appearing elsewhere in this Prospectus. See "Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                             THREE MONTHS ENDED
                                                                                DECEMBER 31,
                                             FISCAL    FISCAL     FISCAL     -------------------
                                              1995      1996       1997       1996        1997
                                             ------    ------     ------     -------    --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net sales..................................  $2,684    $19,801    $64,699    $9,869     $32,080
Gross profit...............................     827      8,568     24,309     3,955      12,094
Selling, general and administrative
  expenses.................................   1,178      7,029     18,683     3,239       8,069
Special management compensation(1).........      --         --      2,630        --          --
Amortization expense.......................      15        307        751       142         432
Operating income (loss)....................    (366)     1,232      2,245       574       3,593
Income (loss) before extraordinary
  item(2)..................................    (512)       306        757       227       2,015
Net income (loss)..........................    (512)       306        372       227       2,015

Earnings per common share(3):
  Basic:
     Income (loss) before extraordinary
       item................................  $(0.42)   $  0.21    $  0.15    $ 0.11     $  0.17
     Net income (loss).....................   (0.42)      0.21       0.07      0.11        0.17
  Assuming dilution:
     Income (loss) before extraordinary
       item................................   (0.42)      0.06       0.10      0.04        0.16
     Net income (loss).....................   (0.42)      0.06       0.05      0.04        0.16

Weighted average common shares outstanding:
  Basic....................................   1,225      1,469      4,924     2,085      11,907
  Assuming dilution........................   1,225      4,954      7,804     5,593      12,843

                                                SEPTEMBER 30,                 DECEMBER 31,
                                       --------------------------------    -------------------
                                         1995        1996        1997       1996        1997
                                       --------    --------    --------    -------    --------
BALANCE SHEET DATA:
Working capital......................  $  2,064    $  3,438    $ 19,430    $ 4,723    $ 23,668
Total assets.........................    10,819      28,991     115,860     31,569     114,298
Total debt...........................     6,039      12,145      18,961     12,698      21,633
Redeemable preferred stock...........     3,900       8,500          --      8,500          --
Shareholders' equity (deficit).......       (11)      2,407      70,873      3,068      71,526


---------------


(1) In June 1997, the Company incurred a special charge to operations of $2,630,000 resulting primarily from the issuance, concurrent with the Company's initial public offering of Common Stock (the "IPO") which closed on June 27, 1997, of a ten year option to purchase 100,000 shares of common stock at a price of $0.10 per share to an officer of the Company pursuant to terms of an employment agreement. Of this amount, approximately $1,138,000 is non-cash and the remainder represents cash obligations related principally to the reimbursement of income taxes resulting from the stock option issuance. This special charge after income taxes on a per share basis, assuming dilution, was $0.21 for the year ended September 30, 1997.



(2) The Company used a portion of the proceeds from the IPO to repay substantially all of its outstanding indebtedness. In addition, concurrent with the IPO the Company canceled a note purchase agreement. In connection with the early retirement of certain indebtedness and the cancellation of the note purchase agreement, the Company realized an extraordinary charge of $385,000, net of taxes of $257,000, related to the write-off of unamortized debt issuance costs and discounts associated with this indebtedness. This extraordinary item on a per share basis, assuming dilution, was $0.05 for the year ended September 30, 1997.



(3) In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been restated to conform to the requirements of Statement No. 128 and Staff Accounting Bulletin No. 98 (effective February 3, 1998).

                                  RISK FACTORS

     Prior to making an investment decision, prospective purchasers of the Common Stock offered hereby should consider carefully all of the information set forth in this Prospectus and, particularly, should evaluate the following risk factors.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

     The Company has in the past experienced quarterly fluctuations in operating results due to the contractual nature of its business and, to a lesser extent, weather conditions. As part of its strategic plan, the Company expects that in the future it may receive contracts that are significantly larger than those received by the Company historically. In addition, certain of such contracts will be subject to the customer's ability to finance, or fund from government sources, the actual costs of completing the project as well as receiving any necessary permits. Therefore, the Company expects that its future operating results could fluctuate significantly, especially on a quarterly basis. The recognition by the Company of revenues and profits therefrom can fluctuate due to the timing of the awarding of such contracts and the ability to fund project cost. In addition, the Company has historically operated with a moderate backlog. As a result, quarterly sales and operating results depend in part on the volume and timing of contracts received and performed within the quarter, which are difficult to forecast. Any significant deferral or cancellation of a contract could have a material adverse effect on the Company's operating results in any particular period. Accordingly, the Company believes that period-to-period comparisons of its operating results may not be necessarily indicative of future performance. As a result, the Company's operating results and stock price could prove to be volatile, particularly on a quarterly basis.

LIMITED COMBINED OPERATING HISTORY; RISKS OF INTEGRATION

     Waterlink has grown by completing ten acquisitions consisting of seventeen operating companies. The success of the Company will depend, in part, on the Company's ability to integrate the operations of these businesses and other companies it acquires, including centralizing certain functions to achieve cost savings and developing programs and processes that will promote cooperation and the sharing of opportunities and resources among its businesses. A number of the businesses offer different services, utilize different capabilities and technologies, target different markets and customer segments and utilize different methods of distribution and sales representatives. While the Company believes that there are substantial opportunities in integrating the businesses, these differences increase the difficulty in successfully completing such integration. In addition, there can be no assurance that such cross selling opportunities will develop or that the operating results of the Company will match or exceed the combined individual operating results achieved by the businesses prior to their respective acquisition.

     Waterlink's management group has been assembled only relatively recently. There can be no assurance that the management group will be able to oversee the combined entity and implement the Company's operating or growth strategies effectively. Further, to the extent that the Company is able to implement its acquisition strategy, the resulting growth of the Company will place significant demands on management and on the Company's internal controls. There can be no assurance that the management group will effectively be able to direct the Company through a period of significant growth.

     Further, there can be no assurance that the Company's strategy to become a leading international provider of integrated water purification and wastewater treatment solutions will be successful, or that the Company's targeted client segments will accept the Company as a provider of such solutions. See "Business" and "Management."

DEPENDENCE ON ACQUISITIONS FOR GROWTH

     A part of the Company's strategic plan is to grow by acquiring existing businesses. This acquisition strategy involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including adverse short-term effects on the Company's reported operating results, diversion of management's attention, dependence on retaining, hiring and training key personnel, and risks associated with unanticipated problems or latent liabilities. Although the Company generally has been successful in acquiring companies it has pursued, there can be no assurance that acquisition opportunities will continue to be available, that the Company will have access to the capital required to finance potential acquisitions, that the Company will continue to acquire businesses or that any business acquired by the Company will be integrated successfully into the Company's operations and prove profitable. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may be bid up to higher levels and there can be no assurance that businesses acquired in the future will achieve sales and profitability that justify the investment therein. See "The Company" and "Business."

NEED FOR ADDITIONAL ACQUISITION FINANCING

     The Company currently intends to use a combination of shares of its Common Stock, cash, and debt obligations in making future acquisitions. In connection with such acquisitions, the Company intends generally to seek to obtain the agreement of the persons acquiring Common Stock not to offer, sell, contract to sell or otherwise dispose of such Common Stock for a period of up to two years from the date of acquisition. The extent to which the Company will be able or willing to use the Common Stock for this purpose will depend on its market value from time to time and the willingness of potential sellers of acquisition targets to accept it as full or partial payment. To the extent the Company is unable to use the Common Stock to make future acquisitions (including shares of Common Stock offered hereby), its ability to grow may be limited by the extent to which it is able to raise capital for this purpose, as well as to expand existing operations, through debt or additional equity financing. At September 30, 1997, the Company had approximately $33.2 million in the aggregate available to it, subject to certain requirements, under the Credit Facility and the Canadian Line of Credit, to be used for acquisitions, working capital and other corporate purposes. No assurance can be given the Company will be able to obtain the capital it would need to finance a successful acquisition program and its other cash needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

OPERATIONS OUTSIDE THE UNITED STATES

     A substantial proportion of the Company's systems, equipment and services are sold in Europe, Canada, Latin America and other regions outside the United States and a number of the Company's subsidiaries operate outside of the United States. The Company's net sales outside the United States were approximately 58% of its pro forma fiscal 1997 net sales. Such sales pose certain risks associated with doing business in foreign countries, resulting from certain political, economic and other uncertainties, including, among others, risks of war, expropriation or nationalization of assets, renegotiation or nullification of existing contracts, changing political conditions, changing laws and policies affecting trade and investment, overlap of different tax structures, and the general hazards associated with the assertion of sovereignty over certain areas in which operations are conducted. Additionally, various jurisdictions have laws limiting the right and ability of subsidiaries and joint ventures to pay dividends and remit earnings to affiliated companies, unless specified conditions are satisfied.

     Certain aspects of the Company's operations are subject to governmental regulations in the countries in which the Company operates, including those relating to currency conversion and repatriation, taxation of its earnings and earnings of its personnel, and its use of local employees and suppliers. The Company's operations are also subject to the risk of changes in laws and policies in the various jurisdictions in which the Company operates which may impose restrictions on the Company, including trade restrictions, that could have a material adverse effect on the Company's business, financial condition and results of operations. Other types of government regulation which could, if enacted or implemented, materially and adversely affect the Company's operations include expropriation or nationalization decrees, confiscatory tax systems, primary or secondary boycotts directed at specific countries or companies, embargoes and import restrictions or other trade barriers. The Company cannot determine to what extent future operations and earnings of the Company may be affected by new laws, new regulations, changes in or new interpretations of existing laws or regulations or other consequences of doing business outside the United States.

FOREIGN CURRENCY RISKS

     Because the Company's functional currency is the United States dollar, its operations outside the United States sometime face the additional risks of fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. The Company has operations outside the United States and is hedged, to some extent, from foreign exchange risks because of its ability to purchase, manufacture and sell in the local currency of those jurisdictions. In addition, the Company does enter into foreign currency contracts under certain circumstances to reduce the Company's exposure to foreign exchange risks. There can be no assurance, however, that the attempted matching of foreign currency receipts with disbursements or hedging activity will adequately moderate the risk of currency or exchange rate fluctuations which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, to the extent the Company has operations outside the United States, the Company is subject to the impact of foreign currency fluctuations and exchange rate charges on the Company's reporting in its financial statements of the results from such operations outside the United States. Since such financial statements are prepared utilizing United States dollars as the basis for presentation, results from any operations outside the United States reported in the financial statements must be converted into dollars utilizing the appropriate foreign currency exchange rate, and thereby subjecting such results to the impact of currency and exchange rate fluctuations. See "Business."

DEPENDENCE ON KEY PERSONNEL

     The Company's operations depend on the continuing efforts of its executive officers and its senior management. Should the Company be unable to retain any of its executive officers or senior management, the Company's prospects could be adversely affected. In addition, the Company intends to grow through acquisitions and internal expansion. The Company likely will depend on the senior management of any significant businesses it acquires in the future and on its ability to attract qualified management to support its internal expansion. The business or prospects of the Company could be affected adversely if any of these senior management of acquired businesses does not continue in his or her management role after joining the Company and if the Company is unable to attract and retain qualified replacements and additional members of management. See "Management."

COMPETITION

     The water purification and wastewater treatment industry is fragmented and highly competitive due to the large number of businesses within certain product areas. The Company competes with many companies, several of which have greater market penetration, depth of product line, resources and access to capital, which could be competitive advantages in securing certain projects. While the Company believes it is well positioned to deliver technology and services at a fair price, some competitors have developed product and service integration capabilities beyond the current scope of the Company. In addition, some competitors may have greater financial resources than the Company to finance acquisition and internal growth opportunities. Consequently, the Company may encounter significant competition in its efforts to achieve its objectives. See "Business -- Competition."

CYCLICALITY OF DEMAND FOR WATER PURIFICATION AND WASTEWATER EQUIPMENT

     Much of the water purification and wastewater equipment sold by the Company requires significant capital expenditures by its customers. As such, the timing of customer purchases may be affected by various economic factors, including interest rate and business cycle fluctuations, which are beyond the control of the Company. While the Company sells equipment across a broad cross section of industry segments and customers, the cyclical nature of capital equipment sales could have an adverse effect on the its revenues and profitability in general, and on the its revenues and profitability in any individual financial reporting period.

POTENTIAL ENVIRONMENTAL LIABILITIES

     In the United States, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and comparable state laws, impose joint and several liability without fault for the releases of hazardous substances into the environment. Potentially responsible parties include (i) owners and operators of the site, (ii) parties which create the hazardous substances released at the site, and (iii) parties which arrange for the transportation or disposal of such hazardous substances. The Company is also subject to applicable environmental laws in countries outside the United States where it operates or in which its customers are located. These requirements and their enforcement may vary by country but in general prescribe standards for the protection of human health, safety and the environment. The Company could face claims by governmental authorities, private individuals and other persons alleging that hazardous substances were released during the treatment process or from the use or disposal of end products and by-products in violation of applicable law.

RELIANCE ON ENVIRONMENTAL REGULATION

     Federal, state, local and foreign environmental laws and regulations impose substantial standards for properly purifying water and treating wastewater, and impose liabilities for noncompliance. Environmental laws and regulations are, and will continue to be, a significant factor affecting the marketability of the Company's solutions, systems and equipment. To the extent that demand for the Company's solutions, systems and equipment is created by the need to comply with such environmental laws and regulations, any modification of the standards imposed by such laws and regulations may reduce demand, thereby adversely affecting the Company's business and prospects. The relaxation or repeal of any such laws or regulations or the strict enforcement thereof could adversely affect the Company's business and prospects. See "Business -- Government Regulation."

PROCESS AND PRODUCT WARRANTY AND PERFORMANCE GUARANTEES

     In connection with providing certain services and products to its customers, the Company sometimes is required to guarantee that the services and products will attain specified levels of quality or performance. Should a product fail to perform according to a performance guarantee, or should a service fail to accomplish treatment levels which are guaranteed, and should the Company be unable to remedy such failure within any applicable cure period, the Company could incur financial penalties in the form of liquidated damages or could be required to remove and/or replace the equipment or repeat the service in order to meet the specifications. While the Company historically has fulfilled all of its guarantee obligations, there can be no assurance the Company will be able to fulfill its future guarantee obligations or that fulfilling such obligations may not involve material costs that could have a material adverse effect on the Company. See "Business -- Process and Product Warranty and Performance Guarantees."

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

     The Company currently intends to retain earnings to provide funds for the operation and expansion of its business and, accordingly, does not anticipate paying cash dividends in the foreseeable future. The Company's Credit Facility prohibits the payment of dividends without the consent of the Bank. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK


     On January 31, 1998, 11,972,943 shares of Common Stock were outstanding. The 5,175,000 shares sold in the IPO which closed on June 27, 1997 (other than shares that were purchased by affiliates of the Company) are freely tradable. Of the remaining 6,797,943 shares outstanding, approximately 6,337,216 shares are either presently freely tradable or eligible for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), subject to applicable volume limitations and other requirements. Substantially all of the holders of those remaining shares which would be eligible for sale pursuant to Rule 144 have certain rights to have their shares registered in the future under the Securities Act. See "Description of Capital Stock -- Registration Rights Agreements." Sales made pursuant to Rule 144 must comply with its applicable volume and manner of sale limitations and other requirements.


     As of January 31, 1998 the Company also had outstanding options to purchase up to a total of 1,284,800 shares of Common Stock. The Company has registered all the shares subject to these options under the Securities Act. See "Management -- Benefit Plans."



     In addition, the Company has outstanding warrants to purchase 325,000 shares of Common Stock. Pursuant to the applicable warrant agreements, the holders of such warrants have certain rights to require the Company to register the shares of Common Stock to be issued upon exercise of the warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources"; "Certain Transactions -- 1997 Notes, 1997 Warrants and Stockholder Guarantee" and "Description of Capital Stock -- 1997 Warrants."


POSSIBLE VOLATILITY OF STOCK PRICE

     The Common Stock is listed on The New York Stock Exchange. The market price of the Common Stock is subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported annual and quarterly financial results of the Company, changes in financial projections or failures by the Company to meet such projections and changing conditions in the economy in general or in the Company's industry in particular. In addition, the stock markets experience significant price and volume volatility from time to time which may affect the market price of the Common Stock for reasons unrelated to the Company's performance at that time. See "Price Range of Common Stock."

POTENTIAL ANTI-TAKEOVER EFFECTS

     The Company has adopted a stockholder rights plan. The plan and provisions of the Company's Certificate of Incorporation, as amended (the "Company Certificate"), the Company's Bylaws, as amended (the "Company Bylaws"), and the Delaware General Corporation Law (the "DGCL") may have the effect of delaying, discouraging, inhibiting, preventing or rendering more difficult an attempt to obtain control of the Company by means of a tender offer, business combination, proxy contest or otherwise. These provisions include the charter authorization of "blank check" preferred stock, classification of the Board of Directors, a restriction on the ability of stockholders to take actions by written consent, a "fair price" provision and a DGCL provision imposing restrictions on business combinations with certain interested parties. See "Description of Capital Stock."

OWNERSHIP AND CONTROL BY CERTAIN SHAREHOLDERS

     On a fully diluted basis and assuming the vesting and exercise of all outstanding options and the exercise of all outstanding warrants, the Company's directors and management will own or control approximately 31.2% of the Company's outstanding voting capital stock. Collectively, such shareholders may be able to effectively control decisions of the Company, as the Company Certificate, and the Company By-laws generally require a majority vote of holders of the outstanding shares of the Company to authorize actions of the Company. This concentration of ownership by directors and management may also have the effect of delaying or preventing a change in control of the Company. See "Security Ownership" and "Description of Capital Stock."

FORWARD-LOOKING STATEMENTS

     With the exception of historical information, the matters discussed herein may include forward-looking statements that involve risks and uncertainties. While forward-looking statements are sometimes presented with numerical specificity, they are based on a variety of assumptions made by management regarding future circumstances over which the Company has little or no control. A number of important factors, including those identified in this section as well as factors discussed elsewhere herein, could cause the Company's actual results to differ materially from those in forward-looking statements or financial information. Actual results may differ from forward-looking results for a number of reasons, including the following: (i) changes in world economic conditions (including, but not limited to, the potential instability of governments and legal systems in countries in which the Company conducts business, and significant changes in currency valuations), (ii) changes in customer demand as they affect sales and product mix (including, but not limited to, the effect of strikes at customers' facilities, variations in backlog and the impact of changes in industrial business cycles), (iii) competitive factors (including, but not limited to, changes in market penetration and the introduction of new products by existing and new competitors), (iv) changes in operating costs (including, but not limited to, the effect of changes in the Company's manufacturing processes; changes in costs associated with varying levels of operations; changes resulting from different levels of customers demands; the effects of unplanned work stoppages; changes in cost of labor and benefits; and the cost and availability of raw materials and energy), (v) the success of the Company's operating plan (including, but not limited to, its ability to achieve the total planned benefits of its strategic plan, its ability to find and integrate acquisitions into Company operations, and the ability of recently acquired companies to meet satisfactory operating results), and (vi) unanticipated litigation, claims or assessments (including, but not limited to, claims or problems related to product warranty and environmental issues).

                                  THE COMPANY

GENERAL

     Waterlink, Inc. (the "Company") is an international provider of integrated water purification and wastewater treatment solutions, principally to industrial and municipal customers. The Company believes its expertise is in the analysis of a customer's water purification and wastewater treatment requirements and the customized application of the Company's systems, equipment and services to provide cost effective solutions. Waterlink was incorporated in Delaware on December 7, 1994 in order to participate in the consolidation of the highly fragmented water purification and wastewater treatment industry. The Company has begun executing this strategy through an acquisition program which targets businesses in four markets: industrial process water, industrial wastewater, municipal drinking water and municipal wastewater.

     From its incorporation in December 1994 until its first acquisition in March 1995, the Company focused on initial formation activities, attracting certain initial employees and pursuing its analysis of potential acquisition candidates. In March 1995, the Company acquired the assets of Sanborn, Inc. (doing business as Sanborn Technologies ("Sanborn Technologies")), being operated by the Company's subsidiary, SanTech Equipment, Inc. Sanborn Technologies is a designer and builder of industrial separation systems which are used by customers for environmental compliance, resource conservation and production processes. Later in fiscal 1995, the Company acquired Great Lakes Environmental, Inc. ("Great Lakes"), which enabled the Company to enter the industrial wastewater market. Great Lakes is a designer and builder of industrial wastewater pretreatment systems and custom high quality oil/water separation products.

     In fiscal 1996, Waterlink completed three acquisitions, comprised of the assets of Mass Transfer Systems, Inc. ("Mass Transfer"), the assets of Aero-Mod Incorporated and its affiliates ("Aero-Mod") and the capital stock of Water Equipment Technologies, Inc. (now known as Waterlink Technologies, Inc. ("Waterlink Technologies")). The acquisition of Mass Transfer provided access to additional technologies used primarily in the industrial wastewater market and, to a lesser extent, in the municipal wastewater market. Mass Transfer is a designer of customized jet aeration and mixing systems used to accelerate the biological digestion process through the introduction of oxygen in the treatment of wastewater. The acquisition of Aero-Mod expanded the Company's presence in the municipal wastewater market and presented cross-selling opportunities with Mass Transfer. Additionally, Aero-Mod expanded the Company's geographic presence and scope of operations through its customer base outside of the United States, especially in Latin America, and its contract operations business. Aero-Mod designs wastewater treatment plants, provides clarifiers, filters and dewatering equipment for the biological treatment of wastewater and biosolids and provides contract operation services. The acquisition of Waterlink Technologies enabled the Company to enter the industrial process water and municipal drinking water markets and increased the Company's presence in markets outside the United States. Waterlink Technologies is a designer and builder of water treatment filters and membrane separation systems, including reverse osmosis systems, and related treatment equipment.

     During fiscal 1997, Waterlink completed five acquisitions, comprised of the capital stock of the Nordic Water Products Group subsidiaries (the "Nordic Group"), Bioclear Technology, Inc. ("Bioclear"), Lanco Environmental Products, Inc. ("Lanco"), Mellegard V.A. Maskiner AB ("MEVA") and Hycor Corporation ("Hycor"). The Nordic Group provided the Company with numerous benefits including a distribution channel for its existing businesses into Europe; internationally recognized and accepted technologies and equipment used in both the municipal and industrial markets; and the Company's first substantial design/build operations, focused primarily in Europe. The Nordic Group manufactures continuous recirculating sand filters, inclined plate settlers and systems for nutrient removal, decanting centrifuges for dewatering biosolids and hydraulic surface and bottom scrapers. The Nordic Group also installs mechanical and electrical systems and designs and builds water purification and wastewater treatment plants in Europe. Bioclear provides the Company with access to sequential batch reactor technology, which expands its ability to treat industrial and municipal wastewater biologically. The Company believes that this technology presents various cross-selling opportunities, particularly with Aero-Mod, Mass Transfer, Waterlink Technologies and the Nordic Group. Additionally, Bioclear enhances the Company's design/build capabilities. Lanco expands the Company's product offerings in the industrial wastewater treatment market and is complementary with Great

Lakes. Lanco fabricates small plate and frame filter presses for dewatering biosolids and inclined plate clarifiers for heavy metal removal. MEVA specializes in the design and installation of fine screens and related accessories for sewage treatment applications. Hycor designs and manufactures screening, dewatering and related residuals management equipment for liquid/solid separation in municipal wastewater and industrial wastewater and process applications. MEVA and Hycor extend the Company's product offerings and present various cross-selling opportunities with the Company's design/build operations.

     The Company has developed a strategic plan to:

        - Provide a full range of systems, equipment and services, whether independently or as part of a fully engineered water purification or wastewater treatment solution

        - Pursue growth through acquisitions that:

          -- increase its geographic diversity

          -- add complementary technologies, products and services

          -- broaden its customer base and industries served

          -- provide strategic, synergistic and corporate cultural fit

        - Integrate its operations and marketing strategies in order to maximize internal growth and increase profitability

        - Strengthen market share for its design/build operations outside the United States

     Primarily due to its acquisition program, the Company's pro forma net sales for fiscal 1997 totaled $111 million. In addition, the Company has begun to realize significant improvement in internal growth rates due to the opportunities to cross-sell systems, equipment and services and as a result of the increased financial, managerial and other resources provided by the Company to its acquired businesses. For example, subsidiaries selling wastewater treatment systems now have the ability to offer both aeration and mixing systems and subsidiaries selling water treatment systems can now offer wastewater treatment systems for the same projects. Additionally, the Company's design/build capabilities allow it to design systems that utilize a broad array of the Company's products and provide opportunities for its contract operation services. The Company also experiences cross-selling opportunities from a geographic and customer standpoint. For example, the Company believes that it should benefit from the acquisition of the Nordic Group both from the Nordic Group's ability to introduce the Company's existing systems, equipment and services into the European market and from the Company's ability to introduce the Nordic Group's systems, equipment and services into the Company's existing markets. Pro forma net sales of the businesses acquired by the Company to date grew 18.9% during fiscal 1997 compared to the prior year.

     The Company's executive offices are located at 4100 Holiday Street, N.W., Suite 201, Canton, Ohio 44718-7532 and its telephone number is (330) 649-4000.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been listed on the New York Stock Exchange (the "NYSE") under the symbol "WLK" since June 24, 1997 when the Company's Common Stock commenced trading in connection with the IPO, in which the initial per share price to the public was $11. The following table sets forth the high and low composite sales prices as reported by the NYSE for the fiscal quarters indicated.


                                                               HIGH         LOW
                                                               ----         ---
  Fiscal Year ended September 30, 1997
    Third Quarter (from June 24, 1997)......................  $13         $11
    Fourth Quarter..........................................   20 3/16     13
  Fiscal Year ended September 30, 1998
    First Quarter...........................................   19  3/4     16 5/16
    Second Quarter (through February 26, 1998)..............   17 11/16    14  3/4

     The current quoted price of the Common Stock is listed daily in the Wall Street Journal in the NYSE section. The number of holders of record of the Company's Common Stock as of January 31, 1998 was approximately 70.


                                DIVIDEND POLICY

     The Company has not declared or paid any cash dividends on its Common Stock. It is the Company's current intention to retain earnings to finance the expansion of its business. Any future dividends will be at the discretion of the Board of Directors after taking into account various factors, including, among others, the Company's financial condition, results of operations, cash flows from operations, current and anticipated cash needs and expansion plans, the income tax laws then in effect, the requirements of Delaware law, the restrictions imposed under the Credit Facility (as defined herein) and any restrictions that may be imposed by the Company's future credit facilities and other indebtedness. The Company's Credit Facility prohibits its payment of dividends without the consent of the lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth the historical capitalization of the Company at December 31, 1997. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.



                                                                (In thousands)
Current maturities of long-term debt........................        $ 1,937
Long-term debt, less current portion........................         15,775
Convertible subordinated notes-related parties..............          3,921
                                                                    -------
  Total debt................................................         21,633
Shareholders' equity:
  Preferred stock, $.001 par value, 10,000,000 shares
     authorized, none issued and outstanding................             --
  Common stock, $.001 par value, 40,000,000 shares
     authorized, 11,949,710 shares issued and
     outstanding(1).........................................             12
  Additional paid-in-capital................................         71,139
  Foreign currency translation adjustment...................         (1,806)
  Retained earnings.........................................          2,181
                                                                    -------
     Total shareholders' equity.............................         71,526
                                                                    -------
     Total capitalization...................................        $93,159
                                                                    =======


---------------


(1) Excludes (i) 1,289,800 shares subject to then outstanding options granted under the Company's 1995 Stock Option Plan, (ii) 225,000 shares then issuable upon exercise of a warrant issued to a bank, (iii) 125,000 shares then issuable upon exercise of warrants issued in connection with commitments to purchase subordinated indebtedness of the Company and (iv) 5,000,000 shares offered hereby. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Management -- Benefit Plans," "Certain Transactions -- 1997 Notes, 1997 Warrants and Stockholder Guarantee" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA


     The following table sets forth selected consolidated financial data of the Company since its incorporation on December 7, 1994. The financial data presented for and as of the end of fiscal 1995, fiscal 1996 and fiscal 1997 were derived from the audited consolidated financial statements of the Company. The financial data presented for each of the three months ended December 31, 1996 and 1997 are derived from unaudited financial statements which, in the opinion of management, include all adjustments (which were of a normal recurring nature) necessary for a fair presentation of the information set forth therein. The financial data includes the operating results of each acquired business from the date of acquisition in accordance with the purchase method of accounting. The dates of each acquisition included in the operating results are shown below:


- Sanborn Technologies.........................    March 31, 1995
- Great Lakes..................................    August 31, 1995
- Mass Transfer................................    January 31, 1996
- Aero-Mod.....................................    April 26, 1996
- Waterlink Technologies.......................    September 30, 1996
- Nordic Group.................................    March 5, 1997
- Bioclear.....................................    June 27, 1997
- Lanco........................................    June 27, 1997
- MEVA.........................................    September 12, 1997
- Hycor........................................    September 30, 1997

     The results of operations for the three months ended December 31, 1997 are not necessarily indicative of future results. The data presented below should be read in conjunction with the financial information appearing elsewhere herein.



                                                                            THREE MONTHS ENDED
                                                                               DECEMBER 31,
                                             FISCAL    FISCAL     FISCAL    ------------------
                                              1995      1996       1997      1996       1997
                                             -------   -------   --------   -------   --------
                                                   (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
  Net sales................................  $ 2,684   $19,801   $ 64,699   $ 9,869   $ 32,080
  Cost of sales............................    1,857    11,233     40,390     5,914     19,986
                                             -------   -------   --------   -------   --------
  Gross profit.............................      827     8,568     24,309     3,955     12,094
  Selling, general and administrative
     expenses..............................    1,178     7,029     18,683     3,239      8,069
  Special management compensation(1).......       --        --      2,630        --         --
  Amortization.............................       15       307        751       142        432
                                             -------   -------   --------   -------   --------
  Operating income (loss)..................     (366)    1,232      2,245       574      3,593
  Other income (expense):
     Interest expense......................     (144)     (877)    (1,281)     (260)      (289)
     Interest income and other items-net...       33       (44)       263       (12)        27
                                             -------   -------   --------   -------   --------
  Income (loss) before income taxes........     (477)      311      1,227       302      3,331
  Income taxes.............................       35         5        470        75      1,316
                                             -------   -------   --------   -------   --------
  Income (loss) before extraordinary
     item..................................     (512)      306        757       227      2,015
  Extraordinary item, net of taxes(2)......       --        --       (385)       --         --
                                             -------   -------   --------   -------   --------
  Net income (loss)........................  $  (512)  $   306   $    372   $   227   $  2,015
                                             =======   =======   ========   =======   ========
Earnings per common share(3):
  Basic:
     Income (loss) before extraordinary
       item................................  $ (0.42)  $  0.21   $   0.15   $  0.11   $   0.17
     Extraordinary item....................       --        --      (0.08)       --         --
                                             -------   -------   --------   -------   --------
                                             $ (0.42)  $  0.21   $   0.07   $  0.11   $   0.17
                                             =======   =======   ========   =======   ========
  Assuming dilution:
     Income (loss) before extraordinary
       item................................  $ (0.42)  $  0.06   $   0.10   $  0.04   $   0.16
     Extraordinary item....................       --        --      (0.05)       --         --
                                             -------   -------   --------   -------   --------
                                             $ (0.42)  $  0.06   $   0.05   $  0.04   $   0.16
                                             =======   =======   ========   =======   ========
Weighted average common shares outstanding:
  Basic....................................    1,225     1,469      4,924     2,085     11,907
  Assuming dilution........................    1,225     4,954      7,804     5,593     12,843



                                                    SEPTEMBER 30,              DECEMBER 31,
                                             ----------------------------   ------------------
                                              1995      1996       1997      1996       1997
                                             -------   -------   --------   -------   --------
BALANCE SHEET DATA:
  Working capital..........................  $ 2,064   $ 3,438   $ 19,430   $ 4,723   $ 23,668
  Total assets.............................   10,819    28,991    115,860    31,569    114,298
  Total debt...............................    6,039    12,145     18,961    12,698     21,633
  Redeemable preferred stock...............    3,900     8,500         --     8,500         --
  Shareholders' equity (deficit)...........      (11)    2,407     70,873     3,068     71,526


---------------


(1) In June 1997, the Company incurred a special charge to operations of $2,630,000 resulting primarily from the issuance, concurrent with the IPO, of a ten year option to purchase 100,000 shares of common stock at a price of $0.10 per share to an officer of the Company pursuant to terms of an employment agreement. Of this amount, approximately $1,138,000 is non-cash and the remainder represents cash obligations related principally to the reimbursement of income taxes resulting from the stock option issuance. This special charge after income taxes on a per share basis, assuming dilution, was $0.21 for the year ended September 30, 1997.



(2) The Company used a portion of the proceeds from the IPO to repay substantially all of its outstanding indebtedness. In addition, concurrent with the IPO the Company canceled a note purchase agreement. In connection with the early retirement of certain indebtedness and the cancellation of the note purchase agreement, the Company realized an extraordinary charge of $385,000, net of taxes of $257,000, related to the write-off of unamortized debt issuance costs and discounts associated with this indebtedness. This extraordinary item on a per share basis, assuming dilution, was $0.05 for the year ended September 30, 1997.



(3) In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been restated to conform to the requirements of Statement No. 128 and Staff Accounting Bulletin No. 98 (effective February 3, 1998).

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     The Company is an international provider of integrated water purification and wastewater treatment solutions, principally to industrial and municipal customers. Waterlink was incorporated in Delaware on December 7, 1994 and has grown externally, by completing ten acquisitions of seventeen operating companies, and internally.


     On June 27, 1997, the Company consummated the IPO of 4,500,000 shares of its common stock at a price of $11 per share, before the underwriters' discount, and received approximately $43.0 million of net proceeds. On July 16, 1997, the Company sold 675,000 shares of its common stock pursuant to the exercise of the underwriters' over-allotment option granted in connection with the IPO, and received approximately $6.9 million. These net proceeds from the IPO were primarily used to pay the cash portion of the purchase prices of Bioclear, Lanco and MEVA, to repay indebtedness of the Company and for general working capital purposes.

     The Company's acquisitions have enabled it to build its technical capabilities and geographical presence. Through September 30, 1997, the Company completed the following ten acquisitions at the following effective dates:

- Sanborn Technologies..................................    March 31, 1995
- Great Lakes...........................................    August 31, 1995
- Mass Transfer.........................................    January 31, 1996
- Aero-Mod..............................................    April 26, 1996
- Waterlink Technologies................................    September 30, 1996
- Nordic Group..........................................    March 5, 1997
- Bioclear..............................................    June 27, 1997
- Lanco.................................................    June 27, 1997
- MEVA..................................................    September 12, 1997
- Hycor.................................................    September 30, 1997


     As part of its strategic plan, the Company intends to continue an aggressive acquisition program. The Company's acquisition program has targeted businesses which have provided the Company with complementary systems, equipment and services and broadened its customer and geographic base. The Company seeks companies which provide the potential for synergies with existing businesses. With respect to the acquisitions completed to date, the Company has begun to realize improvement in internal growth rates due to the opportunities to cross-sell systems, equipment and services and as a result of the increased financial, managerial and other resources provided by the Company to its acquired businesses. The Company expects that it will continue to benefit from such synergies as it more fully integrates the acquired businesses into its operations.



     All acquisitions have been accounted for under the purchase method of accounting and are included in the results of operations for the period subsequent to the effective date of acquisition. Due to the timing and magnitude of these acquisitions, results of operations for the periods presented are not necessarily comparable or indicative of operating results for current or future periods.


     The majority of the Company's systems and equipment are custom designed and take a number of months to produce. Revenues from large contracts are recognized using the percentage of completion method of accounting in the proportion that costs bear to total estimated costs at completion. Revisions of estimated costs or potential contract losses, if any, are recognized in the period in which they are determined. Revenues from remaining systems and equipment sales are recognized when shipped.

     The Company has experienced quarterly fluctuations in operating results due to the contractual nature of its business and, to a lesser extent, weather conditions. As part of its strategic plan, the Company expects that in the future it may receive contracts that are significantly larger than those received by the Company historically. In addition, certain of such contracts will be subject to the customer's ability to finance, or fund from government sources, the actual costs of completing the project as well as receiving any necessary permits to commence the project. Therefore, the Company expects that its future operating results could fluctuate significantly, especially on a quarterly basis, due to the timing of the awarding of such contracts, the ability to fund project costs, and the recognition by the Company of revenues and profits therefrom. In addition, the Company has historically operated with a moderate backlog. However, as a result of its strategic plan, the Company anticipates that both the dollar volume and number of contracts in its backlog will increase significantly. As of December 31, 1997, the Company's backlog was approximately $25.8 million. Therefore, quarterly sales and operating results may be affected by the volume and timing of contracts received and performed within the quarter, which are difficult to forecast. Any significant deferral or cancellation of a contract could have a material adverse effect on the Company's operating results in any particular quarter. Because of these factors, the Company believes that period-to-period comparisons of its operating results are not necessarily indicative of future performances.


RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated, statements of operations data as a percentage of net sales:


                                                                                  THREE MONTHS
                                                                                      ENDED
                                                                                  DECEMBER 31,
                                               FISCAL     FISCAL     FISCAL     -----------------
                                                1995       1996       1997       1996       1997
                                               ------     ------     ------     ------     ------
Net sales....................................  100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales................................   69.2       56.7       62.4       59.9       62.3
                                               -----      -----      -----      -----      -----
Gross profit.................................   30.8       43.3       37.6       40.1       37.7
Selling, general and administrative
  expenses...................................   43.9       35.5       28.9       32.8       25.2
Special management compensation..............     --         --        4.1         --         --
Amortization.................................    0.5        1.6        1.1        1.5        1.3
                                               -----      -----      -----      -----      -----
Operating income (loss)......................  (13.6)       6.2        3.5        5.8       11.2
Other income (expense):
  Interest expense...........................   (5.4)      (4.4)      (2.0)      (2.6)      (0.9)
  Interest income and other items--net.......    1.2       (0.2)       0.4       (0.1)       0.1
                                               -----      -----      -----      -----      -----
Income (loss) before income taxes............  (17.8)       1.6        1.9        3.1       10.4
Income taxes.................................    1.3        0.1        0.7        0.8        4.1
                                               -----      -----      -----      -----      -----
Income (loss) before extraordinary item......  (19.1)       1.5        1.2        2.3        6.3
Extraordinary item, net of tax...............     --         --        0.6         --         --
                                               -----      -----      -----      -----      -----
Net income (loss)............................  (19.1)%      1.5%       0.6%       2.3%       6.3%
                                               =====      =====      =====      =====      =====



Three Months Ended December 31, 1997 Compared to Three Months Ended December 31, 1996



     Net Sales



     Net sales for the three months ended December 31, 1997 were $32,080,000, an increase of $22,211,000 from the comparable prior period. The increase was primarily due to the acquisition of the Nordic Group on March 5, 1997, of Bioclear and Lanco on June 27, 1997, of MEVA on September 12, 1997 and of Hycor on September 30, 1997. In addition, internal growth accounted for $1,892,000 of the increase, which represented an internal growth rate of 19.2%, primarily due to expansion in overseas markets and to the greater levels of resources provided by the Company to the business subsequent to the acquisitions. The Company measures internal growth by comparing each subsidiary's net sales from the months subsequent to their respective acquisition dates during the prior year to those same months in the current year.



     Gross Profit



     Gross profit for the three months ended December 31, 1997 was $12,094,000, an increase of $8,139,000 from the comparable prior period. The increase was primarily due to the aforementioned acquisitions and internal growth. Gross margin was 37.7% for 1997 as compared to 40.1% for 1996. Gross margins have been impacted by the March 1997 acquisition of the Nordic Group, which historically experiences lower margins as compared to other Waterlink companies, as well as the finalization of certain lower margin contracts in Germany.



     Selling, General and Administrative Expenses



     Selling, general and administrative expenses for the three months ended December 31, 1997 were $8,069,000, an increase of $4,830,000 from the comparable prior period. The increase was primarily due to the aforementioned acquisitions. Selling, general and administrative expenses as a percentage of net sales were 25.2% as compared to 32.8% for the comparable prior period. This decrease primarily reflects the spreading of selling, general and administrative expenses over a larger revenue base.



     Amortization



     Amortization expense for the three months ended December 31, 1997 was $432,000, an increase of $290,000 from the comparable prior period. The increase was primarily due to the increased goodwill resulting from the aforementioned acquisitions.



     Interest Expense



     Interest expense for the three months ended December 31, 1997 was $289,000, an increase of $29,000 from the comparable prior period.



     Income Taxes



     The effective income tax rate of 39.5% for the three months ended December 31, 1997 is in excess of the United States federal statutory rate of 34% due to primarily to non-deductible goodwill amortization related to certain acquisitions made by the Company as well as state and local income taxes.


Year Ended September 30, 1997 Compared to Year Ended September 30, 1996

     Net Sales

     Net sales for the year ended September 30, 1997 were $64,699,000, an increase of $44,898,000 from the prior year. The increase was primarily due to the acquisition of Mass Transfer on January 31, 1996, Aero-Mod on April 26, 1996, Waterlink Technologies, Inc. on September 30, 1996, the Nordic Group on March 5, 1997, Bioclear and Lanco on June 27, 1997 and MEVA on September 12, 1997. In addition, internal growth accounted for $6,830,000 of the increase, which represented an internal growth rate of 34.5%, primarily due to expansion in overseas markets and to the greater levels of resources provided by the Company to the businesses subsequent to the acquisitions. The Company measures internal growth by comparing each subsidiary's net sales from the months subsequent to their respective acquisition dates during the prior year to those same months in the current year.

     Gross Profit

     Gross profit for the year ended September 30, 1997 was $24,309,000, an increase of $15,741,000 from the prior year. The increase was primarily due to the aforementioned acquisitions and internal growth. Gross margin was 37.6% for 1997 as compared to 43.3% for 1996. Gross margins have been impacted by the March 1997 acquisition of the Nordic Group which historically experiences lower margins as compared to other Waterlink companies, as well as by a large, lower-margin, design/build project in Germany that is near completion at the end of the fiscal year.

     Selling, General and Administrative Expenses

     Selling, general and administrative expenses for the year ended September 30, 1997 were $18,683,000, an increase of $11,654,000 from the prior year. The increase was primarily due to the aforementioned acquisitions. Selling, general and administrative expenses as a percentage of net sales was 28.9% for 1997 as compared to 35.5% for 1996. This decrease primarily reflects the spreading of selling, general and administrative expenses over a larger revenue base.

     Special Management Compensation

     Special management compensation of $2,630,000 for the year ended September 30, 1997 resulted primarily from the issuance, concurrent with the IPO, of a ten year option to purchase 100,000 shares of common stock at a price of $0.10 per share to an officer of the Company pursuant to terms of an employment agreement. Of this amount, approximately $1,138,000 is non-cash and the remainder represents cash obligations related principally to the reimbursement of income taxes resulting from the stock option issuance.

     Amortization

     Amortization expense for the year ended September 30, 1997 was $751,000, an increase of $444,000 from the prior year. The increase was primarily due to the goodwill resulting from the aforementioned acquisitions.

     Interest Expense

     Interest expense for the year ended September 30, 1997 was $1,281,000, an increase of $404,000 from the prior year. This increase was primarily related to increased borrowings required to finance the aforementioned acquisitions.

     Extraordinary Item

     During the year ended September 30, 1997, the Company recorded an extraordinary charge of $385,000, net of taxes of $257,000, related to the write-off of unamortized debt issuance costs associated with certain indebtedness retired with the net proceeds from, and discounts associated with a note purchase agreement terminated in connection with, the IPO.

Year Ended September 30, 1996 Compared to Fiscal Period Ended September 30, 1995

     Net Sales

     Net sales for 1996 were $19,801,000, an increase of $17,117,000 from the prior period. Substantially all of the increase was attributable to the timing of the acquisition of Great Lakes in fiscal 1995 and, Mass Transfer and Aero-Mod in fiscal 1996.

     Gross Profit

     Gross profit for 1996 was $8,568,000, an increase of $7,741,000 from the prior period. The increase was primarily due to the timing of the aforementioned acquisitions. Gross margin was 43.3% for 1996 as compared to 30.8% in 1995. Sanborn Technologies, which comprised the majority of 1995 net sales, has historically experienced a lower gross margin that the Company's other operating subsidiaries owned during 1996.

     Selling, General and Administrative Expenses

     Selling, general and administrative expenses for 1996 were $7,029,000, an increase of $5,851,000 from the prior period. The increase was primarily due to the timing of the aforementioned acquisitions. Selling, general and administrative expenses as a percentage of net sales was 35.5% for 1996 as compared to 43.9% for 1995. This decrease primarily reflects the spreading of selling, general and administrative expenses over a larger revenue base.

     Amortization

     Amortization expense for 1996 was $307,000, an increase of $292,000 from the prior period. The increase was primarily due to the goodwill resulting from the aforementioned acquisitions.

     Interest Expense

     Interest expense for 1996 was $877,000, an increase of $733,000 from the prior period. This increase primarily related to increased borrowings required to consummate the aforementioned acquisitions and fund working capital expansion.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company's primary sources of liquidity have been
(i) borrowings available under its Credit Facility (as defined below) and prior credit facilities, (ii) net proceeds from the sale of the Company's common and preferred stock, and (iii) issuance of common stock and seller financing incurred in connection with the Company's completed acquisitions. Historically, the Company's primary uses of capital have been the funding of its acquisition program and working capital expansion. The Company does not currently anticipate making significant capital investments in plant and equipment due to its focus on partnering with vendors which manufacture most of the components used in the Company's systems and equipment.

     For the year ended September 30, 1997, net cash used by operating activities was $6,708,000, purchases of equipment totaled $1,072,000 and cash outlays for the purchases of businesses, net of cash acquired, totaled $42,597,000. These cash outlays, financed primarily by long-term borrowings and the IPO, reflect the Company's continued acquisition program and expansion of existing operations.


     For the three months ended December 31, 1997, net cash used by operating activities was $424,000, purchases of equipment totaled $517,000 and purchases of businesses, net of cash acquired, totaled $1,274,000. These cash outlays, financed primarily by long-term borrowings, reflect additional payments made during the quarter related to acquisitions, expansions of working capital requirements and purchases of equipment for existing operations.


     In June 1997, the Company recorded a special management compensation charge of $2,630,000 resulted primarily from the issuance, concurrent with the IPO, of a ten year option to purchase 100,000 shares of common stock at a price of $0.10 per share to an officer of the Company pursuant to terms of an employment agreement. Of this amount, approximately $1,138,000 is non-cash and the remainder represents cash obligations related principally to the reimbursement of income taxes resulting from the stock option issuance.

     The net proceeds from the IPO were used primarily to pay the cash portion of the purchase prices of Bioclear, Lanco and MEVA, and for the repayment of outstanding indebtedness and for general working capital purposes. Such applications enabled the Company to reduce its leverage and will enable it to expand its product offerings, which together are anticipated to improve its financial flexibility and enhance the implementation of its strategic plan.

     The Company intends to continue pursuing attractive acquisition opportunities. The timing, size or success of any acquisition effort and the associated potential capital commitments are unpredictable. The Company believes that through the end of fiscal 1998, (i) future cash flow from operations, (ii) borrowings under its Credit Facility and (iii) issuances of Common Stock and seller financing incurred in connection with future acquisitions will be sufficient to fund its working capital needs, additional acquisitions and additional contingent consideration related to acquisitions.

Acquisitions


     As part of its strategic plan, the Company has implemented an acquisition program, which has significantly impacted liquidity and capital resources. As of December 31, 1997, the Company has made ten acquisitions consisting of seventeen operating companies for an aggregate consideration of $81,837,000, comprised of $59,026,000 of cash, $7,468,000 of Common Stock, and $15,343,000 of seller financing and
assumed debt, including convertible debt. Of the $15,343,000 of seller financing and assumed debt, $6,160,000 was outstanding at December 31, 1997.



     The Company may be required to make additional purchase consideration payments of up to $6,545,000, contingent upon the achievement of certain operating results through fiscal 2000. The payments that may be required in fiscal 1998, 1999 and 2000 are $4,100,000, $1,713,000 and $732,000,
respectively. In connection with two of the Company's acquisitions, the Company also may be required to make other additional purchase consideration payments in the form of cash and Common Stock, in an amount equal to a fixed percentage of the excess of certain specified annual earnings targets through fiscal 2000. Since such additional purchase consideration payments, if any, are based on a fixed percentage of such excess amount, there is no maximum amount for such payments. Any such additional purchase consideration payments will be treated as additional goodwill for accounting purposes.


Credit Availability

     On February 19, 1997, the Company entered into a credit facility with Bank of America National Trust & Savings Association. This credit facility provided the Company with a revolving line of credit of up to $8,000,000 and a term loan of $11,000,000. The term loan was used to acquire the Nordic Group and to refinance certain indebtedness in connection with the acquisition.

     In connection with this credit facility, two of the overseas subsidiaries of the Company had separate facilities of $2,200,000 and $3,800,000, respectively, for borrowings in local currencies. Each separate facility is guaranteed by the Company, with outstanding amounts that bear interest based on a designated London interbank offering rate plus a spread of 250 basis points.

     As additional consideration for this credit facility, the Company granted the bank, pursuant to a certain warrant agreement dated February 19, 1997, a warrant, expiring in 2002, to purchase 225,000 shares of Common Stock at a purchase price of $4.50 per share.

     On June 27, 1997, concurrent with the closing of the IPO, the Company terminated this credit facility and entered into a new $40,000,000 three year, secured, domestic, revolving credit facility with Bank of America National Trust & Savings Association as agent. In connection with the domestic revolving credit facility, the separate facilities of the two overseas subsidiaries were amended to change availability to $4,000,000 and $3,000,000, respectively. The $40,000,000 domestic revolving credit facility and the $7,000,000 overseas facilities (the "Credit Facility") will be utilized to fund operating activities of the Company as well as future acquisitions.


     Loans under the Credit Facility bear interest at a designated variable base rate plus spreads ranging from 0 to 25 basis points depending on the ratio of total consolidated indebtedness to the Company's earnings before interest, taxes, depreciation and amortization. At the Company's option, the domestic revolving credit facility bears interest based on a designated London interbank offering rate plus spreads ranging from 100 to 200 basis points.


     The Credit Facility restricts or prohibits the Company from many actions, including paying dividends and incurring or assuming other indebtedness or liens. The Company's obligations under the Credit Facility are secured by liens on substantially all of the Company's domestic assets, including equipment, inventory, accounts receivable and general intangibles and pledge of most of the stock of the Company's subsidiaries. The Company has guaranteed the payment by its two overseas subsidiaries of their obligations under the overseas facilities. The two overseas subsidiaries have given a negative pledge of their assets in connection with the overseas facilities.


     In September 1997 the Company entered into a $3,000,000 credit facility ("Canadian Line of Credit") with Royal Bank of Canada, a participant in the Credit Facility, to fund Canadian working capital requirements including bankers acceptances and letters of credit. Interest rates are negotiated on an individual borrowing basis and are related to the Royal Bank of Canada's prime rate. Borrowings are payable upon demand and are guaranteed by Bioclear.

     At December 31, 1997, approximately $31,193,000 was available for future borrowings under the Credit Facility and the Canadian Line of Credit.


     In March 1997, the Company entered into a note purchase agreement pursuant to which the Company could issue, and several purchasers had committed to purchase, five year subordinated notes in the principal amount of up to $10,000,000. The notes were not drawn on by the Company and upon the consummation of the IPO the note purchase agreement was terminated in accordance with its terms. In consideration of entering into the note purchase agreement, parties agreeing to be purchasers of the notes received 125,000 warrants to purchase shares of Common Stock at a purchase price of $4.50 per share.


     Like many companies, the Company is currently in the process of assessing its computer software, databases and related equipment and operations to determine whether or not modifications will be required to prevent problems related to the year 2000. These problems, which have been widely reported in the media, could cause malfunctions in certain computer related applications with respect to dates on or after January 1, 2000, unless corrected. In addition to commencing an assessment of its internal software, databases, equipment and operations, the Company has also commenced inquiry of its outside suppliers and, to the extent feasible, customers, to enable a complete evaluation of the potential impact on the Company. Although preliminary results of its internal assessment have led management to believe that the financial impact of correcting its year 2000 issues would not be material to the Company's financial position or results of operations in any given year, at this time the assessment is not complete and until it is, the Company cannot determine the ultimate impact on it of this issue.


IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS


     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which changes the way public companies report segment information in annual financial statements. The statement also requires public companies to report selected segment information in interim financial reports to shareholders. The statement is effective for the Company in fiscal 1999 and restatement of comparative information for earlier years is required in the initial year of adoption. Management does not expect the adoption of SFAS No. 131 to have a material impact on the Company's financial statement disclosures.

                                    BUSINESS

GENERAL

     The Company is an international provider of integrated water purification and wastewater treatment solutions, principally to industrial and municipal customers. The Company believes its expertise is in the analysis of a customer's water purification and wastewater treatment requirements and the customized application of the Company's systems, equipment and services to provide cost effective solutions. Since its formation in December 1994, the Company has grown significantly by completing ten acquisitions consisting of seventeen operating companies. As a result of its acquisition program and internal development, the Company has increased its ability to provide integrated water purification and wastewater treatment solutions and has expanded its geographic presence.

     The Company has developed a strategic plan to:

        - Provide a full range of systems, equipment and services, whether independently or as part of a fully engineered water purification or wastewater treatment solution

        -  Pursue growth through acquisitions that:

          --  increase its geographic diversity

          -- add complementary technologies, products and services

          --  broaden its customer base and industries served

          -- provide strategic, synergistic and corporate cultural fit

        - Integrate its operations and marketing strategies in order to maximize internal growth and increase profitability

        - Strengthen market share for its design/build operations outside the United States

     Primarily due to its acquisition program, the Company's pro forma net sales for fiscal 1997 totaled $111 million. In addition, the Company has begun to realize significant improvement in internal growth rates due to the opportunities to cross-sell systems, equipment and services and as a result of the increased financial, managerial and other resources provided by the Company to its acquired businesses. For example, subsidiaries selling wastewater treatment systems now have the ability to offer both aeration and mixing systems and subsidiaries selling water treatment systems can now offer wastewater treatment systems for the same projects. Additionally, the Company's design/build capabilities allow it to design systems that utilize a broad array of the Company's products and provide opportunities for its contract operation services. The Company also experiences cross-selling opportunities from a geographic and customer standpoint. For example, the Company believes that it should benefit from the acquisition of the Nordic Group both from the Nordic Group's ability to introduce the Company's existing systems, equipment and services into the European market and from the Company's ability to introduce the Nordic Group's systems, equipment and services into the Company's existing markets. Pro forma net sales of the businesses acquired by the Company to date grew 18.9% during fiscal 1997 compared to the prior year.

ACQUISITION STRATEGY

     In order to achieve its objective of becoming a leading international provider of integrated water purification and wastewater treatment solutions, the Company has pursued an aggressive acquisition-based growth program. In connection with this program, the Company targets acquisitions that will expand the Company's market share, broaden its customer and geographic base, provide the Company with new products, technologies and services (including those which generate recurring revenues), and enhance the Company's design/build capabilities. The Company seeks well-managed, established companies that provide a strategic fit, synergies with existing businesses and the potential for accelerated revenue and earnings growth. Assuming that a potential acquisition is complementary to, and synergistic with, the operation of the Company's existing subsidiaries, the candidate company is evaluated for cultural fit, which the Company considers to be critically important. The Company believes that its future success depends substantially upon collaboration and teamwork among its operating companies and therefore upon common operating philosophies.

     The Company believes that it is an attractive partner to potential acquirees because the Company can facilitate their continued growth through enhanced availability of working capital, surety credit, and borrowing capacity, as well as through introduction to new customers and markets. The Company also offers smaller acquisition candidates the ability to remain competitive by becoming part of a larger, more diversified organization. As customers frequently seek integrated water treatment solutions, companies with one or a few product lines are increasingly excluded from projects because they do not have the capability of meeting customers' requirements either from a product or financial standpoint. The Company offers acquisition candidates access to a developed international distribution system and significant management experience. Additionally, the Company's operating subsidiaries have cross-selling opportunities which enable them to be considerably more competitive, thereby increasing sales potential significantly. Finally, and of utmost importance to some candidates, it is the Company's philosophy generally to maintain an acquired company's culture and retain its management through appropriate incentives. The Company's decentralized operating strategy offers an environment in which initiative and entrepreneurial spirit can thrive.

     The Company believes that there is a substantial number of attractive acquisition candidates in the United States and abroad due to the highly fragmented nature of the overall industry. These candidates include water purification equipment and wastewater equipment manufacturers, design/build companies, point-of-use/point-of-entry equipment providers, contract operations companies, specialty chemical solution providers, small unit replacement part companies, and regional service companies.

     As consideration for future acquisitions the Company intends to continue to use various combinations of its Common Stock, cash and notes. In connection with such acquisitions, the Company intends generally to seek to obtain the agreement of the persons acquiring Common Stock not to offer, sell, contract to sell or otherwise dispose of such Common Stock for a period of up to two years from the date of acquisition. The consideration for each future acquisition will vary on a case-by-case basis depending on the financial interests of the Company and the historic operating results and future prospects of the business to be acquired. The Company will finance future acquisitions through funds provided by operations and by the Credit Facility and from the proceeds of future equity and debt financing.

SYSTEMS, EQUIPMENT AND SERVICES

     The Company provides integrated water purification and wastewater treatment solutions, principally to its industrial customers for treatment of process water and wastewater and to its municipal customers for treatment of drinking water and wastewater. To this end, the Company provides a broad range of systems and equipment as well as design/build and operating capabilities.

     Systems and Equipment. The Company designs and engineers solutions for the water purification and wastewater treatment industry. The Company believes its expertise is in the analysis of a customer's water purification and wastewater treatment requirements and the application of the Company's systems, equipment and services to provide cost effective solutions. The Company's equipment can be provided to a customer either as a separate component or as part of a customized, fully engineered water purification or wastewater treatment system or subsystem. The Company generally does not make significant capital investments in plant and equipment, focusing instead on partnering with vendors which manufacture the components used in the Company's systems and equipment. The Company completes the final assembly of its systems and tests its systems prior to final delivery to the customer in order to maintain quality control. The Company manufactures equipment when its manufacturing process is determined to add a significant value to the final product.

     Design/Build Services. The Company's design/build services include prescribing water purification and wastewater treatment solutions, designing and engineering necessary facilities, arranging for construction when required and installing necessary equipment. The Company's strategy is to expand its presence in the design/build segment of the water purification and wastewater treatment industry, particularly in the small and medium sized municipal markets outside the United States. During the past five years, the Company has completed more than 50 design/build projects.

     The Company anticipates that it will expand its activities in this area due to the trend toward outsourcing in the industry. The Company uses many of its own products in its design/build operations as well as products manufactured by others where appropriate.

     Contract Operations. The Company operates water purification and wastewater treatment facilities for municipal customers under contract for varying time periods. The Company currently operates three small municipal wastewater treatment facilities in the United States and one in Chile. The Company's strategy is to leverage its design/build services to offer its contract operations capability as part of a total solution. The Company is becoming more involved in the operation and remote monitoring of water purification and wastewater treatment facilities for both its industrial and municipal customers.

     Replacement Parts, Repairs and Consumables. The Company manufactures and sells replacement parts and consumables, such as membranes, ion exchange resin and filter cartridges, manufactured both by the Company and other suppliers. This equipment is required to support water treatment systems. In addition, the Company performs maintenance and repair services on equipment manufactured by both the Company and others.

     The following table sets forth the Company's significant systems, equipment and services, identifying both the customer base and the type of treatment serviced. The Company is committed to expanding its range of systems, equipment and services and increasing its sales throughout its available markets. Management believes that companies with broad product and service offerings and wide distribution capabilities will be able to capitalize on the major trends that are affecting the water purification and wastewater treatment industry.

                                                               INDUSTRIAL             MUNICIPAL
                                                                 MARKET                MARKET
                                                           -------------------   -------------------
                                                           PROCESS     WASTE     DRINKING    WASTE
             SYSTEMS, EQUIPMENT AND SERVICES                WATER      WATER      WATER      WATER
             -------------------------------               --------   --------   --------   --------
Aeration systems.........................................                 X                     X
  Jet aeration
  Submerged mechanical mixers
Clarifiers...............................................      X          X          X          X
  ClarAtor(R)/Split ClarAtor(TM)
  Inclined parallel plate
Contract operations......................................                 X          X          X
Cutting fluid recovery systems...........................      X
Design/build.............................................      X          X          X          X
Dewatering systems -- biosolids..........................      X          X          X          X
  Decanting centrifuges
  DRAIMAD(TM) dewatering-bag systems
  MONOBELT(TM) filter presses
  Plate and frame filter presses
Filters..................................................      X          X          X          X
  Cartridge-replacement filters
  Continuous recirculating sand
  Rotary vacuum pre-coat
  Tertiary polishing
Ion exchange media.......................................      X                     X
  Media recharge
  Systems
Membrane separation systems..............................      X          X          X          X
  Desalination
  Reverse osmosis
Nutrient removal systems.................................                 X                     X
  Deni process
  Oxy process
  SEQUOX(TM) process
Oil/water separators.....................................      X
Sequential batch reactors (SBRs).........................                 X                     X
Screens..................................................      X          X          X          X
Sludge scrapers and skimmers.............................      X          X          X          X

OPERATING STRATEGY

     The Company has adopted a decentralized approach to the operational management of its subsidiaries. While functions such as financial reporting, treasury, communications and risk management are centralized in the Company's corporate headquarters, local management is primarily responsible for the day-to-day operation of its business. The Company also provides its subsidiaries with financial resources, management expertise, customer and market access which would be unavailable to each subsidiary individually. With respect to acquisitions already completed, the Company has begun to realize significant improvement in internal growth rates due to the availability of capital and bonding capacity, and the opportunities to "cross-sell" products. As customers increasingly seek integrated solutions, the ability of each of the Company's subsidiaries to offer complementary equipment and services of other subsidiaries increases the competitiveness of each company. For example, subsidiaries selling wastewater treatment systems now have the ability to offer both aeration and mixing systems and subsidiaries selling water treatment systems can now offer wastewater treatment systems for the same projects. Additionally, the Company's design/build capabilities allow it to design systems that utilize a broad array of the Company's products and provide opportunities for its contract operation services. The Company also experiences cross-selling opportunities from a geographic and customer standpoint. For example, the Company believes that it should benefit from the acquisition of the Nordic Group both from the Nordic Group's ability to introduce the Company's existing systems, equipment and services into the European market and from the Company's ability to introduce the Nordic Group's systems, equipment and services into the Company's existing markets.

     A representative from each subsidiary, along with the Company's executive officers and other key employees, form the Company's operating committee, which meets on a frequent basis to facilitate the interchange of information and enhance cross-selling opportunities. As the Company's capabilities have grown, acquired subsidiaries within the Company have enjoyed growth opportunities far beyond those that exist for stand-alone companies concentrated in only one area of the industry.

SALES AND DISTRIBUTION

     The Company sells its systems, equipment and services primarily through approximately 60 direct sales personnel and approximately 250 independent sales organizations. To a lesser extent, the Company sells through water treatment distributors which take title to equipment for resale to the end-user. The Company seeks to have a single sales organization within a particular market in order to foster a close relationship with its sales representatives and present a cohesive image to the marketplace. The independent sales representatives typically will identify sales opportunities, and then work together as a team with the Company's direct sales force, which has greater technical and product knowledge, to complete the sale and service the customer. The Company's direct sales force generally plays a more primary role in sales of the Company's design/build solutions. The Company also sells through licensees, principally in the Asia-Pacific region as well as in Europe.

CUSTOMERS

     The Company markets its products and services to two primary categories of customers; industrial users which require water for their manufacturing processes and treat their wastewater, and municipal customers which produce drinking water and treat wastewater. The Company has a diverse customer base, with no customer representing 10% or more of the Company's fiscal 1997 pro forma net sales.

     The Company's industrial customers include many "Fortune 500" companies and their counterparts outside of the United States. Industries served include the pharmaceutical, electronic and microelectronic, pulp and paper, chemical, petrochemical, food, beverage, automotive and other heavy manufacturing industries. In fiscal 1997 approximately 55% of the Company's pro forma net sales were derived from industrial sales.

     The municipal market is highly competitive. Municipal markets in the United States, Canada and Europe are more regulatory driven than municipal markets in other regions. The Company utilizes specialized distribution channels to service the municipal market and is skilled at participating in the municipal bidding process. The Company focuses its efforts on smaller municipal projects which the Company believes its product lines are best suited to serve. The Company believes that the municipal business is important to its overall success by virtue of its large market size. In fiscal 1997 approximately 45% of the Company's pro forma net sales were derived from municipal sales.

BACKLOG


     The Company had a backlog, consisting of written purchase orders received by the Company of $25.8 million as of December 31, 1997 as compared to $10.4 million as of December 31, 1996. The Company expects that virtually all of the backlog at the beginning of a fiscal year will be filled during that year. Backlog, and therefore sales, may vary from quarter to quarter as a result of large projects being booked during any quarter and varying project delivery schedules. In addition, the orders have varying delivery schedules and the Company's backlog as of any particular date may not be representative of actual net sales for any succeeding period.


PROCESS AND PRODUCT WARRANTY AND PERFORMANCE GUARANTEES

     Consistent with market practices, the Company generally offers a warranty on finished products for one year or in some cases 18 months from sale and 12 months from installation. The costs associated with warranty expense have not been material. In connection with providing certain products and design/build services to its customers, the Company is sometimes required to guarantee that the products or services will attain specified levels of quality or performance, based on a defined set of parameters. Should a product fail to perform according to a warranty, or should a project fail to attain the guaranteed level of quality, and should the Company be unable to effect a satisfactory replacement or cure within the prescribed period of time, the Company could incur financial penalties in the form of liquidated damages or could be required to remove and replace the equipment or repeat the service in order to meet the specifications. To date, the Company has not incurred any material payment or other obligations pursuant to such performance guarantees.

RAW MATERIAL AND SUPPLIES

     The raw materials and components used in the Company's products are commonly available commodities such as stainless steel, carbon steel, plastic, tubing, wiring, electrical components, pumps, valves, compressors, pressure vessels, oleophilic media, reverse osmosis membranes and sand. The Company's systems are fabricated from these materials and assembled together with products bought from other companies to form an integrated system. The Company is not dependent upon any single supplier, and if any supplier were to become unable to perform, the Company believes a substitute source could readily be found. The Company has generally been able to pass on price increases for raw materials and components to its customers. The Company is not a party to any material long-term fixed price supply contracts.

GOVERNMENT REGULATION

     Federal, state, local and foreign environmental laws and regulations necessitate substantial expenditures and compliance with water quality standards by generators of wastewater and wastewater by-products and impose liabilities on such entities for noncompliance. Environmental laws and regulations and their enforcement are, and will continue to be, a significant factor affecting the marketability of the solutions, systems and equipment provided by the Company.

     Many of the countries in which the Company operates or in which its customers are located, including the United States, Canada and countries in Europe, Latin America, and the Asia-Pacific region, have adopted requirements that govern water quality, wastewater treatment, and wastewater by-products and the solutions, systems and equipment provided by the Company. These requirements and their enforcement vary by country, but in general establish water quality use and disposal standards, set wastewater effluent discharge limits, and prescribe standards for the protection of human health and safety and the environment. In each such country, the Company monitors the status and impact of local environmental regulation and enforcement as it relates to the marketability of the solutions, systems and equipment provided by the Company.

     Any changes in applicable environmental standards and requirements or their enforcement may affect the operations of the Company by imposing additional regulatory compliance costs on the Company's customers, requiring the modification of and/or affecting the market for the Company's solutions, systems and equipment. To the extent that demand for the Company's solutions, systems and equipment is created by the need to comply with such enhanced standards and requirements or their enforcement, any modification of the standards and requirements or their enforcement may reduce demand, thereby adversely affecting the Company's business prospects. Conversely, changes in applicable environmental laws imposing additional regulatory compliance standards and requirements or causing stricter enforcement of these laws or regulations could increase the demand for the Company's systems, equipment and services.

COMPETITION

     Despite an accelerating trend toward consolidation, the water purification and wastewater treatment industry remains fragmented and highly competitive due to the large number of competitors within each product area. The Company has a significant number of competitors, including a number of integrated suppliers and equipment manufacturers, some of which are larger and have greater resources than the Company. The Company believes that success in this market is based on the ability to offer appropriate technology, influence specifications, have strong distribution, maintain respect within the consulting and engineering community, finance and bond projects awarded, provide timely delivery, and maintain a reputation for service and parts support after the sale. Additionally, in the municipal arena, the ability to meet bid specifications and pricing are often primary considerations. The Company believes that its technologies and cost structures as well as its strong local presence in international markets enable it to compete effectively against these companies. The Company's primary competitors include United States Filter Corporation, Parkson Corporation, Alpha Laval and Humbolt KHD.

PATENTS, TRADEMARKS AND LICENSES

     The Company currently owns a number of United States and foreign patents, and registrations for United States service marks and trademarks. While each is of value, the Company generally does not consider any of them to be material to its business, although, as the Company has grown and its presence has been extended, its Waterlink(SM) mark has become more widely known and the goodwill associated with it has increased.

EMPLOYEES


     At January 31, 1998, the Company and its subsidiaries had approximately 400 employees at its various locations. None of the Company's employees in the United States are covered under collective bargaining agreements. The Company's hourly employees in Europe are covered by collective bargaining agreements. Management believes that the Company's relationship with its employees is good.


PROPERTIES


     The Company leases its corporate offices, consisting of approximately 6,000 square feet located in Canton, Ohio pursuant to a lease agreement dated July 9, 1996 and amended October 1, 1997. In addition, its subsidiaries lease facilities for office space and manufacturing in the United States in San Diego, California; Clearwater, Sarasota, and West Palm Beach, Florida; Addison and Lake Bluff, Illinois; Manhattan, Kansas; Medway, Massachusetts; and Grand Rapids, Michigan; and outside the United States in Holstebro, Denmark; Ludlow, England; Vanda, Finland; Neuss-Grimlinghausen, Germany; and Frolunda, Kungsbacka, Mariestad, Nynashamn and Vastra, Sweden; and own facilities for office space and manufacturing in Fall River, Massachusetts; Winnipeg, Manitoba, Canada; and Fjaras, Sweden. The expiration dates for these leases range from March 31, 1998 to March 31, 2011.


     The Company believes that each of its facilities is in good condition and will continue to remain suitable for its current purpose. The Company may add improvements to the properties listed above. The Company anticipates using its properties for purposes consistent with their present use. In the event any of the facilities becomes unavailable upon termination of the existing lease, the Company believes it would be able to find a suitable alternative facility without resulting in any significant adverse impact to the Company or its operations. In the opinion of management of the Company, the properties described above are adequately covered by insurance.

LEGAL PROCEEDINGS

     The Company is, from time to time, a party to litigation arising in the normal course of its business, most of which involves claims for personal injury or property damage incurred in connection with its operations. The Company is not a party to any material litigation. Management believes none of the litigation will have a material adverse effect on the Company's financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The Company's current directors and executive officers are as follows (ages are as of January 31, 1998):



                          NAME                              AGE                 POSITION
                          ----                              ---                 --------
Theodore F. Savastano...................................    60    Director, Chairman of the Board
Chet S. Ross............................................    58    Director, President and Chief
                                                                  Executive Officer
Robert P. Pinkas........................................    44    Director
Michael J. Vantusko.....................................    41    Chief Financial Officer
L. Dean Hertert, Jr.....................................    51    Vice President
Dr. Hans F. Larsson.....................................    54    Vice President
Dr. Paul M. Sutton......................................    49    Director
Rollin S. Reiter........................................    69    Director
John R. Miller..........................................    60    Director


     Theodore F. Savastano is the founder of the Company and has been Chairman of the Board since its inception in December 1994. He served as Chief Executive Officer of Hunter Environmental Services, Inc., a multi-disciplined environmental company from August 1985 to January 1988 and as Chief Executive Officer and founder of Summit Environmental Group, Inc., a full-service environmental consulting engineering company from August 1988 to May 1994.

     Chet S. Ross joined the Company in June 1995 as President and Chief Executive Officer and was elected to the Board on August 1, 1995. Mr. Ross has over 30 years of experience in the water industry. Mr. Ross and others acquired the operations of Wallace and Tiernan Group, Inc., a water and wastewater disinfection and chemical treatment company in May 1989, and he served as Chairman, President and Chief Executive Officer of Wallace and Tiernan until it was sold in 1991 to North West Water Group, PLC, a privatized water utility company in the United Kingdom. He then was President and Chief Executive Officer of North West Water's North American operations from 1991 to 1994 and was a private consultant to North West Water from 1994 to 1995.

     Robert P. Pinkas, a Director since the inception of the Company, is Chairman of the Board, Chief Executive Officer, Treasurer and a director of Brantley Capital Corporation, a business development corporation, and Chairman of the Board, Chief Executive Officer, Treasurer and a manager of Brantley Capital Management, L.L.C., an investment adviser. Mr. Pinkas also serves as managing general partner of Brantley Venture Partners, a venture capital firm that makes investments through its various partnership funds. Mr. Pinkas founded and has been affiliated with the Brantley entities for more than the past five years. Additionally, Mr. Pinkas is a director of Quad Systems Corporation, Gliatech, Inc., Pediatric Services of America, Inc. and Medirisk, Inc.

     Michael J. Vantusko, a certified public accountant, joined the Company on January 1, 1997 as Chief Financial Officer. From October 1995 to December 1996, he served as Chief Financial Officer of Waxman Industries, Inc., a packager and distributor of plumbing, electrical and hardware products. From February 1994 to September 1995, Mr. Vantusko served as President, Chief Operating Officer, and Chief Financial Officer of Overdrive Systems, Inc., an emerging software developer of electronic books. From 1979 to 1994, he was employed by The Fairchild Corporation (formerly Banner Industries, Inc.) where he held several positions, including Chief Financial Officer of Fairchild's largest wholly-owned operating division from 1990 to 1994 and Vice President of Fairchild from 1986 to 1990.

     L. Dean Hertert, Jr. joined the Company as a Vice President in August 1996 and currently directs most of the Company's operations in the United States, Canada and Latin America. Mr. Hertert joined the Company from Capital Controls, Inc. where he was Vice President and General Manager from December 1988 to July 1996. Capital Controls Co., Inc. is a manufacturer of equipment and instruments for municipal water, industrial process water and wastewater treatment. Mr. Hertert has 20 years of business and multinational experience in the areas of marketing, sales and general management.

     Dr. Hans F. Larsson joined the Company as a Vice President upon completion of the acquisition in March 1997 of the Nordic Group. Dr. Larsson directs the Company's operations in Europe and serves as the Managing Director of Nordic Water Products AB, a wholly-owned subsidiary of the Company. Dr. Larsson has served as the Managing Director of the Nordic Group since 1987.

     Dr. Paul M. Sutton was elected to the Board on January 2, 1997. Since 1987, Dr. Sutton has served as President of P.M. Sutton & Associates, Inc., an environmental process engineering company providing services to private industry and government organizations.

     Rollin S. Reiter was elected to the Board on March 13, 1997. Mr. Reiter was Vice President of Sales and Marketing, Dairy, for Dean Foods Co., a grocery and food service company in Franklin Park, Illinois from 1990 through 1993, when he retired. Prior to that, Mr. Reiter was President of the Reiter Dairy Company in Akron, Ohio from 1968 through 1990.

     John R. Miller was elected to the Board on March 13, 1997. Since 1988, Mr. Miller has been President and Chief Executive Officer of TBN Holdings Inc., a resource recovery and recycling company. Mr. Miller has previously served as a director and Chairman of the Board of the Federal Reserve Bank of Cleveland and as President, Chief Operating Officer and a director of The Standard Oil Company. Mr. Miller serves on the Board of Directors of Eaton Corporation, a global manufacturer of highly engineered products which serve industrial, vehicle, construction, commercial and aerospace markets.

DIRECTORS


     Pursuant to the Company Certificate and the Company By-laws, the Board of the Company is divided into three classes with each director serving a three-year term (after the initial term). The directors of Class I (Messrs. Savastano and Miller) hold office until the first scheduled annual meeting of stockholders following the IPO, the directors of Class II (Messrs. Ross and Reiter) hold office until the second scheduled annual meeting of stockholders following the IPO and the directors of Class III (Messrs. Pinkas and Sutton) hold office until the third scheduled annual meeting of stockholders following the IPO. Stockholders will elect the directors of each Class for three-year terms at the appropriate succeeding annual meetings of stockholders. At the first scheduled annual meeting of the Company's stockholders following the IPO, held on January 15, 1998, Messrs. Savastano and Miller were elected to serve as directors of Class I for three-year terms, until the Company's annual meeting of stockholders to be held in 2001.


     The Board has established an Audit Committee consisting of Messrs. Sutton, Reiter and Miller, a Compensation Committee consisting of Messrs. Pinkas, Sutton, Reiter and Miller and a Nominating Committee consisting of Messrs. Pinkas, Sutton and Miller.

DIRECTOR REMUNERATION

     Directors who are employees of the Company receive no compensation, as such, for service as members of the Board or any committees of the Board.

     Directors who are not employees of the Company receive an annual retainer of $10,000, payable in equal quarterly installments. In addition, non-employee directors receive compensation of $750 for each meeting of the Board (in excess of the four regularly scheduled meetings) or any committee of the Board attended by them (other than with respect to any meetings of any committee on a day on which the Board also meets), and compensation of $250 for each additional telephonic meeting of the Board or any committee of the Board. All directors will be reimbursed for out of pocket expenses incurred in attending meetings of the Board or committees and for other expenses incurred in their capacity as directors.

     In addition, directors who are not employees of the Company receive for each year of service on the Board, options under the Company's 1997 Non-Employee Director Stock Option Plan (the "Director Plan"). The per share exercise price of options granted under the Director Plan is the fair market value of the

Common Stock on the date of grant. The exercise price of options granted under the Director Plan is payable in cash or in shares of Common Stock valued at fair market value at the time of exercise, or a combination of cash and shares; however, the Company may establish "cashless exercise" procedures, subject to applicable laws, rules and regulations, pursuant to which a director may exercise an option and arrange for a simultaneous sale of the underlying Common Stock, with the exercise price being paid from the proceeds of such sale. Options granted under the Director Plan will expire ten years after the date of grant, subject to earlier termination, and may be exercised as follows: 25% after one year from the date of grant, 50% after two years from the date of grant, 75% after three years from the date of grant and 100% after four years from the date of grant.

     Each non-employee director was granted an option to purchase 3,000 shares of Common Stock concurrently with the IPO. In addition, on May 23 of each year, the anniversary of the date the Director Plan became effective, each of the Company's then non-employee directors who have served as directors for at least six months shall automatically be granted an option to purchase 5,000 shares of Common Stock.

     The Director Plan is administered by the Compensation Committee. The principal terms of the option grants are set forth in the Director Plan. Therefore, the Compensation Committee has no discretion to select which directors receive options, the number of shares of Common Stock subject to options or the exercise price of options.

EXECUTIVE COMPENSATION

     The following table sets forth, for each of the years indicated, the compensation paid by the Company to the Company's Chief Executive Officer and all other executive officers of the Company as of September 30, 1997 who received annual compensation from or on behalf of the Company in excess of $100,000 (together, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                  LONG-TERM
                                              ANNUAL COMPENSATION            COMPENSATION AWARDS
                                            ------------------------   -------------------------------
                                                        OTHER ANNUAL   RESTRICTED STOCK    SECURITIES
  NAME AND PRINCIPAL                                    COMPENSATION        AWARDS         UNDERLYING       ALL OTHER
       POSITION         YEAR   SALARY ($)   BONUS ($)     ($) (1)            ($)          OPTIONS (#)    COMPENSATION ($)
  ------------------    ----   ----------   ---------   ------------   ----------------   -----------    ----------------
Theodore F.
  Savastano...........  1997    $234,013    $125,000     $1,055,277(2)       --             100,000         $1,658,750(3)
  Chairman of the       1996    $225,800       --        $    4,977          --             100,000           --
    Board of Directors  1995    $126,989       --           --               --              --               --
Chet S. Ross..........  1997    $234,013    $125,000     $      768          --             300,000         $      620(4)
  Chief Executive       1996    $225,800       --        $      262          --             220,000           --
    Officer and
    President           1995    $ 95,267(5)    --           --            --                180,000           --
Michael J. Vantusko...  1997    $123,500(6) $ 50,000        --               --             225,000         $      390(4)
  Chief Financial       1996      --           --           --               --              --               --
    Officer             1995      --           --           --               --              --               --
L. Dean Hertert,
  Jr..................  1997    $137,675    $ 25,000     $      288          --              90,000         $      365(4)
  Vice President        1996    $ 21,833(7)    --           --               --              25,000           --
                        1995      --           --           --               --              --               --
Dr. Hans F. Larsson...  1997    $ 64,489(8)    --           --               --              20,000           --
  Vice President        1996      --           --           --               --              --               --
                        1995      --           --           --               --              --               --


---------------

(1) Certain incidental personal benefits to executive officers of the Company may result from expenses incurred by the Company in the interest of attracting and retaining qualified personnel. These incidental personal benefits made available to the Named Executive Officers during 1997 are not described herein because the incremental cost to the Company of such benefits is below the SEC disclosure threshold.

(2) Includes $1,050,000 of gross-up payment for tax liabilities incurred by Mr. Savastano upon exercise of the non-qualified stock options described in footnote 3, below, which was paid to Mr. Savastano pursuant to his 1994 employment agreement with the Company.

(3) Compensation related to the exercise of 100,000 non-qualified stock options received by Mr. Savastano pursuant to the terms of his 1994 employment agreement with the Company, which were exercisable upon consummation of the IPO. Compensatory amount was determined by multiplying the number of options exercised by the difference between the market value at the date of exercise ($16.6875) and the exercise price of $.10 per share.

(4) Represents the Company's "match" payment relating to the Company's 401(k) Plan.

(5) Represents salary from June 1, 1995 (date of employment with the Company).

(6) Represents salary from January 1, 1997 (date of employment with the Company).

(7) Represents salary from August 1, 1996 (date of employment with the Company).

(8) Represents salary from March 5, 1997 (date of acquisition of the Nordic Group).

STOCK OPTION GRANTS

     The following table sets forth information regarding options to purchase Common Stock granted to the Named Executive Officers during fiscal 1997.

                  OPTION(1)/SAR(2) GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                                ---------------------------------------------------
                                              PERCENT OF                               POTENTIAL REALIZABLE
                                NUMBER OF       TOTAL                                        VALUE AT
                                SECURITIES     OPTIONS       EXERCISE                     ASSUMED ANNUAL
                                UNDERLYING    GRANTED TO        OR                        RATES OF STOCKS
                                 OPTIONS     EMPLOYEES IN   BASE PRICE   EXPIRATION     PRICE APPRECIATION
             NAME               GRANTED(#)   FISCAL YEAR      ($/SH)        DATE        FOR OPTION TERM (3)
             ----               ----------   ------------   ----------   ----------   -----------------------
                                                                                        5%($)        10%($)
                                                                                      ----------   ----------
Theodore F. Savastano.........   100,000          9.8%        $ 0.10       6/24/07    $1,781,784   $2,843,117
Chet S. Ross..................   300,000         29.3%        $11.00       5/23/07    $2,075,352   $5,259,350
Michael J. Vantusko...........    75,000          7.3%        $ 4.25        1/2/07    $  200,460   $  508,005
                                  50,000          4.9%        $ 4.25       6/24/97    $  133,640   $  338,670
                                 100,000          9.8%        $11.00       5/23/07    $  691,784   $1,753,117
L. Dean Hertert, Jr...........    15,000          1.5%        $ 4.25      12/16/06    $   40,092   $  101,601
                                  25,000          2.4%        $ 4.25       6/24/97    $   66,820   $  169,335
                                  50,000          4.9%        $11.00       5/23/07    $  345,892   $  876,558
Dr. Hans F. Larsson...........    20,000          2.0%        $11.00       6/24/07    $  138,357   $  350,623

---------------

(1) The per share exercise price of options granted under the Company's stock option plans is the fair market value of the Common Stock on the date of grant, with the exception of the 100,000 non-qualified stock options granted to Mr. Savastano described in footnote 3 of the Summary Compensation Table, above, which had an exercise price of $.10.

(2) There have been no stock appreciation rights ("SARs") granted by the Company to date.

(3) The potential realizable values represent future opportunity and have not been reduced to present value in 1997 dollars. The dollar amounts included in these columns are the result of calculations at assumed rates set by the Commission for illustration purposes. These rates are not intended to be a forecast of the Common Stock price and are not necessarily indicative of the values that may be realized by the Named Executive Officers. The potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the options.

STOCK OPTION AND SAR EXERCISES

     The following table sets forth certain information concerning exercises of stock options during 1997 by each of the Named Executive Officers and their stock options outstanding as of September 30, 1997.

             AGGREGATED OPTION/SAR EXERCISE IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES(1)

                                                                       NUMBER OF
                                                                      SECURITIES            VALUE OF
                                                                      UNDERLYING           UNEXERCISED
                                                                      UNEXERCISED         IN-THE-MONEY
                                                                   OPTIONS AT FISCAL    OPTIONS AT FISCAL
                                                                     YEAR-END (#)        YEAR-END ($)(2)
                                      SHARES                       -----------------    -----------------
                                   ACQUIRED ON        VALUE        EXERCISABLE (E)/     EXERCISABLE (E)/
             NAME                  EXERCISE (#)    REALIZED ($)    UNEXERCISABLE (U)    UNEXERCISABLE (U)
             ----                  ------------    ------------    -----------------    -----------------
Theodore F. Savastano..........      100,000        $1,658,750          100,000(E)         $1,435,000(E)
                                                                        --     (U)           --      (U)
Chet S. Ross...................      135,000        $1,758,375          220,000(E)         $3,245,000(E)
                                                                        300,000(U)         $2,325,000(U)
Michael J. Vantusko............       50,000           --                75,000(E)         $1,087,500(E)
                                                                        100,000(U)         $  775,000(U)
L. Dean Hertert, Jr............       25,000           --                40,000(E)         $  586,250(E)
                                                                         50,000(U)         $  387,500(U)
Dr. Hans F. Larsson............       --               --               --     (E)           --      (E)
                                                                         20,000(U)         $  155,000(U)

(1) There have been no SARs granted by the Company to date.

(2) Values are calculated for options "in-the-money" by subtracting the exercise price paid per share of the options from the per share New York Stock Exchange consolidated closing price of $18.75 of the Common Stock on September 30, 1997.

EMPLOYMENT AGREEMENTS

     The terms of the employment arrangements between the Company and the Named Executive Officers are described below.

     Mr. Savastano's employment agreement with the Company, which became effective as of May 23, 1997, provides for him to serve as Chairman of the Board of the Company for an initial term of three years, subject to automatic one year extensions upon each anniversary of the date of the employment agreement until mandatory retirement at age 65. The employment agreement provides for an initial annual base salary of $240,000. Mr. Savastano will be entitled to participate in an annual incentive bonus plan (the "Bonus Plan") that the Company has agreed, pursuant to Mr. Savastano's employment agreement, to establish. The Bonus Plan will entitle Mr. Savastano to earn, in each year during the term of the employment agreement, commencing with fiscal 1998, an amount ranging from 0% to 150% of his base salary, subject to achievement of certain performance goals to be established by the Board. In the event that Mr. Savastano's employment is terminated without cause (as defined in the employment agreement) or in the event he terminates his employment for good reason (as defined in the employment agreement), he will be entitled to receive (in a lump sum if such termination occurs within one year after a change of control (as defined in the employment agreement) of the Company) an amount equal to the present value of the product of (i) the sum of (x) the base salary in effect on the date of termination and
(y) the annual bonus compensation paid to Mr. Savastano with respect to the fiscal year in which Mr. Savastano's employment is terminated provided that such bonus is calculable as of such date, and if not so calculable, then the bonus, if any, paid to Mr. Savastano with respect to the fiscal year immediately preceding the year in which his employment is terminated (which for fiscal 1997 was deemed to be $240,000) and (ii) two; provided, however, that if any portion of such compensation would constitute an "excess parachute payment" under
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will pay to Mr. Savastano an additional amount to offset any taxes payable with respect to the excess parachute payment and the additional payment. The employment agreement also contains provisions which restrict Mr. Savastano from competing with the Company during the term of the agreement and for 24 months following termination thereof. In addition, on June 24, 1997 Mr. Savastano received options exercisable to purchase 100,000 shares of Common Stock at an exercise price of $.10 per share pursuant to his 1994 employment agreement. Such options became exercisable upon the consummation of the IPO on June 27, 1997, and were exercised on September 2, 1997. The Company is required to hold Mr. Savastano harmless from, and shall pay to Mr. Savastano, any taxes payable by Mr. Savastano as a result of the grant of the options. The amount of such taxes is approximately $1,117,000, of which $1,050,000 was paid during fiscal 1997.

     Mr. Ross's employment agreement with the Company, which became effective as of May 23, 1997, provides for Mr. Ross to serve as President and Chief Executive Officer of the Company for an initial term of three years, subject to automatic one year extensions upon each anniversary of the date of the employment agreement until mandatory retirement at age 65. The employment agreement provides for an initial annual base salary of $240,000. Pursuant to his employment agreement, Mr. Ross will be entitled to participate in the Bonus Plan, which will entitle him to earn, in each year during the term of his employment agreement, commencing with fiscal 1998, an amount ranging from 0% to 150% of his base salary, subject to achievement of certain performance goals to be established by the Board. In the event that Mr. Ross' employment is terminated without cause (as defined in the employment agreement) or in the event he terminates his employment for good reason (as defined in the employment agreement), Mr. Ross will be entitled to receive (in a lump sum if such termination occurs within one year after a change of control (as defined in the employment agreement) of the Company) an amount equal to the present value of the product of (i) the sum of (x) the base salary in effect on the date of termination and (y) the annual bonus compensation paid to Mr. Ross with respect to the fiscal year in which his employment is terminated, provided that such bonus is calculable as of such date, and if not so calculable, then the bonus, if any, paid to him with respect to the fiscal year immediately preceding the year in which his employment is terminated (which for fiscal 1997 was deemed to be $240,000) and (ii) two; provided, however, that if any portion of such compensation would constitute an "excess parachute payment" under Section 280G of the Code, the Company will pay to Mr. Ross an additional amount to offset any taxes payable with respect to the excess parachute payment and the additional payment. The employment agreement also contains provisions which restrict Mr. Ross from competing with the Company during the term of the agreement and for 24 months following termination thereof. Additionally, pursuant to his employment agreement, under the terms of the 1995 Stock Option Plan of the Company, Mr. Ross was granted a non-qualified option to purchase 300,000 shares of Common Stock at $11 per share, the initial offering price of the Common Stock sold in the IPO. The ability to exercise this option vests in four equal annual installments, commencing upon the first anniversary of the date of grant subject to acceleration in certain circumstances.

     Mr. Vantusko's employment agreement with the Company, which became effective as of May 23, 1997, provides for Mr. Vantusko to serve as Chief Financial Officer of the Company for an initial term of three years, subject to automatic one year extensions upon each annual anniversary of the date of the employment agreement, unless either party notifies the other of his or its intent not to extend the agreement not less than one year prior to the then scheduled expiration date. The employment agreement provides for an initial annual base salary of $150,000. Mr. Vantusko will be entitled to participate in the Bonus Plan, which will entitle him to earn, in each year during the term of his employment agreement, commencing with fiscal 1998, an amount ranging from 0% to 150% of his base salary, subject to achievement of certain performance goals to be established by the Board. In the event that Mr. Vantusko's employment is terminated without cause (as defined in the employment agreement) or in the event he terminates his employment for good reason (as defined in the employment agreement), Mr. Vantusko will be entitled to receive (in a lump sum if such termination occurs within one year after a change of control (as defined in the employment agreement) of the Company) an amount equal to the present value of the sum of (x) the base salary in effect on the date of termination and (y) the annual bonus compensation paid to Mr. Vantusko with respect to the fiscal year in which his employment is terminated, provided that such bonus is calculable as of such date, and if not so calculable, then the bonus, if any, paid to him with respect to the fiscal year immediately preceding the year in which his employment is terminated (which for fiscal 1997 was deemed to be $150,000). The employment agreement also contains provisions which restrict Mr. Vantusko from competing with the Company during the term of the agreement and for 12 months following termination thereof. Additionally, pursuant to his employment agreement, under the terms of the 1995 Stock Option Plan of the Company, Mr. Vantusko was granted a non-qualified option to purchase 100,000 shares of Common Stock at $11 per share, the initial offering price of the Common Stock sold in the IPO. The ability to exercise this option vests in four equal annual installments, commencing upon the first anniversary of the date of grant, subject to acceleration in certain circumstances.

     Mr. Hertert's employment agreement with the Company, which became effective as of May 23, 1997, provides for Mr. Hertert to serve as the Vice President of Operations of the Company for an initial term of three years, subject to automatic one year extensions upon each annual anniversary of the date of the employment agreement, unless either party notifies the other of his or its intent not to extend the agreement at least one year prior to the then scheduled expiration date. The employment agreement provides for an initial annual base salary of $140,000. Mr. Hertert will be entitled to participate in the Bonus Plan, which will entitle him to earn, in each year during the term of his employment agreement, commencing with fiscal 1998, an amount ranging from 0% to 150% of his base salary, subject to achievement of certain performance goals to be established by the Board. In the event that Mr. Hertert's employment is terminated without cause (as defined in the employment agreement) or in the event he terminates his employment for good reason (as defined in the employment agreement), Mr. Hertert will be entitled to receive (in a lump sum if such termination occurs within one year after a change of control (as defined in the employment agreement) of the Company) an amount equal to the present value of the product of (i) the sum of (x) the base salary in effect on the date of termination and (y) the annual bonus compensation paid to Mr. Hertert with respect to the fiscal year in which his employment is terminated, provided that such bonus is calculable as of such date, and if not so calculable, then the bonus, if any, paid to him with respect to the fiscal year immediately preceding the year in which his employment is terminated (which for fiscal 1997 was deemed to be $140,000) and (ii) one and one-half. The employment agreement also contains provisions which restrict Mr. Hertert from competing with the Company during the term of the agreement and for 12 months following termination thereof. Additionally, pursuant to his employment agreement, under the terms of the 1995 Stock Option Plan of the Company, Mr. Hertert was granted a non-qualified option to purchase 50,000 shares of Common Stock at $11 per share, the initial offering price of the Common Stock sold in the IPO. The ability to exercise this option vests in four equal annual installments, commencing upon the first anniversary of the date of grant, subject to acceleration in certain circumstances.


     Dr. Larsson's employment agreement with Nordic Water Products AB ("Nordic AB"), which became effective as of July 1, 1987, provides for Dr. Larsson to serve as Managing Director of Nordic AB, for an indefinite term. If Nordic AB terminates the employment agreement within 12 months after Nordic AB changes ownership, Nordic AB must provide Dr. Larsson at least 18 months notice of its intent to terminate the agreement. The employment agreement provided for an initial annual base salary of 336,000 Swedish krona (approximately $43,693). Dr. Larsson's current base salary is $110,000. The employment agreement contains provisions which restrict Dr. Larsson from competing with Nordic AB, without Nordic AB's consent, during the term of the agreement.


BENEFIT PLANS

The Company's Omnibus Incentive Plan

     General Information. The Company's Omnibus Incentive Plan (the "Omnibus Plan") provides for compensatory equity based awards (each an "Award"). There are reserved for issuance pursuant to, or by reason of, stock awards and stock-based awards an aggregate number of shares of Common Stock equal to the lesser of (x) the greater of (i) 1,750,000 shares or (ii) 12.5% of the number of shares of Common Stock outstanding, from time to time, (calculated on a fully diluted basis (including the maximum number of shares that may be issued, or subject to awards, under the Omnibus Plan and the Stock Option Plan (as defined below) (collectively, the "Employee Stock Plans"))); in either case (i) or (ii) above less the number of shares that are issued under the Employee Stock Plans after the effective date of the Omnibus Plan or are subject to outstanding awards under the Employee Stock Plans plus the number of any shares surrendered to the Company in payment of the exercise price of options issued under either of the Employee Stock Plans or (y) 5,000,000 shares of Common Stock. The foregoing amount is referred to herein as the "Employee Stock Plan Share Amount." Awards may be granted for no consideration and consist of stock options, stock awards, SARs, dividend equivalents, other stock based awards (such as phantom stock) and performance awards consisting of any combination of the foregoing. The Omnibus Plan is designed to provide an incentive to the officers and certain other key employees of the Company by making available to them an opportunity to acquire a proprietary interest or to increase their proprietary interest in the Company. Any Award issued under the Omnibus Plan which is forfeited, expires or terminates prior to vesting or exercise will again be available for Award under the Omnibus Plan. No participant may receive stock or stock-based awards to acquire more than 500,000 shares in any one year.

     The Compensation Committee administers the Omnibus Plan and has the full power and authority, subject to the provisions of the Omnibus Plan, to designate participants, grant Awards and determine the terms of all Awards. Members of the Compensation Committee are not eligible to receive Awards under the Omnibus Plan.


     The Omnibus Plan was approved by the Company's Board and shareholders in May 1997, and again by the shareholders in January 1998 and will terminate on the tenth anniversary of the date approved by the Board.


     Stock Awards. The Compensation Committee has the right to grant Awards of shares of Common Stock which are subject to such restrictions (including restrictions on transferability and limitations on the right to vote or receive dividends with respect to the restricted shares) and such terms regarding the lapse of restrictions as the Compensation Committee deems appropriate. Generally, upon termination of employment for any reason during the restriction period, restricted shares will be forfeited to the Company.

     SARs. An Award may consist of SARs. Upon exercising an SAR, the holder will be paid by the Company the difference between the fair market value of the Common Stock on the date of exercise and the fair market value of the Common Stock on the date of the grant of the SAR, less applicable withholding of Federal and state taxes. The Company may, at its election, pay such difference in cash or in shares of Common Stock valued at the fair market value of the Common Stock on the day preceding the date of payment. In no event may (i) an aggregate payment by the Company during any fiscal year upon the exercise of SARs exceed $100,000, or (ii) a holder of an SAR, who is also an employee of the Company or its subsidiaries, exercise an SAR if the aggregate amount to be received as a result of his or her exercise of SARs in the preceding 12 month period exceeds such employee's current base salary, in each case except as may otherwise be permitted by the Compensation Committee.

     Options Issued Under the Omnibus Plan. The terms of specific options are determined by the Compensation Committee. Generally, options will be granted at an exercise price equal to at least 100% of fair market value of the Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the option agreement, which will generally not exceed 10 years from the date of grant. Options may be issued in tandem with SARs ("Tandem Options") as a performance award. Upon the exercise of an option, the option holder will pay to the Company the exercise price plus the amount of the required Federal and state withholding taxes, if any.

     Performance Awards Consisting of Options and SARs Issued in Tandem Under the Omnibus Plan. Upon exercise of a Tandem Option, the optionee will be entitled to a credit toward the exercise price equal to the value of the SARs issued in tandem with the option exercised, but not to exceed the amount of the Federal income tax deduction allowed to the Company in respect of such SAR and not in an amount which would reduce the amount of payment by the optionee below the par value of the shares being purchased. Upon exercise of a Tandem Option, the related SAR will terminate, the value being limited to the credit which can be applied only toward the purchase price of Common Stock. In all cases, full payment of the net purchase price of the shares must be made in cash or its equivalent at the time the Tandem Option is exercised, together with the amount of the required Federal and State withholding taxes, if any. When a SAR issued as part of a Tandem Option is exercised, the option to which it relates will cease to be exercisable to the extent of the number of shares with respect to which the SAR was exercised.

     Other Performance Awards Issued Under the Omnibus Plan. The Omnibus Plan authorizes the Compensation Committee to grant, to the extent permitted under Rule 16b-3 promulgated by the SEC under the Exchange Act, and applicable law, other Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of Common Stock. Furthermore, the amount or terms of an Award may be related to the performance of the Company or to such other criteria or measure of performance as the Compensation Committee may determine.

The Company's 1995 Stock Option Plan

     The Company's 1995 Stock Option Plan (the "Stock Option Plan") is intended to encourage ownership of Common Stock by officers and other key employees and advisors of the Company, to encourage their continued employment with the Company and to provide them with additional incentives to promote the success of the Company.

     The Stock Option Plan authorizes the grant to officers, key employees, and directors of awards ("Awards") consisting of "incentive stock options," as that term is defined under the provisions of Section 422 of the Code, and non-qualified stock options. There were 1,600,000 shares of Common Stock available for granting Awards under the Stock Option Plan. The Compensation Committee of the Board (the "Committee") administers the Stock Option Plan and has sole discretion to determine those employees to whom Awards will be granted, the number of Awards granted, the provisions applicable to each Award and the time periods during which Awards may be exercisable.

     The Committee may grant incentive stock options, non-qualified stock options, or a combination of the two. The exercise price of each incentive stock option may not be less than the fair market value of the Common Stock at the date of grant. Under the Stock Option Plan, fair market value is generally determined in accordance with procedures established by the Committee. The option price per share of any non-qualified stock option is determined by the Committee on the date the option is granted. The exercise price of each incentive stock option granted to any stockholder possessing more than 10% of the combined voting power of all classes of capital stock of the Company, or, if applicable, a parent or subsidiary of the Company, on the date of grant must not be less than 110% of the fair market value on that date, and no such option may be exercisable more than five years after the date of grant.

     Options granted are exercisable for a term of not more than ten years from the date of grant. In addition, no employee may be granted an incentive stock option to the extent the aggregate fair market value, as of the date of grant, of the stock with respect to which incentive stock options are first exercisable by such employee during any calendar year exceeds $100,000.

     Awards granted under the Stock Option Plan are subject to adjustment upon a recapitalization, stock split, stock dividend, merger, reorganization, liquidation, extraordinary dividend, or other similar event affecting the Common Stock. An Award is not transferable, other than by will or the laws of descent and distribution or, in certain circumstances, pursuant to a qualified domestic relations order, and an Award may be exercised, during the lifetime of the holder of the Award, only by the holder, or the holder's personal representative in the event of disability.

     The Stock Option Plan terminates on February 1, 2005, and Awards will not be granted under the Stock Option Plan after that date, although the terms of any Award may be amended in accordance with the Stock Option Plan at any date prior to the end of the term of such Award. Any Awards outstanding at the time of termination of the Stock Option Plan continue in full force and effect according to the terms and conditions of the Award and the Stock Option Plan.

     The Stock Option Plan may be amended by the Committee, subject to approval of the Board, but no amendment may impair any rights of any holder of an Award previously granted under the Stock Option Plan without the holder's consent. As of December 31, 1997, options for 1,289,800 shares were outstanding, options for 235,500 shares had been granted and exercised, and options for 74,700 shares were unissued.

The Company's Employee Stock Purchase Plan

     The Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") was approved by the Company's Board and shareholders in May 1997. There are reserved for issuance upon the exercise of Options to be granted under the Stock Purchase Plan an aggregate of 500,000 shares of Common Stock, subject to adjustment upon the occurrence of certain specific capitalization events.

     The Stock Purchase Plan is intended to encourage ownership of Common Stock by eligible employees of the Company, to encourage their continued employment with the Company and to provide them with additional incentives to promote the success of the Company. Except as discussed below, eligible employees are employees who have been employed by the Company or any of its subsidiaries for at least six months and who customarily work more than 20 hours per week and five months per calendar year.

     The Stock Purchase Plan authorizes the Compensation Committee to grant options to purchase shares of Common Stock to eligible employees pursuant to one or more offerings to be made under the Stock Purchase Plan. The Compensation Committee administers the Stock Purchase Plan and has sole discretion to determine when offerings will be made under the Stock Purchase Plan, the number of shares of Common Stock to be made available in any such offering, the length of the period pursuant to which employees can elect to participate in any offering (the "Subscription Period") and the period pursuant to which installment obligations of the option price must be paid (the "Purchase Period"). The Subscription Period and Purchase Period of any offering made under the Stock Purchase Plan may not together exceed 27 months.

     The Compensation Committee may exclude the employees of any specific subsidiary from any offering made under the Stock Purchase Plan and may determine not to include certain highly compensated employees. In addition, no option may be granted to an employee who, immediately after the option is granted, owns 5% or more of the value or voting power of all classes of stock of the Company or its parent, if any, or subsidiary corporations, after taking into account certain attribution rules. Subject to these provisions, all eligible employees must be given the right to participate in any offering made under the Stock Purchase Plan.

     Prior to any offering made under the Stock Purchase Plan, the Company will grant to each employee eligible to participate in the offering the right to subscribe for an option to purchase on the last business day of the Purchase Period applicable to such offering at a price determined by the Compensation Committee, the number of full shares of Common Stock which such employee's accumulated payroll deductions will purchase as of the last business day of the Purchase Period. Unless the Compensation Committee determines otherwise, the option price will equal 85% of the fair market value of the Common Stock on the first day of the Purchase Period. Employees may elect to subscribe for options to purchase shares of Common Stock for an aggregate purchase price up to a specified percentage of their annual compensation as determined by the Compensation Committee for a particular offering.

     On the first day of the Purchase Period, eligible employees who elect to participate in an offering will receive, subject to certain limitations set forth in the Stock Purchase Plan, an option to purchase the number of shares for which such employee has subscribed. These options will be automatically exercised as of the last business day of the Purchase Period.

     Subject to certain limitations set forth in the Stock Purchase Plan, an employee is permitted, at any time prior to the end of the Purchase Period applicable to such offering, to terminate or reduce his or her payroll deductions, to reduce his or her options to purchase or to withdraw all or part of the amount in his or her account, without interest. Upon the termination of the employee's employment with the Company prior to the last day of the Purchase Period for any reason other than death or retirement, the employee's only right will be to receive the amount of cash then in such employee's account, without interest.

     Options granted under the Stock Purchase Plan will be subject to adjustment upon a recapitalization, stock split, stock dividend, merger, reorganization, liquidation, extraordinary dividend or other similar event affecting the Common Stock. Options will not be transferable, other than by will or the laws of descent and the distribution, or if permitted pursuant to the Code, and the Regulations thereunder without affecting the option's qualification under
Section 423 of the Code, pursuant to a qualified domestic relations order, and an option may be exercised, during the lifetime of the holder of the option, only by such option holder, or his or her personal representative in the event of disability.

     In the case of an unusual corporate event such as liquidation, merger, reorganization (other than a reorganization as defined by Section 368(a)(1)(F) of the Code), or other business combination, acquisition or change in control of the Company through a tender offer or otherwise, the Board may, in its sole discretion, determine to terminate the Purchase Period of any offering made under the Stock Purchase Plan as of the last day of the month during which such unusual corporate event occurs, but in the event of any such termination, an option holder will have the right, commencing at least five days prior to the unusual corporate event, to either make a lump sum payment equal to the remaining portion of the purchase price payable under his or her option or to cancel his or her election to purchase shares pursuant to such option.


     The Stock Purchase Plan will terminate ten years from the date of adoption, and an option shall not be granted under the plan after such date. Any options outstanding at the time of termination of the Stock Purchase Plan will continue in full force and effect according to the terms and conditions of the Stock Purchase Plan. As of December 31, 1997, 42,384 shares of Common Stock were purchased pursuant to the Stock Purchase Plan. The shareholders approved the Stock Purchase Plan in January 1998.


1997 Non-Employee Director Stock Option Plan

     The Company's 1997 Non-Employee Director Stock Option Plan (the "Director Plan") was approved by the Company's Board and shareholders in May 1997. An aggregate of 150,000 shares of Common Stock have been reserved for issuance under the Director Plan, subject to adjustment upon the occurrence of certain specified capitalization events.

     The Director Plan is intended to encourage non-employee directors of the Company to acquire or increase their ownership of Common Stock on reasonable terms and to foster a strong incentive for non-employee directors to put forth maximum effort for the continued success and growth of the Company. The Director Plan became effective as of June 27, 1997 and will terminate ten years from that date.

     Each non-employee director who becomes a member of the Board shall automatically be granted an option to purchase 3,000 shares of Common Stock. In addition, on each anniversary of the date the Director Plan became effective, each of the Company's then non-employee directors who has served as a director for at least six (6) months shall automatically be granted an option to purchase 5,000 shares of Common Stock. The per share exercise price of options granted under the Director Plan will be the fair market value of the Common Stock on the date of grant. The exercise price of options granted under the Director Plan is payable in cash or in shares of Common Stock valued at fair market value at the time of exercise, or a combination of cash and shares; however, the Company may establish "cashless exercise" procedures, subject to applicable laws, rules and regulations, pursuant to which a director may exercise an option and arrange for a simultaneous sale of the underlying Common Stock, with the exercise price being paid from the proceeds of such sale. Options granted under the Director Plan will expire ten years after the date of grant, subject to earlier termination, and may be exercised as follows: twenty-five percent (25%) after one (1) year from the date of grant, fifty percent (50%) after two (2) years from the date of grant, seventy-five percent (75%) after three (3) years from the date of grant and one hundred percent (100%) after four (4) years from the date of grant.

     In the event that a director ceases to be a member of the Board (other than by reason of death or disability), an option may be exercised by the director (to the extent the director was entitled to do so at the time he or she ceased to be a member of the Board) at any time within three months after he or she ceases to be a member of the Board, but not beyond the term of the option. If the director dies or becomes disabled while he or she is a member of the Board, or within three months after he or she ceases to be a member of the Board, the option may be exercised (to the extent the director was entitled to do so at the time of his or her death) in full by his or her personal representative or distributees at any time within one year after his or her death or disability, but not beyond the term of the option. In the event of the occurrence of a Change in Control (as defined in the Director Plan) a director would be entitled to exercise the option in full, but such option would terminate 90 days after the Change in Control.

     The Director Plan is administered by the Compensation Committee. The principal terms of the option grants are set forth in the Director Plan, therefore, the Compensation Committee will have no discretion to select which directors receive options, the number of shares of Common Stock subject to options or the exercise price of options.

     Each of the above plans may be amended at any time and from time to time by the Board of Directors, but no amendment without the approval of the shareholders of the Company shall be made if shareholder approval would be required under applicable law. No amendment may, however, impair the rights or obligations of the holder of any option granted under the Omnibus Plan, the Stock Purchase Plan or the Director Plan without his or her consent.

                              CERTAIN TRANSACTIONS

     The following summarizes certain material agreements between the Company and its executive officers, directors and certain of its existing shareholders. The summary is not a complete description of such agreements and therefore this discussion is qualified in its entirety by reference to the agreements, copies of which will be made available for inspection upon written request to the Company. It is the Company's intention that transactions with directors, executive officers, employees or affiliates of the Company will be minimal and will be approved in advance by a majority of the disinterested members of the Board.

REGISTRATION RIGHTS AGREEMENTS

     Several of the Company's officers, directors and holders of more than 5% of the Common Stock have entered into a certain registration rights agreement (the "Registration Rights Agreement") relating to shares of the Company's preferred stock (which were converted in accordance with the terms of such preferred stock into shares of Common Stock in connection with the IPO), the Common Stock issued prior to the IPO (other than upon exercise of stock options) and securities of the Company convertible into or exchangeable for shares of Common Stock (other than a stock option), including the warrants (the "1997 Warrants") issued pursuant to a certain warrant purchase agreement executed in March 1997 between the Company and the other signatories thereto (the "1997 Warrant Agreement"). Pursuant to the Registration Rights Agreement, the Company granted to the signatories thereto certain rights relating to registering the Common Stock under the Securities Act of 1933, as amended (the "Securities Act").

     In general, the "Investors," as that term is defined in the Registration Rights Agreement (generally defined as substantially all holders of the 1997 Warrants) and Mr. Savastano may demand registration under the Securities Act of the Common Stock issued upon the conversion of outstanding shares of the Company's preferred stock and the exercise of the 1997 Warrants upon the request of the Investors (treated as a single class and calculated on an "as converted basis"). The Company will pay all registration expenses relating to such registration. The Registration Rights Agreement otherwise contains such terms and conditions ordinarily and customarily found in registration rights agreements, including, without limitation, piggyback registration rights, indemnification provisions, and holdback agreements.

1997 NOTES, 1997 WARRANTS AND STOCKHOLDER GUARANTEE


     In March 1997, the Company entered into a certain note purchase agreement (the "1997 Note Purchase Agreement") pursuant to which the Company could have issued, and several purchasers could have committed to purchase, certain subordinated notes (the "1997 Notes") and entered into the 1997 Warrant Agreement with respect to the 1997 Warrants. The parties to the 1997 Note Purchase Agreement and the holders of the 1997 Warrants include: Brantley Capital Corporation, River Cities Capital Fund Limited Partnership and Environmental Opportunities Management Co., LLC. These stockholders and the other parties to the 1997 Note Purchase Agreement (other than the Company) have received 125,000 1997 Warrants issued in accordance with the 1997 Warrant Agreement, of which, as of January 31, 1998, 100,000 1997 Warrants remained outstanding. No 1997 Notes were issued and the obligation to make advances under the 1997 Note Purchase Agreement has terminated.


     Brantley Venture Partners III, L.P. ("Brantley"), guaranteed through June 1, 1997 up to $2,000,000 of the Company's indebtedness under a certain Credit Facility with the Bank of America, Illinois (the "Credit Facility"), in the event the Company defaulted on its payment obligations thereunder. The Company paid no consideration to Brantley for this guarantee. To the extent that Brantley would have been required to make a payment under its guarantee of the Company's indebtedness under the Credit Facility, the amount of such payments would have been deemed to be an advance under the 1997 Notes from the date of such payment. No such payment was required and the guarantee has terminated. Robert P. Pinkas, a director of the Company, is an affiliate of Brantley Capital Corporation and Brantley.

                               SECURITY OWNERSHIP


     The following table sets forth the beneficial ownership of the Common Stock as of January 31, 1998 by each of the executive officers of the Company, each of the directors of the Company, and all executive officers and directors of the Company as a group, as well as by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.



                                                                    SHARES OF
                      NAME AND ADDRESS                            COMMON STOCK         PERCENT OF SHARES
                    OF BENEFICIAL OWNER                       BENEFICIALLY OWNED(1)     OUTSTANDING(2)
                    -------------------                       ---------------------   -------------------
Brantley Venture Partners III, L.P..........................        2,026,250(3)             16.89%
20600 Chagrin Blvd
Suite 1150
Cleveland, OH 44122

Environmental Opportunities Management Co., LLC.............          650,000(4)              5.42%
3100 Texas Commerce Tower
Houston, TX 77002

River Cities Capital Fund Limited Partnership...............          636,250(5)              5.31%
221 East 4th Street
Suite 2250
Cincinnati, OH 45202

Theodore F. Savastano.......................................        1,000,000(6)              8.28%
Chet S. Ross................................................          400,962(7)              3.29%
Michael J. Vantusko.........................................          125,000(8)              1.04%
L. Dean Hertert.............................................           66,497(9)                 *
Dr. Hans F. Larsson.........................................              385                    *
Robert P. Pinkas............................................        2,126,250(10)            17.57%
Dr. Paul M. Sutton..........................................           13,000(11)                *
Rollin S. Reiter............................................           28,000(11)                *
John R. Miller..............................................            8,000(11)                *

All directors, nominees and executive officers as a group (9
  persons)..................................................        3,768,094                31.15%


---------------

*Less than 1%

 (1) Beneficial ownership includes shares of Common Stock subject to options, warrants, rights, or similar obligations exercisable within 60 days for purposes of computing the percentage of the person or group holding such options or warrants. Except as noted, each stockholder has sole voting power and sole investment power with respect to all shares beneficially owned by such stockholder.


 (2) Based upon 11,972,943 shares outstanding.


 (3) Includes 26,250 warrants to purchase shares of Common Stock held by Brantley Capital Corporation, an affiliate of Brantley Venture Partners III, L.P. Robert P. Pinkas, a director of the Company, is managing general partner of Brantley Venture Partners III, L.P. and has sole voting and investment power with respect to these shares.

 (4) Includes an aggregate of 25,000 warrants issued to such entities to purchase shares of Common Stock, as to which entities Environmental Opportunities Management Co., LLC ("EOM") is the general partner and has sole voting and investment power with respect to these shares. The Company has been advised that Sanders Morris Mundy, one of the underwriters of the Company's IPO, owns a 75% interest in, and thereby controls, EOM.

 (5) Includes 11,250 warrants to purchase shares of Common Stock. The Company has been advised that Mayson, Inc. ("Mayson"), an Ohio corporation, is the general partner of the partnership which is the general partner of River Cities Capital Fund Limited Partnership and that Mr. Edwin T. Robinson and

     Mr. R. Glen Mayfield (both of 221 East 4th Street, Suite 2250, Cincinnati, OH 45202) are the sole officers, directors and shareholders of Mayson, and each has sole voting and investment power with respect to these shares.

 (6) Includes 100,000 options to purchase shares of Common Stock which are fully vested.

 (7) Includes 220,000 options to purchase shares of Common Stock which are fully vested.

 (8) Includes 75,000 options to purchase shares of Common Stock which are fully vested.

 (9) Includes 40,000 options to purchase shares of Common Stock which are fully vested.

(10) Includes shares, including securities referred to in footnote 3 above, which are held by Brantley Venture Partners III, L.P., of which Mr. Pinkas is managing general partner, and 100,000 options to purchase shares of Common Stock which are fully vested.

(11) Includes options to purchase 3,000 shares of Common Stock which are fully vested.

                        SHARES ELIGIBLE FOR FUTURE SALE


     As of January 31, 1998, 11,972,943 shares of Common Stock were outstanding. Of such shares, the 5,175,000 shares sold in the IPO are tradable by persons other than "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. Of the remaining 6,797,943 shares outstanding, approximately 6,337,216 shares are either presently freely tradable or eligible for sale pursuant to Rule 144. To the extent they are not presently freely tradable, such shares of Common Stock are "restricted securities" within the meaning of Rule 144 (collectively, the "Restricted Shares"). The Restricted Shares may not be sold unless they are registered under the Securities Act or sold pursuant to an applicable exemption from registration, including an exemption pursuant to Rule 144 under the Securities Act.


     The Company has registered the shares of Common Stock reserved or to be available for issuance pursuant to the Stock Option Plan. Shares of Common Stock issued pursuant to the Stock Option Plan generally will be available for sale in the open market by holders who are not affiliates of the Company and, subject to the volume and other limitations of Rule 144, by holders who are affiliates of the Company. In addition, each director who is not an employee of the Company has been granted an option to purchase shares of Common Stock. See "Management -- Director Remuneration."


     In connection with entering into the Credit Facility and commitments to purchase subordinated indebtedness, the Company issued warrants to purchase 350,000 shares of Common Stock, of which warrants to purchase 325,000 shares of Common Stock were outstanding as of January 31, 1998. Pursuant to the applicable warrant agreements, the holders of such warrants have certain rights to require the Company to register the shares of Common Stock to be issued upon exercise of the warrants.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed to be "affiliates" of the Company, as that term is defined under Rule 144, may sell within any three-month period a number of Restricted Shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock on the open market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale limitations, notice requirements, and the availability of current public information about the Company. Pursuant to Rule 144(k), a person (or persons whose shares are aggregated) who is deemed not to have been an "affiliate" of the Company during the three months preceding a sale, and who has beneficially owned Restricted shares for at least two years, would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner-of-sale provisions or notice requirements. Restricted Shares properly sold in reliance upon Rule 144 are thereafter freely tradable without restrictions or registration under the Securities Act, unless thereafter held by an "affiliate" of the Company. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

     The Company has registered 5,000,000 shares of Common Stock under the Securities Act pursuant to the registration statement of which this Prospectus is part for its use in connection with future acquisitions. These shares generally will be freely tradable after their issuance by persons not affiliated with the Company

     The effect if any, the availability for sale, or sale, of the shares of Common Stock eligible for future sale will have on the market price of the Common Stock prevailing from time to time is unpredictable, and no assurance can be given the effect will not be adverse.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     As of January 31, 1998, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), of which 11,972,943 shares of Common Stock are issued and outstanding and no shares of Preferred Stock will be issued and outstanding.


     The following summary of certain provisions of the Common Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company Certificate and the Company Bylaws, each of which is included as an exhibit to the registration statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record by them upon all matters to be voted on by the holders of Common Stock. The holders of Common Stock are entitled to participate equally in all dividends payable with respect to the Common Stock subject to any preferences or rights of any outstanding preferred stock. In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, including any preferred stock, that has preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 10,000,000 shares of Preferred Stock from time to time in one or more series and to fix such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefor, the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights, including Series 1 Preferred Stock (the "Series 1 Preferred Stock") authorized in connection with the Stockholders Rights Plan described below. Although it is not possible to state the effect that any issuance of Preferred Stock might have on the rights of holders of Common Stock, the issuance of Preferred Stock may have one or more of the following effects: (i) restrict Common Stock dividends if Preferred Stock dividends have not been paid; (ii) dilute the voting power and equity interests of holders of Common Stock to the extent that any Preferred Stock series has voting rights or is convertible into Common Stock; or (iii) prevent current holders of Common Stock from participating in the Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of the Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Company Certificate or any reorganization, consolidation or merger (or other similar transaction involving the Company). As a result, the issuance of such Preferred Stock may discourage bids for the Company's Common Stock at a premium over the market price therefor and could have a material adverse effect on the market value of the Common Stock. The Board of Directors does not presently intend to issue any shares of Preferred Stock, other than in connection with the stockholders rights plan, referred to below.

REGISTRATION RIGHTS AGREEMENTS

     In connection with the issuance by the Company of all of the outstanding shares of the Company's preferred stock prior to the IPO (with the exception of 25,000 shares of the Company's preferred stock issued to one particular shareholder), the Common Stock issued prior to the IPO (other than upon exercise of stock options) and any securities of the Company convertible into or exchangeable for shares of Common Stock (other than a stock option), including the 1997 Warrants, the Company granted to holders thereof certain rights relating to registering the Common Stock under the Securities Act.

     In general, the "Investors" as defined in the Amended and Restated Registration Rights Agreement dated March 6, 1997 (the "Registration Rights Agreement") (generally defined as substantially all holders of the Company's preferred stock issued prior to the IPO and 1997 Warrants) and Mr. Savastano may demand registration under the Securities Act of the Common Stock issued upon the conversion of outstanding shares of the Company's preferred stock and the exercise of the 1997 Warrants upon the request of the Investors (treated as a single class and calculated on an "as converted basis"). The Company will pay all registration expenses relating to such registration. Each of the registration rights agreements otherwise contain such terms and conditions ordinarily and customarily found in registration rights agreements, including, without limitation, piggyback registration rights, indemnification provisions, and holdback agreements.

STOCKHOLDER RIGHTS PLAN

     Each share of Common Stock, including those offered hereby, includes one Right. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series 1 Preferred Stock at a price of $65.00 per one one-hundredth of a share of Series 1 Preferred Stock (the "Purchase Price"), subject to adjustment. The following summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement (the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), a copy of which is filed as an exhibit to the registration statement of which this Prospectus is a part and is incorporated herein by reference. See "Description of Capital Stock -- Preferred Stock."

     Until the earliest to occur of (i) the first date of public announcement that a person (other than the Company, any subsidiary of the Company, an employee benefit plan of the Company or a subsidiary of the Company, or an Exempt Person (defined below)) or group of affiliated or associated persons has acquired, or obtain the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") and (ii) the tenth day (or such later date as may be specified by the Board prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date any person commences or announces its intention to commence a tender offer or exchange offer, the consummation of which would result in such person, together with its affiliates or associates becoming an Acquiring Person (the earlier of such dates being hereinafter called the "Distribution Date"), the Rights are evidenced by the certificates for shares of Common Stock. "Exempt Persons" include any person who prior to the IPO was the beneficial owner of 15% or more of the outstanding shares of Common Stock for so long as (a) such person, together with all affiliates and associates thereof, does not increase its percentage beneficial ownership by 1% or more of the outstanding shares of Common Stock (b) there is no change of control of such person, (c) such person, together with its affiliates or associates does not commence a tender offer or exchange offer for Common Stock and (d) the Company does not consolidate or merge with or into such person, or any of its affiliates or associates, or sell, mortgage or otherwise transfer to such person, or any of its affiliates or associates, assets or earning power representing 50% or more of the assets or earning power of the Company.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with shares of Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), certificates for shares of Common Stock issued after the date of the Rights Agreement will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock in respect of which Rights have been issued will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the shares of Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     No Right will be exercisable at any time prior to the Distribution Date. The Rights will expire on the tenth anniversary of the date of the Rights Agreement (the "Final Expiration Date"), unless earlier redeemed or exchanged by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation the right to vote or to receive dividends.

     The Purchase Price payable, and the number of shares of Series 1 Preferred Stock or other securities issuable, upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series 1 Preferred Stock, (ii) upon the grant to holders of shares of Series 1 Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Series 1 Preferred Stock at a price, or securities convertible into shares of Series 1 Preferred Stock with a conversion price, less than the then current market price of the shares of Series 1 Preferred Stock or (iii) upon the distribution to holders of the shares of Series 1 Preferred Stock of evidences of indebtedness or cash (excluding regular periodic cash dividends), assets, stock (excluding dividends payable in shares of Series 1 Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredth of a share of Series 1 Preferred Stock issuable upon the exercise of each Right also will be subject to adjustment in the event of a stock dividend on the Common Stock payable in shares of Common Stock or subdivision, combination or reclassification of the Common Stock occurring, in any such case, prior to the Distribution Date.

     Shares of Series 1 Preferred Stock issuable upon exercise of the Rights will not be redeemable. Each share of Series 1 Preferred Stock will be entitled to a minimum preferential quarterly dividend payment equal to the greater of (i) $1.00 per share and (ii) an amount equal to 100 times the aggregate dividends declared per share of Common Stock during the related quarter. In the event of liquidation, the holders of the shares of Series 1 Preferred Stock will be entitled to a preferential liquidation payment equal to accrued and unpaid dividends thereon, plus the greater of (a) $100 per share and (b) an amount equal to 100 times the liquidation payment made per share of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series 1 Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions. Each share of Series 1 Preferred Stock will have 100 votes, voting together with the shares of Common Stock. In addition, in the event that the amount of accrued and unpaid dividends on the Series 1 Preferred Stock is equivalent to six full quarters dividends or more, the holders thereof shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the Common Stock.

     In the event that any person or group or affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights that are or were owned beneficially by the Acquiring Person (which, from and after the later of the Distribution Date and the date of the earliest of any such events, will be void), will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of shares of Common Stock (or, under certain circumstances, an economically equivalent security or securities of the Company) having a market value of two times the exercise price of the Right.

     To illustrate the operation of such an adjustment, at a Purchase Price of $40.00, assuming the current market price (as determined pursuant to the provisions of the Rights Agreement) per share of Common Stock was $4.00, each Right not owned beneficially by an Acquiring Person at or after the time of such an occurrence would entitle its holder to purchase (after the Distribution Date) from the Company 20 shares of Common Stock (having an aggregate market value of $80.00) for $40.00.

     In the event that, at any time after a person or group of affiliated or associated persons has become an Acquiring Person, (i) the Company merges with or into any person and the Company is not the surviving corporation, (ii) any person merges with or into the Company and the Company is the surviving corporation, but the shares of Common Stock are changed or exchanged, or (iii) 50% or more of the Company's assets or earning power are sold, proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of such other person which at the time of such transaction would have a market value of two times the exercise price of the Right.

     At any time after the first date of public announcement that an Acquiring Person has become such and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding shares of Common Stock, the Board may exchange the Rights (other than any Rights which have become void) for shares of Common Stock, in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment in the Purchase Price of at least 1%. The Company is not required to issue fractional shares of Series 1 Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share of Series 1 Preferred Stock, which may, at the option of the Company, be evidenced by depositary receipts) or fractional shares of Common Stock or other securities issuable upon the exercise of Rights. In lieu of issuing such securities, the Company may make a cash payment, as provided in the Rights Agreement.

     The Company may redeem all, but not less than all, the Rights at a price of $.01 per Right (the "Redemption Price"), payable in cash or Common Stock, at any time prior to such time as a person or group of affiliated or associated persons becomes an Acquiring Person. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Prior to the Distribution Date, the Rights Agreement may be amended by the Company without the approval of any holders of Rights. From and after the Distribution Date, the Rights Agreement may be amended by the Company without the approval of any holders of Rights in any manner which does not, in the good faith determination of the Board, adversely affect the holders of the Rights (other than an Acquiring Person), including amendments which add other events requiring adjustment to the purchase price payable and the number of shares of Series 1 Preferred Stock or other securities issuable upon the exercise of the Rights or which modify procedures relating to the redemption of the Rights. Under no circumstances may the Rights Agreement be amended to decrease the stated Redemption Price or the period of time remaining until the Final Expiration Date or to modify a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board since (subject to the limitations described above) the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has become an Acquiring Person.

1997 WARRANTS


     In March 1997, in connection with its entering into the Note Purchase Agreement relating to the 1997 Notes, the Company entered into a warrant agreement (the "1997 Warrant Agreement") pursuant to which it agreed to issue warrants (the "1997 Warrants") to persons agreeing to be purchasers of the 1997 Notes. Each 1997 Warrant entitles the holder to purchase one share of Common Stock at an initial purchase price per share of $4.50 ("Exercise Price"). None of the 1997 Notes were issued but 125,000 Warrants have been issued, of which 100,000 were outstanding as of January 31, 1998. The Exercise Price of the 1997 Warrants is subject to adjustment upon the occurrence of certain events such as the issuance of securities at prices less than the Exercise Price then in effect, or upon stock splits, stock dividends, reorganizations, mergers or consolidations. The Note Purchase Agreement terminated upon the closing of the IPO.

CERTAIN ANTI-TAKEOVER CONSIDERATIONS

     The Company Certificate and the Company Bylaws, contain certain provisions which operate only with respect to an extraordinary corporate transaction involving the Company (or any of its subsidiaries) and which are designed to encourage any person who desires to take control of and/or acquire the Company to enter into negotiations with the Board, thereby making more difficult the acquisition of the Company by means of a tender offer, a proxy contest or other non-negotiated means. In general, these provisions (i) provide for a classified Board from which directors may only be removed for cause, by the affirmative vote of 80% of all of the stockholders (ii) provide that only a majority of the Board shall have the authority to fill vacancies on the Board, (iii) limit the right of stockholders to amend the Company Certificate and the Company Bylaws,
(iv) eliminate the right of stockholders to call special meetings and to take action without a meeting, (v) establish an advance notice procedure regarding the nomination of directors by stockholders and stockholder proposals to be brought before an annual meeting, and (vi) require that certain business combinations either meet certain minimum price and procedural requirements, be approved by the members of the Board who are unaffiliated with the persons seeking to effect such business combinations or be approved by a supermajority stockholder vote. In addition to encouraging any person intending to attempt a takeover of the Company to negotiate with the Board, these provisions also curtail such person's use of a dominant equity interest to control any negotiations with the Board. Under such circumstances, the Board may be better able to make and implement reasoned business decisions and protect the interests of all of the Company's stockholders. A copy of the Company Certificate and the Company Bylaws are filed as exhibits to the registration statement of which this Prospectus is a part.

Classified Board of Directors

     The Company Certificate provides for the Board to be divided into three classes serving staggered terms so that directors' initial terms will expire at the first, second or third scheduled annual meeting of stockholders. Starting with the first scheduled annual meeting of the Company's stockholders following the IPO, one class of directors will be elected each year for a three-year term. See "Management -- Directors and Executive Officers." The classes will be as nearly equal in number as possible. The classification of directors makes it more difficult for a significant stockholder to change the composition of the Board in a relatively short period of time and, accordingly, provides the Board and stockholders time to review any proposal that a significant stockholder may make and to pursue alternative courses of action which are fair to all the stockholders of the Company.

Removal of and Filling Vacancies on the Board of Directors of the Company

     The Company Certificate provides that, subject to any rights of the holders of Preferred Stock of the Company, only a majority of the Board then in office or the sole remaining director shall have the authority to fill any vacancies on the Board, including vacancies created by an increase in the number of directors. Moreover, because the Company Certificate provides for a classified board, Delaware law provides that the stockholders may remove a member of the Board only for cause. The Company Certificate provides that the affirmative vote of the holders of at least 80% of the voting power of stock entitled to vote generally in the election of directors is required to remove a director for cause. These provisions relating to removal and filling of vacancies on the Board preclude stockholders from enlarging the Board or removing incumbent directors and filling the vacancies with their own nominees.

Amendment of the Company Certificate and the Company Bylaws

     The Company Certificate contains provisions requiring the affirmative vote of the holders of at least 80% of the voting power of the stock entitled to vote generally in the election of directors to amend certain provisions of the Company Certificate and the Company Bylaws (including certain of the provisions discussed above). These provisions make it more difficult for stockholders to make changes in the Company Certificate or the Company Bylaws, including changes designed to facilitate the exercise of control over the Company.

Limitations on Stockholder Action by Written Consent; Special Meetings

     Meetings. The Company Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Company Certificate and the Company Bylaws provide that, subject to the rights of holders of any series of Preferred Stock, special meetings of stockholders can be called only by a majority of the entire Board or by the President or Chairman of the Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by or at the direction of the Board. These provisions prohibit a significant stockholder from proposing a stockholder vote on issues not approved by the Board or from authorizing stockholder action without a meeting at which all stockholders would be entitled to participate.

     Nominations of Directors and Stockholder Proposals. The Company Bylaws establish an advance notice procedure with regard to the nomination other than by, or at the direction of, the Board of candidates for election as directors (the "Nomination Procedure") and with regard to stockholder proposals to be brought before an annual meeting of stockholders (the "Business Procedure"). The Nomination Procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, are eligible for election as directors of the Company. The Business Procedure provides that to be properly brought before an annual meeting, business must be specified in the notice of the annual meeting given by or at the direction of the Board (or any duly authorized committee thereof) or brought before the meeting by, or at the direction of, the Board (or any duly authorized committee thereof) or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. The notice from the stockholder must also meet certain information requirements, as further set forth in the Company Bylaws.

     If the officer of the Company presiding at the meeting determines that a person was not nominated in accordance with the Nomination Procedure, or that other business was not brought before the meeting in accordance with the Business Procedure, such person is not eligible for election as a director, or such business is not to be conducted at such meeting, as the case may be.

     The purpose of the Nomination Procedure is, by requiring advance notice of nomination by stockholders, to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. The purpose of the Business Procedure is, by requiring advance notice of stockholder proposals, to provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board, to provide the Board with a meaningful opportunity to inform stockholders, prior to such meetings, of any proposal to be introduced at such meetings, together with any recommendation as to the Board's position or belief as to action to be taken with respect to such proposal, so as to enable stockholders better to determine whether they desire to attend such meeting or grant a proxy to the Board as to the disposition of any such proposal. Although the Company Bylaws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or of any other proposal submitted by stockholders, the Company Bylaws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular stockholder meeting if the proper procedures are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

Fair Price Provision

     Article Sixth of the Company Certificate (the "Fair Price Provision") requires the approval by the holders of 80% of the voting power of the outstanding capital stock of the Company entitled to vote on all matters submitted to the stockholders, generally (the "Voting Stock") as a condition for mergers and certain other business combinations ("Business Combinations") involving the Company and any holder of more than ten percent (10%) of such voting power (an "Interested Stockholder"), excluding Voting Stock beneficially owned by the Interested Stockholder, unless the transaction is either (i) approved by a majority of the members of the Board who are not affiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder (the "Continuing Directors") or (ii) certain minimum price and procedural requirements are met. These requirements include that the aggregate amount of cash and the fair market value (as defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of capital stock in such Business Combination shall be at least equal to the highest of (i) the highest per share price paid by or on behalf of the Interested Stockholder for any share of such capital stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such capital stock (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Stockholder, or (ii) the fair market value per share of such capital stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"); or (iii) as to capital stock other than Common Stock, the highest preferential amount per share to which the holders of shares of such class or series of capital stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company regardless of whether the Business Combination to be consummated constitutes such an event. Also, the consideration to be received by holders of a particular class or series of outstanding capital stock must be in cash or in the same form as previously paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of capital stock. If the consideration so paid for shares of any class or series of capital stock varied as to form, the form of consideration for such class or series of capital stock must be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of capital stock previously acquired by the Interested Stockholder. In addition, there cannot be any of several specified changes in the payment of regular dividends or in the holdings of capital stock by such Interested Stockholders after the Determination Date, nor can the Interested Stockholders make any major change in the Company's business or equity capital structure.

     The Fair Price Provision is designed to prevent a third party from utilizing two-tier pricing and similar inequitable tactics in a takeover attempt. The Fair Price Provision is not designed to prevent or discourage tender offers for the Company. However, the separate provisions contained in the Company Certificate and the Company Bylaws relating to "Classified Board of Directors" and "Limitations on Stockholder Action by Written Consent; Special Meetings" discussed above will, as therein indicated, curtail an Interested Stockholder's ability to exercise control in several respects, including such stockholder's ability to change incumbent directors who may oppose a Business Combination or to implement a Business Combination by written consent without a stockholder meeting. In addition, the Fair Price Provision would discourage some takeover attempts by persons intending to acquire the Company in two steps and to eliminate remaining stockholder interests by means of a Business Combination involving less consideration per share than the acquiring person would propose to pay for its initial interest in the Company.

     In addition, the Company is subject to certain anti-takeover provisions of the DGCL which prohibit the Company from engaging in any Business Combination with any Interested Stockholder unless certain conditions are satisfied.

                               RESALES OF SHARES

     With the consent of the Company, this Prospectus may be used by Selling Stockholders who have received or will receive shares of Common Stock in connection with acquisitions and who may wish to sell such shares of Common Stock under circumstances requiring or making desirable its use. The Company may consent to the use of this Prospectus by Selling Stockholders for a limited period of time and subject to limitations and conditions which may be varied by agreement between the Company and one or more Selling Stockholders. Agreements with Selling Stockholders permitting use of this Prospectus may provide that an offering of shares of Common Stock be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by the Company; that Selling Stockholders enter into custody agreements with one or more banks with respect to such Shares; and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required. Other than in circumstances where the Company may receive certain benefits in connection with price guaranty arrangements, the Company will not receive any of the proceeds from any sale of shares of Common Stock offered hereby by a Selling Stockholder.

     Shares of Common Stock may be sold by Selling Stockholders hereunder on one or more exchanges or otherwise; directly to purchasers in negotiated transactions; by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchasers; in block trades in which the broker or dealer, will attempt to sell shares of Common Stock as agent but may position and resell a portion of the block as principal; in transactions in which a broker or dealer, purchases as principal for resale for its own account; through underwriters or agents, or in any combination of the foregoing methods. Shares of Common Stock may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents, may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from Selling Stockholders and/or the purchasers of shares of Common Stock. The proceeds to a Selling Stockholder from any sale of shares of Common Stock will be net of any such compensation and of any expenses to be borne by the Selling Stockholder. If required at the time that a particular offer of shares of Common Stock is made, a supplement to this Prospectus will be delivered that describes any material arrangements for the distribution of shares of Common Stock and the terms of the offering, including, without limitation, the names of any underwriters, brokers, dealers or agents and any discounts, commissions or concessions and other items constituting compensation from the Selling Stockholder.

     Selling Stockholders and any brokers, dealers, underwriters or agents that participate with a Selling Stockholder in the distribution of shares of Common Stock, may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by any such brokers, dealers, underwriters or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company may agree to indemnify Selling Stockholders and/or any such brokers, dealers, underwriters or agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses in connection with the offering and sale of shares of Common Stock.

     Selling Stockholders may also offer shares of Common Stock issued in past and future acquisitions by means of prospectuses under other available registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 144, Rule 144A or Rule 145(d) under the Securities Act.

                              PLAN OF DISTRIBUTION

     This Prospectus covers the offer and sale of up to 5,000,000 shares of Common Stock, which the Company may issue from time to time in connection with future direct and indirect acquisitions of other businesses, properties or securities in business combination transactions.

     The Company expects that the (i) terms on which it may issue the shares of Common Stock covered hereby will be determined by direct negotiations with the owners or controlling persons or the businesses or assets to be acquired, (ii) the shares of Common Stock issued will be valued at prices reasonably related to market prices prevailing either at the time an acquisition agreement is executed or at or about the time of delivery of shares.

                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Benesch, Friedlander, Coplan & Aronoff LLP of Cleveland, Ohio.

                                    EXPERTS

     The consolidated financial statements of Waterlink, Inc. and subsidiaries at September 30, 1997 and 1996 and for the years ended September 30, 1997 and 1996 and the period from December 7, 1994 to September 30, 1995, appearing in this Prospectus and Registration Statement (as defined below) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is subject to the reporting requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information, once filed, may be inspected, without charge, at the public reference facilities of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any portion of these documents can be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC maintains an Internet web site that contains such reports, proxy statements and other information regarding issuers (including the Company) that file electronically with the SEC. The address of that site is http://www.sec.gov.

     The Company has filed this Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with the SEC with respect to this offering. This Prospectus, filed as a part of the Registration Statement, does not contain all the information set forth therein, or the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and reference hereby is made to that omitted information. The statements made in this Prospectus concerning documents filed or incorporated by reference as exhibits to the Registration Statement accurately describe the material provisions of those documents and are qualified in their entirety by reference to those exhibits for complete statements of their provisions. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the principal office of the SEC in Washington, D.C., as described above, and are also available at the SEC's Internet web site described above.

     Proxy statements, reports and other information concerning the Company that are filed under the Exchange Act also can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                         INDEX TO FINANCIAL STATEMENTS



                                                              PAGE
WATERLINK, INC. AND SUBSIDIARIES
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets at September 30, 1997 and
  1996......................................................   F-3
Consolidated Statements of Operations for the years ended
  September 30, 1997 and 1996 and the period from December
  7, 1994 (date of incorporation) to September 30, 1995.....   F-5
Consolidated Statements of Shareholders' Equity for the
  years ended September 30, 1997 and 1996 and the period
  from December 7, 1994 (date of incorporation) to September
  30, 1995..................................................   F-6
Consolidated Statements of Cash Flows for the years ended
  September 30, 1997 and 1996 and the period from December
  7, 1994 (date of incorporation) to September 30, 1995.....   F-7
Notes to Consolidated Financial Statements..................   F-8
Consolidated Balance Sheets at September 30, 1997 and
  December 31, 1997 (Unaudited).............................  F-22
Consolidated Statements of Income for the three months ended
  December 31, 1996 and 1997 (Unaudited)....................  F-24
Consolidated Statements of Cash Flows for the three months
  ended December 31, 1996 and 1997 (Unaudited)..............  F-25
Notes to Consolidated Financial Statements (Unaudited)......  F-26

                         REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
WATERLINK, INC.

     We have audited the accompanying consolidated balance sheets of Waterlink, Inc. and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended September 30, 1997 and 1996 and the period from December 7, 1994 (date of incorporation) to September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Waterlink, Inc. and subsidiaries at September 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years ended September 30, 1997 and 1996 and the period from December 7, 1994 to September 30, 1995 in conformity with generally accepted accounting principles.


                                          ERNST & YOUNG LLP


Canton, Ohio


November 11, 1997, except


for Note 14, as to which


the date is February 11, 1998.

                        WATERLINK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
                                                                 (In thousands)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  2,482    $    119
  Trade accounts receivable, less allowance of $775 in 1997
     and $101 in 1996.......................................    24,625       5,699
  Other receivables.........................................     1,320         378
  Inventories...............................................    10,143       3,231
  Costs in excess of billings...............................     6,413       1,447
  Refundable income taxes...................................       635          --
  Other current assets......................................     1,177         172
                                                              --------    --------
Total current assets........................................    46,795      11,046
Property, plant and equipment, at cost:
  Land, building and improvements...........................     2,366         750
  Machinery and equipment...................................     2,536         383
  Office equipment..........................................     1,463         747
                                                              --------    --------
                                                                 6,365       1,880
  Less accumulated depreciation.............................       554         103
                                                              --------    --------
                                                                 5,811       1,777
Other assets:
  Goodwill, net of amortization of $929 in 1997 and $287 in
     1996...................................................    60,419      15,029
  Patents, net of amortization of $63 in 1997 and $18 in
     1996...................................................     1,484         749
  Deferred income taxes.....................................       611          --
  Other assets..............................................       740         390
                                                              --------    --------
                                                                63,254      16,168
                                                              --------    --------
Total assets................................................  $115,860    $ 28,991
                                                              ========    ========

        The accompanying notes are an integral part of these statements.

                        WATERLINK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
                                                                 (In thousands,
                                                               except share data)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable -- trade.................................  $  9,597    $  2,076
  Accrued expenses..........................................     9,447       1,931
  Additional purchase consideration payable.................     1,760       1,013
  Billings in excess of cost................................     3,425         559
  Accrued income taxes......................................       490          60
  Deferred income taxes.....................................       108          --
  Current portion of long-term obligations..................     2,538       1,969
                                                              --------    --------
Total current liabilities...................................    27,365       7,608
Long-term obligations:
  Long-term debt............................................    12,502       4,676
  Notes payable -- related parties..........................        --       3,100
  Convertible subordinated notes -- related parties.........     3,921       2,400
  Other.....................................................     1,199         300
                                                              --------    --------
                                                                17,622      10,476
Redeemable Preferred Stock..................................        --       8,500
Shareholders' equity:
  Preferred Stock, $.001 par value, 10,000,000 shares
     authorized, none issued and outstanding
  Common Stock, voting, $.001 par value
     Authorized -- 40,000,000 shares
     Issued and outstanding -- 11,906,326 shares in 1997 and
      1,999,996 shares in 1996..............................        12           2
  Additional paid-in capital................................    70,739       2,611
  Foreign currency translation adjustment...................       (44)         --
  Retained earnings (deficit)...............................       166        (206)
                                                              --------    --------
Total shareholders' equity..................................    70,873       2,407
                                                              --------    --------
Total liabilities and shareholders' equity..................  $115,860    $ 28,991
                                                              ========    ========

        The accompanying notes are an integral part of these statements.

                        WATERLINK, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                            YEAR ENDED
                                                          SEPTEMBER 30,           PERIOD FROM
                                                        ------------------    DECEMBER 7, 1994 TO
                                                         1997       1996      SEPTEMBER 30, 1995
                                                        -------    -------    -------------------
                                                          (In thousands, except per share data)
Net sales.............................................  $64,699    $19,801          $ 2,684
Cost of sales.........................................   40,390     11,233            1,857
                                                        -------    -------          -------
Gross profit..........................................   24,309      8,568              827
Selling, general and administrative expenses..........   18,683      7,029            1,178
Special management compensation.......................    2,630         --               --
Amortization..........................................      751        307               15
                                                        -------    -------          -------
Operating income (loss)...............................    2,245      1,232             (366)
Other income (expense):
  Interest expense....................................   (1,281)      (877)            (144)
  Interest income and other items -- net..............      263        (44)              33
                                                        -------    -------          -------
Income (loss) before income taxes.....................    1,227        311             (477)
Income taxes..........................................      470          5               35
                                                        -------    -------          -------
Income (loss) before extraordinary item...............      757        306             (512)
Extraordinary item, net of income taxes of $257.......     (385)        --               --
                                                        -------    -------          -------
Net income (loss).....................................  $   372    $   306          $  (512)
                                                        =======    =======          =======
Earnings per common share:
  Basic:
     Income (loss) before extraordinary item..........  $  0.15    $  0.21          $ (0.42)
     Extraordinary item...............................    (0.08)        --               --
                                                        -------    -------          -------
                                                        $  0.07    $  0.21          $ (0.42)
                                                        =======    =======          =======
  Assuming dilution:
     Income (loss) before extraordinary item..........  $  0.10    $  0.06          $ (0.42)
     Extraordinary item...............................    (0.05)        --               --
                                                        -------    -------          -------
                                                        $  0.05    $  0.06          $ (0.42)
                                                        =======    =======          =======
Weighted average common shares outstanding:
  Basic...............................................    4,924      1,469            1,225
  Assuming dilution...................................    7,804      4,954            1,225



        The accompanying notes are an integral part of these statements.

                        WATERLINK, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                   FOREIGN                     TOTAL
                                                    ADDITIONAL    CURRENCY     RETAINED    SHAREHOLDERS'
                                           COMMON    PAID-IN     TRANSLATION   EARNINGS       EQUITY
                                           STOCK     CAPITAL     ADJUSTMENT    (DEFICIT)     (DEFICIT)
                                           ------   ----------   -----------   ---------   -------------
                                                         (In thousands, except share data)
PERIOD FROM DECEMBER 7, 1994 TO SEPTEMBER
  30, 1995
Sale of 1,200,000 shares (initial
  capitalization)........................   $ 1                                               $     1
Issuance of 250,000 shares in connection
  with acquisition of subsidiary.........            $   500                                      500
Net loss.................................                                        $(512)          (512)
                                            ---      -------        ----         -----        -------
Balance at September 30, 1995............     1          500                      (512)           (11)
YEAR ENDED SEPTEMBER 30, 1996
Exercise of 50,000 stock options.........                  5                                        5
Issuance of 499,996 shares in connection
  with acquisition of subsidiary.........     1        2,124                                    2,125
Net income...............................                                          306            306
Other....................................                (18)                                     (18)
                                            ---      -------        ----         -----        -------
Balance at September 30, 1996............     2        2,611                      (206)         2,407
YEAR ENDED SEPTEMBER 30, 1997
Conversion of subordinated notes for
  600,000 shares.........................     1        2,516                                    2,517
Issuance of 481,830 shares in connection
  with acquisition of subsidiaries.......     1        4,843                                    4,844
Sale of 5,175,000 shares in connection
  with the initial public offering and
  the exercise of the underwriters
  overallotment..........................     5       49,935                                   49,940
Conversion of 3,250,000 shares of
  Preferred Stock........................     3        8,497                                    8,500
Issuance of warrants in connection with
  debt agreements........................                413                                      413
Exercise of 399,500 stock options........                583                                      583
Net income...............................                                          372            372
Other....................................              1,341         (44)                       1,297
                                            ---      -------        ----         -----        -------
Balance at September 30, 1997............   $12      $70,739        $(44)        $ 166        $70,873
                                            ===      =======        ====         =====        =======

        The accompanying notes are an integral part of these statements.

                        WATERLINK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           YEAR ENDED
                                                         SEPTEMBER 30,            PERIOD FROM
                                                      --------------------    DECEMBER 7, 1994 TO
                                                        1997        1996      SEPTEMBER 30, 1995
                                                      --------    --------    -------------------
                                                                    (In thousands)
OPERATING ACTIVITIES
Net income (loss)...................................  $    372    $    306         $   (512)
Adjustments to reconcile net income (loss) to net
  cash used by operating activities:
     Extraordinary item.............................       385          --               --
     Special management compensation................     1,138          --               --
     Deferred income taxes (credit).................      (549)         --               --
     Depreciation and amortization..................     1,229         442               30
     Changes in working capital:
       Accounts receivable..........................    (8,951)       (700)          (1,258)
       Inventories..................................      (827)        432              290
       Cost in excess of billings...................       (13)     (1,390)              --
       Refundable income taxes......................      (123)         --               --
       Other assets.................................       462         (80)            (112)
       Accounts payable.............................     2,265         390              229
       Accrued expenses.............................         5         896              295
       Billings in excess of cost...................    (2,725)       (276)             168
       Accrued income taxes.........................       624         (34)              26
                                                      --------    --------         --------
Net cash used by operating activities...............    (6,708)        (14)            (844)
INVESTING ACTIVITIES
Purchases of equipment..............................    (1,072)       (423)             (93)
Purchases of subsidiaries, net of cash acquired.....   (42,597)     (5,557)          (6,508)
                                                      --------    --------         --------
Net cash used in investing activities...............   (43,669)     (5,980)          (6,601)
FINANCING ACTIVITIES
Proceeds from long-term borrowings..................    33,110       1,841            4,539
Payments on long-term borrowings....................   (30,866)     (1,304)              --
Proceeds from sale of Common Stock..................    50,523           5                1
Proceeds from sale of Preferred Stock...............        --       4,576            3,900
                                                      --------    --------         --------
Net cash provided by financing activities...........    52,767       5,118            8,440
Effect of exchange rate changes on cash.............       (27)         --               --
Increase (decrease) in cash and cash equivalents....     2,363        (876)             995
Cash and cash equivalents at beginning of period....       119         995               --
                                                      --------    --------         --------
Cash and cash equivalents at end of period..........  $  2,482    $    119         $    995
                                                      ========    ========         ========

        The accompanying notes are an integral part of these statements.

                        WATERLINK, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

1. ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Waterlink, Inc. and its wholly-owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated upon consolidation.

FISCAL YEAR END

     The Company's fiscal year ends on September 30th. References in the notes to the financial statements to the years 1997 and 1996 refer to the fiscal years ended September 30, 1997 and 1996, respectively. References in the notes to the financial statements to 1995 refer to the period from December 7, 1994 (date of incorporation) to September 30, 1995.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

REVENUE RECOGNITION

     The majority of the Company's systems and equipment are custom designed and take a number of months to produce. Revenues from large contracts are recognized using the percentage of completion method of accounting in the proportion that costs bear to total estimated costs at completion. Revisions of estimated costs or potential contract losses, if any, are recognized in the period in which they are determined. Revenues from the remaining equipment and product sales are recognized when shipped.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and trade receivables. The Company places its cash equivalents with high quality financial institutions.

     Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many different regions and industries. The Company grants credit to customers based on an evaluation of their financial condition and collateral is generally not required. Losses from credit sales are provided for in the financial statements and have historically been within management's expectations.

INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

FINANCIAL INSTRUMENTS

     The carrying values of cash, cash equivalents, accounts receivable and accounts payable are a reasonable estimate of fair value due to the short-term nature of these instruments. Substantially all of the Company's long-term debt obligations, except for the convertible subordinated notes -- related parties, have variable rates and cost approximates fair value at September 30, 1997. The convertible subordinated notes -- related parties do not have a ready market and cost is assumed to approximate fair value. The carrying value of these notes is

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

1. ACCOUNTING POLICIES (CONTINUED)

$3,921,000 at September 30, 1997, with interest rates of 3% and 5.81% and maturity dates through September 1999.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is valued at cost. Expenditures for repairs and maintenance are charged to operations as incurred, while expenditures for additions and improvements are capitalized. Depreciation is computed principally using the straight-line method over the estimated useful lives of assets. The useful lives range from 30 to 40 years for building and improvements; 5 to 10 years for machinery and equipment and 3 to 7 years for office equipment.

GOODWILL

     Goodwill represents costs in excess of net assets of acquired businesses which are amortized using the straight-line method over a period of 40 years. The Company evaluates the realizability of goodwill based on the undiscounted cash flows of the applicable businesses acquired over the remaining amortization period. Should the review indicate that goodwill is not recoverable, the Company's carrying value of goodwill would be reduced by the estimated shortfall of the cash flows. No reduction of goodwill for impairment has been necessary to date.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rates of exchange prevailing during the year. The related translation adjustments are reflected as a separate component of shareholders' equity. Foreign currency gains and losses resulting from transactions are included in the results of operations and amounted to a gain of $167,000 in 1997.

EMPLOYEE BENEFIT PLAN

     Effective February 1, 1996, the Company implemented a defined contribution plan which covers substantially all employees. Company contributions to the plan in 1997 totaled $13,000. No Company contributions were made in 1996.


EARNINGS (LOSS) PER SHARE



     In 1997, the FASB issued SFAS No. 128, Earnings Per Share, which replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. All earnings per share amounts for all periods have been restated to conform to the SFAS No. 128 requirements (see Note 14).


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

1. ACCOUNTING POLICIES (CONTINUED)

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS


     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which changes the way public companies report segment information in annual financial statements. The Statement also requires public companies to report selected segment information in interim financial reports to shareholders. The Statement is effective for the Company in fiscal 1999 and restatement of comparative information for earlier years is required in the initial year of adoption. Management does not expect the adoption of SFAS No. 131 to have a material impact on the Company's financial statement disclosures.


2. ACQUISITIONS

     On March 5, 1997, the Company acquired the Nordic Water Products Group ("Nordic Group") for approximately $11,256,000, consisting of $10,721,000 in cash and $535,000 of seller notes. The Nordic Group manufactures continuous recirculating sand filters, included plate settlers and systems for nutrient removal, decanting centrifuges for dewatering biosolids and hydraulic surface and bottom scrappers. The Nordic Group also designs and builds water purification and wastewater treatment plants in Europe. The purchase price includes approximately $5,731,000 of goodwill, which is being amortized on a straight-line basis over 40 years.

     Concurrent with the closing of the Company's IPO, on June 27, 1997, the Company acquired Bioclear Technology, Inc. ("Bioclear") and Lanco Environmental Products, Inc. ("Lanco"), for approximately $22,591,000, consisting of $16,688,000 in cash, $2,285,000 of assumed debt and 328,947 shares of Common Stock valued at $11 per share. Bioclear designs and builds sequential batch reactor systems to biologically treat industrial and municipal wastewater, and Lanco fabricates small plate and frame filter presses for dewatering biosolids and inclined plate clarifiers for heavy metal removal. The amount of goodwill recorded in connection with these acquisitions was approximately $19,682,000 and is being amortized on a straight-line basis over 40 years.

     On September 12, 1997, the Company acquired Mellegard V.A. Maskiner AB ("Meva") for approximately $6,838,000; consisting of $5,167,000 in cash and $1,671,000 of convertible subordinated notes. Meva specializes in the design and installation of fine screens and related accessories for wastewater treatment applications. The purchase price includes approximately $4,952,000 of goodwill, which is being amortized on a straight-line basis over 40 years.

     On September 30, 1997, the Company acquired Hycor Corporation ("Hycor") for approximately $16,002,000; consisting of $12,500,000 in cash, $2,250,000 in convertible subordinated notes, $502,000 of assumed debt and 41,095 shares of Common Stock at $18.25 per share. Hycor designs and manufactures screening and dewatering equipment for liquid/solid separation in industrial and municipal wastewater and process applications. The purchase price includes approximately $13,871,000 of goodwill, which will be amortized on a straight-line basis over 40 years.

     During fiscal 1996, the Company completed the acquisition of three companies that design and produce water and wastewater treatment systems. Mass Transfer Systems, Inc. was purchased effective January 31, 1996 for approximately $8,000,000, consisting of $3,500,000 in cash, $4,100,000 in seller notes and $400,000 of assumed debt. Aero-Mod, Inc. and affiliates was purchased effective April 26, 1996 for approximately $2,700,000, consisting of $1,300,000 in cash, $700,000 in seller notes and $700,000 in assumed debt. Water Equipment Technologies, Inc. was purchased effective September 30, 1996 for approximately $5,200,000, consisting of $2,600,000 in cash and 611,784 shares of Common Stock valued at $4.25 per share. The aggregate purchase price of the 1996 acquisitions included approximately $9,328,000 of goodwill (Mass

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

2. ACQUISITIONS (CONTINUED)
Transfer Systems, Inc. -- $5,737,000; Aero-Mod, Inc. -- $78,000 and Water Equipment Technologies, Inc. -- $3,513,000), which is being amortized on a straight-line basis over 40 years.

     During fiscal 1995, the Company acquired SanTech Equipment, Inc. and Great Lakes Environmental, Inc. which design and produce industrial separation systems, wastewater pretreatment systems and oil/water separation products. SanTech Equipment, Inc. was purchased effective March 31, 1995 for cash of approximately $750,000. Great Lakes Environmental, Inc. was purchased effective August 31, 1995 for approximately $8,500,000, consisting of $5,800,000 of cash, $2,200,000 of seller obligations and 250,000 shares of Common Stock at $2.00 per share. The purchase price of the Great Lakes Environmental, Inc. acquisition included approximately $7,784,000 of goodwill, which is amortized on a straight-line basis over 40 years.

     All of the acquisitions were accounted for as purchases. The purchase price allocations for certain of the Company's 1997 acquisitions have been based on preliminary estimates, which may be revised at a later date. The consolidated statement of operations of the Company includes the results of operations of the acquired businesses for the period subsequent to the effective date of these acquisitions.

     Under the terms of certain of the purchase agreements, the Company may be required to make additional purchase consideration payments of up to $6,545,000, contingent upon the achievement of specified operating results through fiscal 2000. The payments that may be required in fiscal 1998, 1999 and 2000 are $4,100,000, $1,713,000 and $732,000, respectively. In connection with two of the Company's acquisitions, the Company also may be required to make other additional purchase consideration payments in the form of cash and common stock, in an amount equal to a fixed percentage of the excess of certain specified annual earnings targets through fiscal 2000. Since such additional purchase consideration payments, if any, are based on a fixed percentage of such excess amount, there is no maximum amount for such payments. Any such additional purchase consideration payments will be treated as additional goodwill for accounting purposes.

     The following unaudited pro forma information presents the consolidated results of operations of the Company assuming the acquisitions discussed above were completed on October 1, 1995:


                                                           1997        1996
                                                         --------    --------
                                                            (In thousands)
Net sales..............................................  $111,026    $ 93,384
Operating profit.......................................     6,861       5,977
Income before taxes....................................     3,052         627
Income before extraordinary item.......................     1,740         357
Net income.............................................     1,355         357
Earnings per common share:
  Basic................................................  $   0.26    $   0.15
  Assuming dilution....................................      0.17        0.06


     The pro forma results of operations are not indicative of the actual results of operations that would have occurred had the acquisitions been made on the date indicated, or the results that may be obtained in the future. The above pro forma operating results do not reflect the use of proceeds of the IPO and the resulting reduction of indebtedness. Pro forma operating results for the year ended September 30, 1997 reflect the $2,630,000 special compensation charge and the extraordinary item of $385,000 incurred in connection with the IPO, as described in Notes 8 and 9.

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

3. INVENTORIES

     Inventories consisted of the following:

                                                             SEPTEMBER 30,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
                                                             (In thousands)
Raw materials and supplies...............................  $ 4,821    $ 1,864
Work in process and finished goods.......................    5,322      1,367
                                                           -------    -------
                                                           $10,143    $ 3,231
                                                           =======    =======

4. CONTRACT BILLING STATUS

     Information with respect to the billing status of contracts in process is as follows:

                                                             SEPTEMBER 30,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
                                                             (In thousands)
Contract costs incurred to date..........................  $17,033    $ 1,957
Estimated profits........................................    7,793      1,864
                                                           -------    -------
Contract revenue earned to date..........................   24,826      3,821
Less billings to date....................................   21,838      2,933
                                                           -------    -------
Cost and estimated earnings in excess of billings, net...  $ 2,988    $   888
                                                           =======    =======

     The above amounts are included in the accompanying consolidated balance sheet as:

                                                             SEPTEMBER 30,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
                                                             (In thousands)
Costs in excess of billings..............................  $ 6,413    $ 1,447
Billings in excess of costs..............................    3,425        559
                                                           -------    -------
                                                           $ 2,988    $   888
                                                           =======    =======

     Amounts receivable include retainage which has been billed, but is not due pursuant to retainage provisions in construction contracts until completion of performance and acceptance by the customer. This retainage aggregated $1,294,000 at September 30, 1997, and $528,000 at September 30, 1996. Substantially all retained balances are collectible within one year.

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

5. LONG-TERM DEBT OBLIGATIONS

     Long-term debt obligations consisted of the following:

                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
                                                                (In thousands)
LONG-TERM DEBT
  Revolving credit agreements with a bank, due June 27,
     2000. Interest is payable monthly at designated
     variable rates. (6.69% at September 30, 1997)..........  $12,000    $    --
  Subordinated note to former parent of acquired business
     due November 24, 1997. Interest is payable at maturity
     at a rate of 7% per annum..............................      535         --
  Note payable to a bank, due January 14, 1998. Interest is
     payable at maturity at a rate of 4.4%..................    1,807         --
  Note payable in annual installments of $100,000, including interest at 9.25%, commencing June 1999 through June
     2005...................................................      502         --
  Note payable to a bank, interest payable monthly at a rate
     of 4.75%...............................................      196         --
  Term notes payable to banks...............................       --      5,093
  Revolving credit agreement................................       --        672
  Other notes payable to various parties....................       --         80
NOTES PAYABLE -- RELATED PARTIES
  Subordinated notes payable to former shareholders of
     acquired companies.....................................       --      3,900
CONVERTIBLE SUBORDINATED NOTES -- RELATED PARTIES
  Note payable to former shareholders of Meva, due September
     12, 1999. Interest accrues at 3% per annum and is
     payable on a quarterly basis...........................    1,671         --
  Note payable to a former shareholder of Hycor, due
     September 30, 1999. Interest accrues at 5.81% per annum
     and is payable on a quarterly basis....................    2,250         --
  Notes payable to former shareholders of acquired
     companies..............................................       --      2,400
                                                              -------    -------
                                                               18,961     12,145
Less current maturities.....................................    2,538      1,969
                                                              -------    -------
                                                              $16,423    $10,176
                                                              =======    =======

     Future maturities of long-term debt obligations for the five years subsequent to September 30, 1997 are as follows: 1998 -- $2,538,000;
1999 -- $3,924,000; 2000 -- $12,054,000; 2001 -- $59,000 and 2002 -- $64,000.

     Interest paid approximated $1,605,000 in 1997 and $631,000 in 1996.

     On February 19, 1997, the Company entered into a credit facility with Bank of America National Trust & Savings Association ("Credit Facility"). Proceeds from the Credit Facility were used to acquire the Nordic Group and to refinance certain indebtedness in connection with the acquisition. As additional consideration for

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

5. LONG-TERM DEBT OBLIGATIONS (CONTINUED)

the Credit Facility, the Company granted the Bank, pursuant to an agreement dated February 19, 1997, a warrant, expiring in 2002, to purchase 225,000 shares of Common Stock at a purchase price of $4.50 per share. The aggregate fair value of the 225,000 warrants issued of $265,500 ($1.18 per share) was treated as an original issue discount and was subsequently written off in connection with the extraordinary charge discussed in Note 9.

     On June 27, 1997, concurrent with the closing of its IPO, the Company terminated its Credit Facility and entered into a new $40,000,000 three year, secured, domestic revolving credit facility with Bank of America National Trust & Savings Association as agent. This facility permits the Company's overseas subsidiaries to incur up to $10,000,000 of additional unsecured indebtedness. In connection with entering into the domestic revolving credit facility, the existing separate facilities of the two overseas subsidiaries were amended to provide availability of $4,000,000 and $3,000,000, respectively. The $40,000,000 domestic revolving credit facility and the $7,000,000 overseas facilities (the "New Credit Facility") will be utilized to fund operating activities of the Company as well as future acquisitions.

     Loans under the domestic revolving credit facility will bear interest at a designated variable base rate plus spreads ranging from 0 to 25 basis points depending on the ratio of total consolidated indebtedness to the Company's earnings before interest, taxes, depreciation and amortization. At the Company's option, the domestic revolving credit facility will bear interest based on a designated London interbank offering rate plus spreads ranging from 100 to 200 basis points. At September 30, 1997, approximately $32,404,000 was available under the New Credit Facility.

     The New Credit Facility restricts or prohibits the Company from many actions, including paying dividends and incurring or assuming other indebtedness or liens. The Company's obligations under the New Credit Facility are secured by liens on substantially all of the Company's domestic assets, including equipment, inventory, accounts receivable and general intangibles and pledge of most of the stock of the Company's subsidiaries. The two overseas subsidiaries have given a negative pledge of their assets in connection with the overseas facilities.


     In September 1997, the Company entered into a $3,000,000 credit facility ("Canadian Line-of-Credit") with Royal Bank of Canada, a participant in the Credit Facility above, to fund Canadian working capital requirements including bankers acceptances and letters of credit. Interest rates are negotiated on an individual borrowing basis and are related to the Royal Bank of Canada's prime rate. Borrowings are payable upon demand and are guaranteed by Bioclear. At September 30, 1997, approximately $802,000 was available under the Canadian Line-of-Credit.


     Convertible subordinated notes payable to former shareholders of acquired companies of $2,400,000, plus accrued interest, were converted into 600,000 shares of Common Stock in 1997.

     In March 1997, the Company entered into a note purchase agreement (the "Note Purchase Agreement") pursuant to which the Company could issue, and several purchasers had committed to purchase, five year subordinated notes (the "1997 Notes"). The 1997 Notes were not drawn on by the Company and upon the consummation of the IPO the Note Purchase Agreement terminated in accordance with its terms. In consideration for entering into the Note Purchase Agreement, parties agreeing to be purchasers of the 1997 Notes received 125,000 warrants to purchase shares of common stock at a purchase price of $4.50 per share. The aggregate fair value of the 125,000 warrants issued of $148,000 ($1.18 per share) was initially capitalized as deferred financing costs and was subsequently written off in connection with the extraordinary charge discussed in Note 9.

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

6. LEASES

     The Company leases certain facilities and equipment under operating leases, some of which are with an entity controlled by former shareholders of certain acquired businesses. The Company believes that the rents due under the related party leases are comparable to those which would be charged by an unrelated party. Rent expense totaled $959,000 in 1997, $241,000 in 1996 and $64,000 in
1995. Related party rent expense included in these totals amounted to $438,000 in 1997 and $116,000 in 1996. Aggregate future minimum lease payments under noncancelable operating leases at September 30, 1997 are as follows:

                                                   RELATED
                                                    PARTY     OTHER
                                                   LEASES     LEASES    TOTAL
                                                   -------    ------    ------
                                                         (In thousands)
1998.............................................  $  677     $  588    $1,265
1999.............................................     687        471     1,158
2000.............................................     697        357     1,054
2001.............................................     573        349       922
2002.............................................     259        198       457
Thereafter.......................................   3,295        195     3,490
                                                   ------     ------    ------
                                                   $6,188     $2,158    $8,346
                                                   ======     ======    ======

7. REDEEMABLE PREFERRED STOCK

     Redeemable Preferred Stock at September 30, 1996 consisted of 400,000 shares of Series A Preferred Stock (issued in 1995), 1,700,000 shares of Series B Preferred Stock (issued in 1995) and 1,150,000 shares of Series C Preferred Stock (issued in 1996). These shares had a par value of $.001 per share and a base liquidation price of $1.25 per share for Series A Preferred Shares, $2.00 per share for Series B Preferred Shares, and $4.00 per share for Series C Preferred Shares.

     In accordance with the terms of the shareholder agreements, all outstanding shares of Preferred Stock were converted into shares of Common Stock on a one-for-one basis concurrent with the Company's IPO in June 1997.

8. SPECIAL MANAGEMENT COMPENSATION


     In June 1997, the Company incurred a special charge to operations of $2,630,000 resulting primarily from the issuance, concurrent with the IPO, of a ten year option to purchase 100,000 shares of common stock at a price of $0.10 per share to an officer of the Company pursuant to terms of an employment agreement. Of this amount, approximately $1,138,000 is non-cash and the remainder represents cash obligations related principally to the reimbursement of income taxes resulting from the stock option issuance. This special charge after income taxes on a per share basis -- assuming dilution was $0.21 for the year ended September 30, 1997.


9. EXTRAORDINARY ITEM

     The Company used a portion of the proceeds from its IPO to repay substantially all of its outstanding indebtedness. In addition, concurrent with the IPO the Company canceled the Note Purchase Agreement discussed in Note 5. In connection with the early retirement of certain indebtedness and the cancellation of the Note Purchase Agreement, the Company realized an extraordinary charge of $385,000, net of taxes of $257,000, related to the write-off of unamortized debt issuance costs and discounts associated with this

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

9. EXTRAORDINARY ITEM (CONTINUED)

indebtedness. This extraordinary item on a per share basis -- assuming dilution was $0.05 for the year ended September 30, 1997.


10. INCOME TAXES

     The provision for income taxes consists of the following:

                                                    1997      1996      1995
                                                   ------    ------    ------
                                                         (In thousands)
Current:
  U.S. federal...................................  $  807    $   --    $   --
  State and local................................     (48)        5        35
  Foreign........................................     214        --        --
                                                   ------    ------    ------
                                                      973         5        35
Deferred.........................................    (549)       99        --
Increase (reduction) in valuation allowance......      46       (99)       --
                                                   ------    ------    ------
                                                   $  470    $    5    $   35
                                                   ======    ======    ======

     The Company made income tax payments of approximately $220,000 in 1997, $40,000 in 1996 and $9,000 in 1995.

     Following is the reconciliation between the provision (credit) for income taxes and the amount computed by applying the statutory U.S. federal income tax rate of 34% to income before income taxes:

                                                    1997      1996      1995
                                                   ------    ------    ------
                                                         (In thousands)
Provision (credit) for income taxes at the
  statutory federal rate.........................  $  417    $  106    $ (162)
  Adjustments:
     State and local income taxes................     (32)        5        35
     Non-deductible goodwill amortization........      71        --        --
     Difference in rates on foreign
       subsidiaries..............................     (46)       --        --
     Change in valuation allowance...............      46       (99)      163
     Other.......................................      14        (7)       (1)
                                                   ------    ------    ------
Provision for income taxes.......................  $  470    $    5    $   35
                                                   ======    ======    ======
Effective income tax rate........................      38%        2%       (7)%
                                                   ======    ======    ======

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

10. INCOME TAXES (CONTINUED)

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of the net operating loss carryforward and temporary differences are as follows:

                                                    1997      1996      1995
                                                   ------    ------    ------
                                                         (In thousands)
Deferred tax assets:
  Net operating loss carryforward................  $  771    $  152    $   85
  Other..........................................     645       133        78
  Valuation allowance............................    (110)      (64)     (163)
                                                   ------    ------    ------
                                                    1,306       221        --
Deferred tax liabilities:
  Amortization of goodwill.......................    (261)     (164)       --
  Revenue recognition............................    (485)       --        --
  Other..........................................     (57)      (57)       --
                                                   ------    ------    ------
                                                     (803)     (221)       --
                                                   ------    ------    ------
Net deferred tax asset...........................  $  503    $   --    $   --
                                                   ======    ======    ======

     For tax purposes, the Company has U.S. federal loss carryforwards of $1,193,000 which expire in the year 2012 and foreign net operating loss carryforwards of $1,175,000 that expire in 2003 . A valuation allowance has been established for certain net operating loss carryforwards for which realization is uncertain.

11. STOCK OPTION PLANS

     During 1997, the Board of Directors approved the Omnibus Incentive Plan (the "Omnibus Plan") which provides for compensatory equity based awards to officers and certain other key employees of the Company. Awards may be granted for no consideration and consist of stock options, stock awards, SARs, dividend equivalents, other stock based awards (such as phantom stock) and performance awards consisting of any combination of the foregoing. There have been no awards granted under this plan.

     The Company's 1995 Stock Option Plan (the "Stock Option Plan") provides grants to officers, key employees, and directors of awards consisting of "incentive stock options" as defined under the provisions of Section 422 of the Code, and non-qualified stock options. There are 1,600,000 shares of Common Stock available for granting of awards under the Stock Option Plan. All options granted under the Stock Option Plan expire ten years after the date of grant (see Note 12).

     The Company's 1997 Non-Employee Director Stock Option Plan (the "Director Plan") is authorized to issue up to 150,000 shares of Common Stock. Each non-employee director is automatically granted an option to purchase 3,000 shares of Common Stock. In addition, on each anniversary date of the Director Plan, each of the Company's then non-employee directors who have served at least six-months shall automatically be granted an option to purchase 5,000 shares of Common Stock. The per share exercise price of options granted under the Director Plan will be the fair market value of the Common Stock on the date of grant. Options granted under the Director Plan will expire ten years after the date of grant (see Note 12).

     Under the Company's Employee Stock Purchase Plan (the "Plan"), the Company is authorized to issue up to 500,000 shares of Common Stock. Under the terms of the Plan, employees can choose to have up to 20% of their annual compensation withheld to purchase Common Stock. The exercise price for shares subject to

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

11. STOCK OPTION PLANS (CONTINUED)

purchase under options granted shall be 85% of the fair market value of the Common Stock on the first day of the purchase period, unless otherwise determined by the compensation committee. On the last day of the purchase period of any offering of shares made under the Plan, each outstanding option shall automatically be exercised. At any time prior to the end of the purchase period applicable to each offering, an employee is permitted to terminate or reduce his or her payroll deductions, to reduce his or her options to purchase or to withdraw all or part of the amount in his or her account. The employee has the right to receive in cash the amount accumulated in such account. The Plan will terminate ten years from the date of adoption.

12. STOCK BASED COMPENSATION

     It is the Company's policy to generally grant stock options for a fixed number of shares to employees with the exercise price approximating fair value. The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations and accordingly, recognizes no compensation expense for stock options granted at fair value. Management believes that the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting For Stock Based Compensation" ("SFAS 123"), requires use of option valuation methods that were not developed for use in valuing employee stock options. Under APB 25, compensation expense has been recognized for all options granted at less than the fair market value of the Company's common shares on the date of grant (see Note 8).

     Pro forma information regarding net income and earnings per share is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options and the options granted as part of the Plan were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996: risk-free interest rate of 6.0%, dividend yield rate of 0%, volatility factor of the expected market price of the Company's stock of 30% and a weighted-average expected life of the options of 5 years. Using the Black-Scholes model, the weighted-average grant-date fair value of options granted during 1997 and 1996 in the Stock Option Plan follows:

                                                          1997                1996
                                                    -----------------   -----------------
                                                     FAIR    EXERCISE    FAIR    EXERCISE
                                                    VALUE     PRICE     VALUE     PRICE
                                                    ------   --------   ------   --------
Stock price equals exercise price.................  $ 4.28    $11.20    $ 1.53    $ 3.92
Stock price is greater than exercise price........      --        --      4.18       .10
Stock price is less than exercise price...........      --        --      1.54      4.40

     The weighted-average grant-date fair value of the options granted during 1997 under the Plan was $4.86.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

12. STOCK BASED COMPENSATION (CONTINUED)
     For purposes of pro forma disclosures, the estimated value of the options is amortized to expense over the options' vesting period. The pro forma results are not necessarily indicative of what would have occurred had the Company adopted SFAS 123. The Company's pro forma information follows:


                                                               1997        1996
                                                              ------      ------
                                                                (In thousands,
                                                               except per share
                                                                    data)
Pro forma net (loss) income.................................  $ (331)     $  268
Pro forma earnings (loss) per common share:
  Basic.....................................................   (0.07)       0.18
  Assuming dilution.........................................   (0.07)       0.05


     A summary of the Company's stock option activity and related information follows:

                                            1997                   1996                   1995
                                    --------------------   --------------------   --------------------
                                                WEIGHTED               WEIGHTED               WEIGHTED
                                                AVERAGE                AVERAGE                AVERAGE
                                     NUMBER     EXERCISE    NUMBER     EXERCISE    NUMBER     EXERCISE
                                    OF SHARES    PRICE     OF SHARES    PRICE     OF SHARES    PRICE
                                    ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning of
  year............................    666,500    $2.96      215,000     $ .10           --        --
Granted...........................    808,800     9.98      501,500      3.88      215,000     $ .10
Exercised.........................   (184,500)     .33      (50,000)      .10           --        --
                                    ---------    -----      -------     -----      -------     -----
Outstanding at end of year........  1,290,800    $8.48      666,500     $2.96      215,000     $ .10
                                    =========    =====      =======     =====      =======     =====
Exercisable at end of year........    583,000    $3.98        3,750        --           --        --
                                    =========    =====      =======     =====      =======     =====
Available for future options......     74,700                83,500                185,000
                                    =========               =======                =======

     The Company has reserved 1,715,500 shares of Common Stock for possible exercise of outstanding stock options and warrants.

13. GEOGRAPHIC AREA DATA

     The Company operates in a single industry, providing integrated water and wastewater treatment solutions to industry and municipalities worldwide. The Company has a strategy of acquisition and internal growth to provide integrated products, technologies and services to water users globally. Export sales represented approximately one-third of U.S. sales in 1997 and 1996.

     Revenue transfers between geographic areas and other intergeographic eliminations are not material. The Company does not derive more than 10% of its total revenue from any individual customer.

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

13. GEOGRAPHIC AREA DATA (CONTINUED)

     Prior to 1997, the Company's operations were all domestic. Information by geographic area for the year ended September 30, 1997 follows:

                                       UNITED STATES    SWEDEN    GERMANY     OTHER     CONSOLIDATED
                                       -------------   --------   --------   --------   ------------
                                                              (In thousands)
Net sales............................    $ 43,015      $ 12,440   $  7,840   $  1,404     $ 64,699
Operating income (1).................         787         1,276        137         45        2,245
Income before income taxes (1).......         431           763         14         19        1,227
Assets employed at year end..........      62,489        25,127      5,972     22,272      115,860

---------------

(1) The special management compensation charge of $2,630,000 is included under the United States.


14. SUBSEQUENT EVENT -- EARNINGS PER SHARE



     In 1997, the FASB issued SFAS No. 128, Earnings Per Share, which replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. In addition, effective February 3, 1998, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 98. SAB No. 98 revises the views of the staff contained in certain topics of the staff accounting bulletin series, including SAB No.
83 -- Earnings Per Share Computations in an Initial Public Offering, to be consistent with the provisions of SFAS No. 128. All earnings per share amounts for all periods have been restated to conform to the requirements of SFAS No. 128 and SAB No. 98.

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

14. SUBSEQUENT EVENT -- EARNINGS PER SHARE (CONTINUED)

     The following table sets forth the computation of basic and diluted earnings per share.



                                                               1997      1996      1995
                                                              ------    ------    ------
                                                              (In thousands, except per
                                                                     share data)
Numerator:
  Income (loss) before extraordinary item...................  $  757    $  306    $ (512)
  Extraordinary item, net of tax............................    (385)       --        --
                                                              ------    ------    ------
  Income (loss) available to common stockholders for basic
     and diluted earnings per share.........................  $  372    $  306    $ (512)
                                                              ======    ======    ======
Denominator:
  Average shares outstanding--basic.........................   4,924     1,469     1,225

  Effect of dilutive securities:
     Conversion of preferred stock into common stock........   2,395     3,250        --
     Stock options and warrants.............................     485       235        --
                                                              ------    ------    ------
  Dilutive potential common shares                             2,880     3,485        --
                                                              ------    ------    ------
  Denominator for diluted earnings per share -- adjusted
     weighted average shares and assumed conversions........   7,804     4,954     1,225
                                                              ======    ======    ======
  Earnings per common share:
     Basic:
       Income (loss) before extraordinary item..............  $ 0.15    $ 0.21    $(0.42)
       Extraordinary item, net of tax.......................   (0.08)       --        --
                                                              ------    ------    ------
                                                              $ 0.07    $ 0.21    $(0.42)
                                                              ======    ======    ======
     Assuming dilution:
       Income (loss) before extraordinary item..............  $ 0.10    $ 0.06    $(0.42)
       Extraordinary item, net of tax.......................   (0.05)       --        --
                                                              ------    ------    ------
                                                              $ 0.05    $ 0.06    $(0.42)
                                                              ======    ======    ======



Certain stock options outstanding at September 30, 1997, were excluded from the computation of diluted earnings per share since the exercise prices were greater than the average market price of common shares during 1997, and therefore, would have an antidilutive effect on earnings per share. Further, conversion into common shares of preferred stock in 1995 and certain outstanding convertible subordinated notes in 1997 and 1996 have been excluded from the computation of diluted earnings per share, since they would have an antidilutive effect.

                        WATERLINK, INC. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS



                                                                               DECEMBER 31,
                                                              SEPTEMBER 30,        1997
                                                                  1997         (UNAUDITED)
                                                              -------------    ------------
                                                                     (In thousands)
ASSETS
Current Assets:
  Cash and cash equivalents.................................    $  2,482         $  3,042
  Accounts receivable:
     Trade, net.............................................      24,625           18,700
     Other..................................................       1,320              951
  Inventories...............................................      10,143           10,307
  Costs in excess of billings...............................       6,413           10,040
  Refundable income taxes...................................         635              498
  Deferred income taxes.....................................          --              377
  Other current assets......................................       1,177            1,293
                                                                --------         --------
Total Current Assets........................................      46,795           45,208
Property, plant and equipment, at cost:
  Land, buildings and improvements..........................       2,366            2,615
  Machinery and equipment...................................       2,536            2,342
  Office equipment..........................................       1,463            1,885
                                                                --------         --------
                                                                   6,365            6,842
  Less accumulated depreciation.............................         554              767
                                                                --------         --------
                                                                   5,811            6,075
Other assets:
  Goodwill, net.............................................      60,419           59,340
  Patents, net..............................................       1,484            1,462
  Deferred income taxes.....................................         611               --
  Other assets..............................................         740            2,213
                                                                --------         --------
                                                                  63,254           63,015
                                                                --------         --------
Total Assets................................................    $115,860         $114,298
                                                                ========         ========



                See notes to consolidated financial statements.

                        WATERLINK, INC. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS



                                                                               DECEMBER 31,
                                                              SEPTEMBER 30,        1997
                                                                  1997         (UNAUDITED)
                                                              -------------    ------------
                                                                     (In thousands,
                                                                   except share data)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable -- trade.................................    $  9,597         $  7,603
  Accrued expenses..........................................       9,447            8,880
  Additional purchase price payable.........................       1,760              525
  Billings in excess of cost................................       3,425            1,481
  Accrued income taxes......................................         490            1,114
  Deferred income taxes.....................................         108               --
  Current portion of long-term debt.........................       2,538            1,937
                                                                --------         --------
Total Current Liabilities...................................      27,365           21,540
Long-term obligations:
  Long-term debt............................................      12,502           15,775
  Convertible subordinated notes-related parties............       3,921            3,921
  Deferred income taxes.....................................          --              360
  Other long-term obligations...............................       1,199            1,176
                                                                --------         --------
                                                                  17,622           21,232
Shareholders' equity:
  Preferred Stock, $.001 par value, 10,000,000 shares
     authorized, none issued and outstanding................          --               --
  Common Stock, voting, $.001 par value,
     Authorized -- 40,000,000 shares Issued and
     outstanding -- 11,906,326 shares at September 30, 1997
     and 11,949,710 shares at December 31, 1997.............          12               12
  Additional paid-in capital................................      70,739           71,139
  Foreign currency translation adjustment...................         (44)          (1,806)
  Retained earnings.........................................         166            2,181
                                                                --------         --------
Total Shareholders' Equity..................................      70,873           71,526
                                                                --------         --------
Total Liabilities and Shareholders' Equity..................    $115,860         $114,298
                                                                ========         ========



                See notes to consolidated financial statements.

                        WATERLINK, INC. AND SUBSIDIARIES



                 CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED



                                                              THREE MONTHS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
                                                                (In thousands,
                                                               except per share
                                                                    data)
Net sales...................................................  $ 9,869    $32,080
Cost of sales...............................................    5,914     19,986
                                                              -------    -------
Gross profit................................................    3,955     12,094
Selling, general and administrative expenses................    3,239      8,069
Amortization................................................      142        432
                                                              -------    -------
Operating Income............................................      574      3,593
Other income (expense):
  Interest expense..........................................     (260)      (289)
  Other net.................................................      (12)        27
                                                              -------    -------
Income Before Income Taxes..................................      302      3,331
Income taxes................................................       75      1,316
                                                              -------    -------
Net Income..................................................  $   227    $ 2,015
                                                              =======    =======
Earnings per Common Share:
  Basic.....................................................  $  0.11    $  0.17
  Assuming Dilution.........................................  $  0.04    $  0.16
Weighted Average Common Shares Outstanding:
  Basic.....................................................    2,085     11,907
  Assuming Dilution.........................................    5,593     12,843



                See notes to consolidated financial statements.

                        WATERLINK, INC. AND SUBSIDIARIES



               CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED



                                                              THREE MONTHS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
                                                                (In thousands)
OPERATING ACTIVITIES
Net income..................................................  $   227    $ 2,015
Adjustments to reconcile net income to net cash used by
  operating activities:
  Depreciation and amortization.............................      223        663
  Deferred income taxes.....................................       --        497
  Changes in working capital:
     Accounts receivable....................................     (959)     5,891
     Inventories............................................     (548)      (323)
     Costs in excess of billings............................     (503)    (3,662)
     Refundable income taxes................................       --        137
     Other assets...........................................     (246)    (2,057)
     Accounts payable.......................................    1,629     (1,814)
     Accrued expenses.......................................      182       (469)
     Billings in excess of cost.............................     (121)    (1,926)
     Accrued income taxes...................................       16        624
                                                              -------    -------
Net cash used by operating activities.......................     (100)      (424)
INVESTING ACTIVITIES
Purchases of equipment......................................     (199)      (517)
Purchases of subsidiaries, net of cash acquired.............     (213)    (1,274)
                                                              -------    -------
Net cash used in financing activities.......................     (412)    (1,791)
FINANCING ACTIVITIES
Proceeds from long-term borrowings..........................    1,587      3,387
Payments on long-term borrowings............................     (698)      (730)
Proceeds from sale of common stock..........................       --        400
                                                              -------    -------
Net cash provided by financing activities...................      889      3,057
Effect of exchange rate changes on cash.....................       --       (282)
Increases in cash and cash equivalents......................      377        560
Cash and cash equivalents at beginning of period............      119      2,482
                                                              -------    -------
Cash and cash equivalents at end of period..................  $   496    $ 3,042
                                                              =======    =======



                See notes to consolidated financial statements.

                        WATERLINK, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                               DECEMBER 31, 1997



(Information as of December 31, 1997 and for the three months ended December 31,
                                      1996


                             and 1997 is unaudited)



1. BASIS OF PRESENTATION



     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended December 31, 1997 are not necessarily indicative of the results that may be expected for the year ending September 30, 1998. For further information, refer to the consolidated financial statements and footnotes thereto for the fiscal year ended September 30, 1997 included herein.



2. INVENTORIES



     Inventories consisted of the following (thousands of dollars):



                                                           SEPTEMBER 30,    DECEMBER 31,
                                                               1997             1997
                                                           -------------    ------------
Raw materials and supplies...............................     $ 4,821         $ 5,546
Work in process and finished goods.......................       5,322           4,761
                                                              -------         -------
                                                              $10,143         $10,307
                                                              =======         =======



3. CONTRACT BILLING STATUS



     Information with respect to the billing status of contracts in process is as follows (thousands of dollars):



                                                           SEPTEMBER 30,    DECEMBER 31,
                                                               1997             1997
                                                           -------------    ------------
Contract costs incurred to date..........................     $17,033         $21,548
Estimated profits........................................       7,793          10,512
                                                              -------         -------
Contract revenue earned to date..........................      24,826          32,060
Less billings to date....................................      21,838          23,501
                                                              -------         -------
Cost and estimated earnings in excess of billings, net...     $ 2,988         $ 8,559
                                                              =======         =======



     The above amounts are included in the accompanying consolidated balance sheet as follows (in thousands):



                                                           SEPTEMBER 30,    DECEMBER 31,
                                                               1997             1997
                                                           -------------    ------------
Costs in excess of billings..............................     $6,413          $10,040
Billings in excess of cost...............................      3,425            1,481
                                                              ------          -------
                                                              $2,988          $ 8,559
                                                              ======          =======

                        WATERLINK, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(Information as of December 31, 1997 and for the three months ended December 31,
                                      1996


                             and 1997 is unaudited)



4. SHAREHOLDERS' EQUITY



     A progression of shareholders' equity follows (thousands of dollars):



                                                                 FOREIGN
                                                 ADDITIONAL     CURRENCY                      TOTAL
                                       COMMON     PAID-IN      TRANSLATION    RETAINED    SHAREHOLDERS'
                                       STOCK      CAPITAL      ADJUSTMENT     EARNINGS       EQUITY
                                       ------    ----------    -----------    --------    -------------
Balance at September 30, 1997........   $12       $70,739        $   (44)      $  166        $70,873
Exercise of 1,000 stock options......    --             4                                          4
Issuance of 42,384 shares of common
  stock in connection with the
  employee stock purchase plan.......    --           396                                        396
Net income...........................                                           2,015          2,015
Other................................                             (1,762)                     (1,762)
                                        ---       -------        -------       ------        -------
Balance at December 31, 1997.........   $12       $71,139        $(1,806)      $2,181        $71,526
                                        ===       =======        =======       ======        =======



5. EARNINGS PER SHARE



     In 1997, the FASB issued SFAS No. 128, Earnings Per Share, which replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. In addition, effective February 3, 1998, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 98. SAB No. 98 revises the views of the staff contained in certain topics of the staff accounting bulletin series, including SAB No.
83 -- Earnings Per Share Computations in an Initial Public Offering, to be consistent with the provisions of SFAS No. 128. All earnings per share amounts for all periods have been restated to conform to the requirements of SFAS No. 128 and SAB No. 98.

                        WATERLINK, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997



(Information as of December 31, 1997 and for the three months ended December 31,
                                      1996


                             and 1997 is unaudited)



5. EARNINGS PER SHARE (CONTINUED)


     The following table sets forth the computation of basic and diluted earnings per share as required by Statement 128 (in thousands, except per share data):



                                                              THREE MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1996        1997
                                                              -------    --------
Numerator:
  Numerator for basic earnings per share -- net income......  $  227     $ 2,015
  Effect of dilutive securities-interest on convertible
     subordinated notes, net of tax.........................      --           8
                                                              ------     -------
  Numerator for diluted earnings per share -- income
     available to common stockholders after assumed
     conversions............................................  $  227     $ 2,023
                                                              ======     =======
Denominator:
  Average shares outstanding - basic........................   2,085      11,907
  Effect of dilutive securities:
     Conversion of preferred stock into common stock........   3,250          --
     Stock options and warrants.............................     258         858
     Convertible subordinated notes.........................      --          78
                                                              ------     -------
  Dilutive potential common shares..........................   3,508         936
                                                              ------     -------
  Denominator for diluted earnings per share-adjusted
     weighted average shares and assumed conversions........   5,593      12,843
                                                              ======     =======
Earnings per common share:
  Basic.....................................................  $ 0.11     $  0.17
                                                              ======     =======
  Assuming dilution.........................................  $ 0.04     $  0.16
                                                              ======     =======



     Certain stock options outstanding were excluded from the computation of diluted earnings per share since the exercise prices were greater than the average market price of common shares during the quarter ended December 31, 1997, and therefore, would have an antidilutive effect on earnings per share. Further, conversion into common shares of certain outstanding convertible subordinated notes have been excluded from the computation of diluted earnings per share since they would have an antidilutive effect on earnings per share.

             ======================================================

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary......................    3
Risk Factors............................    6
The Company.............................   12
Price Range of Common Stock.............   13
Dividend Policy.........................   14
Capitalization..........................   15
Selected Financial Data.................   16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   19
Business................................   26
Management..............................   33
Certain Transactions....................   45
Security Ownership......................   46
Shares Eligible for Future Sale.........   47
Description of Capital Stock............   49
Resales of Shares.......................   55
Plan of Distribution....................   56
Legal Matters...........................   56
Experts.................................   57
Additional Information..................   57
Index to Financial Statements...........  F-1


             ======================================================
             ======================================================

                                5,000,000 SHARES

                                WATERLINK(SM)

                                  COMMON STOCK

                               ------------------
                                   PROSPECTUS
                               ------------------

                                               , 1998
             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") permits the indemnification of the directors and officers of the Company. The Company Bylaws provide that it will indemnify the officers, directors, employees and agents of the Company to the extent permitted by the DGCL.

     The Company Certificate provides for the indemnification of directors and officers of the Company, and persons who serve or served at the request of the Company as a director, officer, employee or agent of another corporation, including service with respect to employee benefit plans, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties in amounts paid or to be paid in settlement) reasonably incurred with respect to any action, suit or proceeding, whether civil, criminal, administrative, or investigative, provided, however, the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Company's Board. In the event a claim for indemnification by any person has not been paid in full by the Company after written request has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The right to indemnification conferred in the Company Certificate is a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition. The Company maintains insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under state law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

(a) Exhibits

 EXHIBIT
   NO.                             DESCRIPTION
 -------                           -----------
  *3.1     Form of Fifth Amended and Restated Certificate of
           Incorporation of the Company (filed as an exhibit to the
           Company's Quarterly Report on Form 10-Q for the quarterly
           period ended June 30, 1997, File No. 1-13041).
  *3.2     Form of Amended and Restated By-Laws of the Company (filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997, File No.
           1-13041).
  *4.1     Form of Rights Agreement, dated as of May 23, 1997, between the Company and American Stock Transfer & Trust Company
           (filed as an exhibit to the Company's Quarterly Report on
           Form 10-Q for the quarterly period ended June 30, 1997, File
           No. 1-13041).
  *4.2     Amended and Restated Registration Rights Agreement, dated as of March 6, 1997, by and among the Company, Brantley Venture
           Partners III, L.P., Theodore F. Savastano, River Cities
           Capital Fund limited Partnership, IPP95, L.P., Environmental
           Opportunities Fund, L.P., Environmental Opportunities Fund
           (Cayman), L.P., Brantley Capital Corporation and National
           City Capital Corporation (filed as an exhibit to the
           Company's Registration Statement on Form S-1, filed April
           16, 1997, Registration No. 333-25249).
  *4.3     Registration Rights Agreement, dated as of January 31, 1996, between the Company and Mass Transfer Systems, Inc (filed as an exhibit to the Company's Registration Statement on Form
           S-1, filed April 16, 1997, Registration No. 333-25249).
  *4.4     Registration Rights Agreement, dated as of April 26, 1996, between the Company and Lawrence A. Schmid (filed as an
           exhibit to the Company's Registration Statement on Form S-1, filed April 16, 1997, Registration No. 333-25249).

 EXHIBIT
   NO.                             DESCRIPTION
 -------                           -----------
  *4.5     Registration Rights Agreement dated as of September 30,
           1996, between the Company, Lawrence Stenger, Theresa
           Stenger, Ronald Jaworski, Christine Jaworski, John Stenger,
           Dawn P. Stenger, Scott Stenger, Kristie D. Stenger, Jorg
           Menningman, Michael Mudrick, Robert Young and Gary Prae
           (filed as an exhibit to the Company's Registration Statement on Form S-1, filed April 16, 1997, Registration No.
           333-25249).
 **5.1     Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.
 *10.1     Employment Agreement, dated May 23, 1997, between the
           Company and Chet S. Ross (filed as an exhibit to the
           Company's Amendment No. 1 to Registration Statement on Form
           S-1, filed May 23, 1997, Registration No. 333-25249).
 *10.2     Employment Agreement, dated May 23, 1997, between the
           Company and Theodore F. Savastano (filed as an exhibit to
           the Company's Amendment No. 1 to Registration Statement on
           Form S-1, filed May 23, 1997, Registration No. 333-25249).
 *10.3     Employment Agreement, dated May 23, 1997, between the
           Company and Michael J. Vantusko (filed as an exhibit to the
           Company's Amendment No. 1 to Registration Statement on Form
           S-1, filed May 23, 1997, Registration No. 333-25249).
 *10.4     Employment Agreement, dated May 23, 1997, between the
           Company and L. Dean Hertert, Jr. (filed as an exhibit to the
           Company's Amendment No. 1 to Registration Statement on Form
           S-1, filed May 23, 1997, Registration No. 333-25249).
 *10.5     Employment Agreement, dated July 1, 1987, between Nordic
           Water Products AB and Dr. Hans F. Larsson (filed as an
           exhibit to the Company's Amendment No. 1 to Registration
           Statement on Form S-1, filed May 23, 1997, Registration No.
           333-25249).
 *10.6     Credit Agreement, dated as of February 19, 1997 among the
           Company, Bank of America Illinois, as agent, and the other financial institutions party thereto (filed as an exhibit to the Company's Registration Statement on Form S-1, filed
           April 16, 1997, Registration No. 333-25249).
 *10.7     Brantley Guaranty, dated as of February 19, 1997, by
           Brantley Venture Partners, III, L.P. in favor of Bank of
           America Illinois, as agent, on behalf of the other financial institutions party to the Credit Agreement, dated as of
           February 19, 1997 (filed as an exhibit to the Company's
           Registration Statement on Form S-1, filed April 16, 1997,
           Registration No. 333-25249).
 *10.8     Credit Agreement, dated as of June 27, 1997, among the
           Company, Bank of America National Trust & Savings
           Association (successor by merger to Bank of America
           Illinois), as agent, and for other financial institutions
           party thereto (filed as an exhibit to the Company's
           Quarterly Report on Form 10-Q for the quarterly period ended
           June 30, 1997, File No. 1-13041).
 *10.9     Credit Agreement, dated as of March 4, 1997, among
           Gigantissimo 2061 AB (to be known as Waterlink (Sweden) AB), the Company, as guarantor, and Bank of America National
           Trust & Savings Association, London Branch (filed as an
           exhibit to the Company's Registration Statement on Form S-1, filed April 16, 1997, Registration No. 333-25249).
 *10.10    First Amendment, dated as of June 27, 1997, to Credit
           Agreement, dated March 4, 1997, among Waterlink (Sweden) AB, the Company, as guarantor, and Bank of America National
           Trust & Savings Association, London Branch (filed as an
           exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997, File No. 1-13041).
 *10.11    Credit Agreement, dated as of March 4, 1997 among Provista
           Einhundertsechsundfunfzigste Verwaltungsgesellschaft mbH (to
           be known as Waterlink (Germany) GmbH), Waterlink, Inc., as guarantor, and Bank of America National Trust & Savings
           Association, Frankfurt Branch (filed as an exhibit to the
           Company's Registration Statement on Form S-1, filed April
           16, 1997, Registration No. 333-25249).
 *10.12    First Amendment, dated as of June 27, 1997, to Credit
           Agreement, dated March 4, 1997, among Waterlink (Germany)
           GmbH, the Company, as guarantor, and Bank of America
           National Trust & Savings Association, Frankfurt Branch
           (filed as an exhibit to the Company's Quarterly Report on
           Form 10-Q for the quarterly period ended June 30, 1997, File
           No. 1-13041).
 *10.13    Common Stock Warrant Agreement, dated as of February 19,
           1997, between the Company and Bank of America Illinois
           (filed as an exhibit to the Company's Registration Statement on Form S-1, filed April 16, 1997, Registration No.
           333-25249).

 EXHIBIT
   NO.                             DESCRIPTION
 -------                           -----------
 *10.14    The Company's 1995 Stock Option Plan (filed as an exhibit to the Company's Registration Statement on Form S-1, filed
           April 16, 1997, Registration No. 333-25249).
 *10.15    Subordinated Note Purchase Agreement and Credit Facility,
           dated as of March 6, 1997, among the Company, Brantley
           Venture Partners III, L.P. and the purchasers named therein, along with the Form of Subordinated Note due 2002 attached thereto as Exhibit A (filed as an exhibit to the Company's
           Registration Statement on Form S-1, filed April 16, 1997,
           Registration No. 333-25249).
 *10.16    Warrant Agreement, dated as of March 6, 1997, among the
           Company and each of the purchasers named therein, along with the Form of Warrant to Purchase Common Stock, attached
           thereto as Exhibit A (filed as an exhibit to the Company's
           Registration Statement on Form S-1, filed April 16, 1997,
           Registration No. 333-25249).
 *10.17    The Company's 1997 Omnibus Incentive Plan (filed as an
           exhibit to the Company's Amendment No. 1 to Registration
           Statement on Form S-1, filed May 23, 1997, Registration No.
           333-25249).
 *10.18    Asset Purchase Agreement, dated January 31, 1996, among the
           Company, Waterlink Acquisition Corporation, Mass Transfer
           Systems, Inc., Mark E. Neville and Frederick J. Siino (filed as an exhibit to the Company's Registration Statement on
           Form S-1, filed April 16, 1997, Registration No. 333-25249).
 *10.19    Asset Purchase Agreement, dated April 26, 1996, among the
           Company, A-M Acquisitions Corp., Aero-Mod Incorporated,
           Resi-Tech, Inc. and Lawrence A. Schmid (filed as an exhibit to the Company's Registration Statement on Form S-1, filed
           April 16, 1997, Registration No. 333-25249).
 *10.20    Asset Purchase Agreement, dated April 26, 1996, among the
           Company, B-W Acquisition Corp., Blue Water Services, Inc.
           and Lawrence A. Schmid (filed as an exhibit to the Company's
           Registration Statement on Form S-1, filed April 16, 1997,
           Registration No. 333-25249).
 *10.21    Agreement and Plan of Merger, dated September 27, 1996, by and among the Company, Wet Acquisition Corp. and Water
           Equipment Technologies, Inc. and the shareholders of Water
           Equipment Technologies, Inc (filed as an exhibit to the
           Company's Registration Statement on Form S-1, filed April
           16, 1997, Registration No. 333-25249).
 *10.22    Share Purchase Agreement, dated March 4, 1997, among
           Waterlink (Sweden) AB, Waterlink (Germany) GmbH, Awpe
           Svenska AB and Anglian Water Holding GmbH (filed as an
           exhibit to the Company's Registration Statement on Form S-1, filed April 16, 1997, Registration No. 333-25249).
 *10.23    Purchase and Sale Agreement, dated March 14, 1995, among
           Santech, Inc. (as assignee from the Company pursuant to an
           Assignment of Purchase and Sale Agreement dated March 28,
           1995) and Sanborn, Inc (filed as an exhibit to the Company's
           Registration Statement on Form S-1, filed April 16, 1997,
           Registration No. 333-25249).
 *10.24    Asset Purchase Agreement, dated August 28, 1995, among Great
           Lakes Environmental, Inc., a Delaware corporation (as
           assignee from the Company pursuant to an Assignment dated
           August 31, 1995), Great Lakes Environmental, Inc., an
           Illinois corporation, Lawrence Field and David Field (filed as an exhibit to the Company's Registration Statement on
           Form S-1, filed April 16, 1997, Registration No. 333-25249).
 *10.25    The Company's Employee Stock Purchase Plan (filed as an
           exhibit to the Company's Registration Statement on Form S-1, filed April 16, 1997, Registration No. 333-25249).
 *10.26    First Amendment, dated as of June 23, 1997, to the Company's
           Employee Stock Purchase Plan (filed as an exhibit to the
           Company's Quarterly Report on Form 10-Q for the quarterly
           period ended June 30, 1997, File No. 1-13041).
 *10.27    The Company's 1997 Non-Employee Director Stock Option Plan
           (filed as an exhibit to the Company's Amendment No. 1 to
           Registration Statement on Form S-1, filed May 23, 1997,
           Registration No. 333-25249).
 *10.28    Stock Purchase Agreement among Waterlink (Sweden) AB,
           Waterlink, Inc. and the shareholders of Mellegard V.A.
           Maskiner AB dated September 12, 1997 (filed as an exhibit to the Company's Current Report on Form 8-K, filed September
           26, 1997, File No. 1-13041).

 EXHIBIT
   NO.                             DESCRIPTION
 -------                           -----------
 *10.29    Stock Purchase Agreement dated September 30, 1997 among
           Waterlink, Inc., Philip A. Thompson and the Hycor
           Corporation Employee Stock Ownership Trust (filed as an
           exhibit to the Company's Current Report on Form 8-K, filed
           October 14, 1997, File No. 1-13041).
 *10.30    Stock Purchase Agreement between Waterlink, Inc., and David
           Romanow, Joe Romanow, Brian Topnik and Robert Jenkyns dated as of April 15, 1997 (filed as an exhibit to the Company's
           Current Report on Form 8-K, filed July 9, 1997, File No.
           1-13041).
 *10.31    Stock Purchase Agreement between Great Lakes Environmental,
           Inc. and David M. Rice dated as of April 14, 1997 (filed as an exhibit to the Company's Amendment No. 1 to Registration
           Statement on Form S-1, filed May 23, 1997, Registration No.
           333-25249).
 *10.32    Letter Agreement among Waterlink, Inc., Bioclear Technology,
           Inc. and Royal Bank of Canada dated September 24, 1997(filed as an exhibit to the Company's Annual Report on Form 10-K, filed December 3, 1997, File No. 1-13041).
 *11.1     Computation of per share earnings (filed as an exhibit to
           the Company's Amendment No. 1 to Registration Statement on
           Form S-1, filed February 12, 1998, Registration No.
           333-45573).
 *21.1     List of Subsidiaries of the Company (filed as an exhibit to the Company's Annual Report on Form 10-K, filed December 3,
           1997, File No. 1-13041).
  23.1     Consent of Ernst & Young LLP.
**23.2     Consent of Benesch, Friedlander, Coplan & Aronoff LLP
           (contained in its Opinion filed as Exhibit 5.1 hereto).
**24.1     Powers of Attorney.
 *27.1     Financial Data Schedule as of and for the three months ended
           December 31, 1997 (filed as an exhibit to the Company's
           Quarterly Report on Form 10-Q for the quarterly period ended
           December 31, 1997, filed February 12, 1998, File No.
           1-13041).


---------------

 * Incorporated herein by reference as indicated.


** Filed previously


(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

ITEM 22.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the Effective Time of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Time of the registration statement through the date of responding to the request

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, ON THE 2ND DAY OF MARCH, 1998.


                                          WATERLINK, INC.

                                          By: /s/ CHET S. ROSS
                                            ------------------------------------
                                            Chet S. Ross
                                            President and Chief Executive
                                              Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----

                      *                        Chairman of the Board                    March 2, 1998
---------------------------------------------
            Theodore F. Savastano

              /s/ CHET S. ROSS                 President, Chief Executive               March 2, 1998
---------------------------------------------  Officer and Director
                Chet S. Ross                   (Principal Executive Officer)

           /s/ MICHAEL J. VANTUSKO             Chief Financial Officer                  March 2, 1998
---------------------------------------------  (Principal Financial and
             Michael J. Vantusko               Accounting Officer)

                      *                        Director                                 March 2, 1998
---------------------------------------------
              Robert P. Pinkas

                      *                        Director                                 March 2, 1998
---------------------------------------------
               John R. Miller

                      *                        Director                                 March 2, 1998
---------------------------------------------
              Rollin S. Reiter

                      *                        Director                                 March 2, 1998
---------------------------------------------
             Dr. Paul M. Sutton

       *By: /s/          CHET S. ROSS
   ---------------------------------------
                Chet S. Ross

         By: /s/ MICHAEL J. VANTUSKO
  ----------------------------------------
             Michael J. Vantusko

Attorneys-in-fact pursuant to the powers of attorney previously provided as part of this Registration Statement.

                                 EXHIBIT INDEX



 EXHIBIT                                                                    PAGE
   NO.                             DESCRIPTION                              NO.
 -------                           -----------                              ----
  *3.1     Form of Fifth Amended and Restated Certificate of
           Incorporation of the Company (filed as an exhibit to the
           Company's Quarterly Report on Form 10-Q for the quarterly
           period ended June 30, 1997, File No. 1-13041).
  *3.2     Form of Amended and Restated By-Laws of the Company (filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997, File No.
           1-13041).
  *4.1     Form of Rights Agreement, dated as of May 23, 1997, between the Company and American Stock Transfer & Trust Company
           (filed as an exhibit to the Company's Quarterly Report on
           Form 10-Q for the quarterly period ended June 30, 1997, File
           No. 1-13041).
  *4.2     Amended and Restated Registration Rights Agreement, dated as of March 6, 1997, by and among the Company, Brantley Venture
           Partners III, L.P., Theodore F. Savastano, River Cities
           Capital Fund limited Partnership, IPP95, L.P., Environmental
           Opportunities Fund, L.P., Environmental Opportunities Fund
           (Cayman), L.P., Brantley Capital Corporation and National
           City Capital Corporation (filed as an exhibit to the
           Company's Registration Statement on Form S-1, filed April
           16, 1997, Registration No. 333-25249).
  *4.3     Registration Rights Agreement, dated as of January 31, 1996, between the Company and Mass Transfer Systems, Inc (filed as an exhibit to the Company's Registration Statement on Form
           S-1, filed April 16, 1997, Registration No. 333-25249).
  *4.4     Registration Rights Agreement, dated as of April 26, 1996, between the Company and Lawrence A. Schmid (filed as an
           exhibit to the Company's Registration Statement on Form S-1, filed April 16, 1997, Registration No. 333-25249).
  *4.5     Registration Rights Agreement dated as of September 30,
           1996, between the Company, Lawrence Stenger, Theresa
           Stenger, Ronald Jaworski, Christine Jaworski, John Stenger,
           Dawn P. Stenger, Scott Stenger, Kristie D. Stenger, Jorg
           Menningman, Michael Mudrick, Robert Young and Gary Prae
           (filed as an exhibit to the Company's Registration Statement on Form S-1, filed April 16, 1997, Registration No.
           333-25249).
 **5.1     Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.
 *10.1     Employment Agreement, dated May 23, 1997, between the
           Company and Chet S. Ross (filed as an exhibit to the
           Company's Amendment No. 1 to Registration Statement on Form
           S-1, filed May 23, 1997, Registration No. 333-25249).
 *10.2     Employment Agreement, dated May 23, 1997, between the
           Company and Theodore F. Savastano (filed as an exhibit to
           the Company's Amendment No. 1 to Registration Statement on
           Form S-1, filed May 23, 1997, Registration No. 333-25249).
 *10.3     Employment Agreement, dated May 23, 1997, between the
           Company and Michael J. Vantusko (filed as an exhibit to the
           Company's Amendment No. 1 to Registration Statement on Form
           S-1, filed May 23, 1997, Registration No. 333-25249).
 *10.4     Employment Agreement, dated May 23, 1997, between the
           Company and L. Dean Hertert, Jr. (filed as an exhibit to the
           Company's Amendment No. 1 to Registration Statement on Form
           S-1, filed May 23, 1997, Registration No. 333-25249).
 *10.5     Employment Agreement, dated July 1, 1987, between Nordic
           Water Products AB and Dr. Hans F. Larsson (filed as an
           exhibit to the Company's Amendment No. 1 to Registration
           Statement on Form S-1, filed May 23, 1997, Registration No.
           333-25249).
 *10.6     Credit Agreement, dated as of February 19, 1997 among the
           Company, Bank of America Illinois, as agent, and the other financial institutions party thereto (filed as an exhibit to the Company's Registration Statement on Form S-1, filed
           April 16, 1997, Registration No. 333-25249).
 *10.7     Brantley Guaranty, dated as of February 19, 1997, by
           Brantley Venture Partners, III, L.P. in favor of Bank of
           America Illinois, as agent, on behalf of the other financial institutions party to the Credit Agreement, dated as of
           February 19, 1997 (filed as an exhibit to the Company's
           Registration Statement on Form S-1, filed April 16, 1997,
           Registration No. 333-25249).

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
 EXHIBIT                                                                    PAGE
   NO.                             DESCRIPTION                              NO.
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
 *10.8     Credit Agreement, dated as of June 27, 1997, among the
           Company, Bank of America National Trust & Savings
           Association (successor by merger to Bank of America
           Illinois), as agent, and for other financial institutions
           party thereto (filed as an exhibit to the Company's
           Quarterly Report on Form 10-Q for the quarterly period ended
           June 30, 1997, File No. 1-13041).
 *10.9     Credit Agreement, dated as of March 4, 1997, among
           Gigantissimo 2061 AB (to be known as Waterlink (Sweden) AB), the Company, as guarantor, and Bank of America National
           Trust & Savings Association, London Branch (filed as an
           exhibit to the Company's Registration Statement on Form S-1, filed April 16, 1997, Registration No. 333-25249).
 *10.10    First Amendment, dated as of June 27, 1997, to Credit
           Agreement, dated March 4, 1997, among Waterlink (Sweden) AB, the Company, as guarantor, and Bank of America National
           Trust & Savings Association, London Branch (filed as an
           exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997, File No. 1-13041).
 *10.11    Credit Agreement, dated as of March 4, 1997 among Provista
           Einhundertsechsundfunfzigste Verwaltungsgesellschaft mbH (to
           be known as Waterlink (Germany) GmbH), Waterlink, Inc., as guarantor, and Bank of America National Trust & Savings
           Association, Frankfurt Branch (filed as an exhibit to the
           Company's Registration Statement on Form S-1, filed April
           16, 1997, Registration No. 333-25249).
 *10.12    First Amendment, dated as of June 27, 1997, to Credit
           Agreement, dated March 4, 1997, among Waterlink (Germany)
           GmbH, the Company, as guarantor, and Bank of America
           National Trust & Savings Association, Frankfurt Branch
           (filed as an exhibit to the Company's Quarterly Report on
           Form 10-Q for the quarterly period ended June 30, 1997, File
           No. 1-13041).
 *10.13    Common Stock Warrant Agreement, dated as of February 19,
           1997, between the Company and Bank of America Illinois
           (filed as an exhibit to the Company's Registration Statement on Form S-1, filed April 16, 1997, Registration No.
           333-25249).
 *10.14    The Company's 1995 Stock Option Plan (filed as an exhibit to the Company's Registration Statement on Form S-1, filed
           April 16, 1997, Registration No. 333-25249).
 *10.15    Subordinated Note Purchase Agreement and Credit Facility,
           dated as of March 6, 1997, among the Company, Brantley
           Venture Partners III, L.P. and the purchasers named therein, along with the Form of Subordinated Note due 2002 attached thereto as Exhibit A (filed as an exhibit to the Company's
           Registration Statement on Form S-1, filed April 16, 1997,
           Registration No. 333-25249).
 *10.16    Warrant Agreement, dated as of March 6, 1997, among the
           Company and each of the purchasers named therein, along with the Form of Warrant to Purchase Common Stock, attached
           thereto as Exhibit A (filed as an exhibit to the Company's
           Registration Statement on Form S-1, filed April 16, 1997,
           Registration No. 333-25249).
 *10.17    The Company's 1997 Omnibus Incentive Plan (filed as an
           exhibit to the Company's Amendment No. 1 to Registration
           Statement on Form S-1, filed May 23, 1997, Registration No.
           333-25249).
 *10.18    Asset Purchase Agreement, dated January 31, 1996, among the
           Company, Waterlink Acquisition Corporation, Mass Transfer
           Systems, Inc., Mark E. Neville and Frederick J. Siino (filed as an exhibit to the Company's Registration Statement on
           Form S-1, filed April 16, 1997, Registration No. 333-25249).
 *10.19    Asset Purchase Agreement, dated April 26, 1996, among the
           Company, A-M Acquisitions Corp., Aero-Mod Incorporated,
           Resi-Tech, Inc. and Lawrence A. Schmid (filed as an exhibit to the Company's Registration Statement on Form S-1, filed
           April 16, 1997, Registration No. 333-25249).
 *10.20    Asset Purchase Agreement, dated April 26, 1996, among the
           Company, B-W Acquisition Corp., Blue Water Services, Inc.
           and Lawrence A. Schmid (filed as an exhibit to the Company's
           Registration Statement on Form S-1, filed April 16, 1997,
           Registration No. 333-25249).

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
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   NO.                             DESCRIPTION                              NO.
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
 *10.21    Agreement and Plan of Merger, dated September 27, 1996, by and among the Company, Wet Acquisition Corp. and Water
           Equipment Technologies, Inc. and the shareholders of Water
           Equipment Technologies, Inc (filed as an exhibit to the
           Company's Registration Statement on Form S-1, filed April
           16, 1997, Registration No. 333-25249).
 *10.22    Share Purchase Agreement, dated March 4, 1997, among
           Waterlink (Sweden) AB, Waterlink (Germany) GmbH, Awpe
           Svenska AB and Anglian Water Holding GmbH (filed as an
           exhibit to the Company's Registration Statement on Form S-1, filed April 16, 1997, Registration No. 333-25249).
 *10.23    Purchase and Sale Agreement, dated March 14, 1995, among
           Santech, Inc. (as assignee from the Company pursuant to an
           Assignment of Purchase and Sale Agreement dated March 28,
           1995) and Sanborn, Inc (filed as an exhibit to the Company's
           Registration Statement on Form S-1, filed April 16, 1997,
           Registration No. 333-25249).
 *10.24    Asset Purchase Agreement, dated August 28, 1995, among Great
           Lakes Environmental, Inc., a Delaware corporation (as
           assignee from the Company pursuant to an Assignment dated
           August 31, 1995), Great Lakes Environmental, Inc., an
           Illinois corporation, Lawrence Field and David Field (filed as an exhibit to the Company's Registration Statement on
           Form S-1, filed April 16, 1997, Registration No. 333-25249).
 *10.25    The Company's Employee Stock Purchase Plan (filed as an
           exhibit to the Company's Registration Statement on Form S-1, filed April 16, 1997, Registration No. 333-25249).
 *10.26    First Amendment, dated as of June 23, 1997, to the Company's
           Employee Stock Purchase Plan (filed as an exhibit to the
           Company's Quarterly Report on Form 10-Q for the quarterly
           period ended June 30, 1997, File No. 1-13041).
 *10.27    The Company's 1997 Non-Employee Director Stock Option Plan
           (filed as an exhibit to the Company's Amendment No. 1 to
           Registration Statement on Form S-1, filed May 23, 1997,
           Registration No. 333-25249).
 *10.28    Stock Purchase Agreement among Waterlink (Sweden) AB,
           Waterlink, Inc. and the shareholders of Mellegard V.A.
           Maskiner AB dated September 12, 1997 (filed as an exhibit to the Company's Current Report on Form 8-K, filed September
           26, 1997, File No. 1-13041).
 *10.29    Stock Purchase Agreement dated September 30, 1997 among
           Waterlink, Inc., Philip A. Thompson and the Hycor
           Corporation Employee Stock Ownership Trust (filed as an
           exhibit to the Company's Current Report on Form 8-K, filed
           October 14, 1997, File No. 1-13041).
 *10.30    Stock Purchase Agreement between Waterlink, Inc., and David
           Romanow, Joe Romanow, Brian Topnik and Robert Jenkyns dated as of April 15, 1997 (filed as an exhibit to the Company's
           Current Report on Form 8-K, filed July 9, 1997, File No.
           1-13041).
 *10.31    Stock Purchase Agreement between Great Lakes Environmental,
           Inc. and David M. Rice dated as of April 14, 1997 (filed as an exhibit to the Company's Amendment No. 1 to Registration
           Statement on Form S-1, filed May 23, 1997, Registration No.
           333-25249).
 *10.32    Letter Agreement among Waterlink, Inc., Bioclear Technology,
           Inc. and Royal Bank of Canada dated September 24, 1997(filed as an exhibit to the Company's Annual Report on Form 10-K, filed December 3, 1997, File No. 1-13041).
 *11.1     Computation of per share earnings (filed as an exhibit to
           the Company's Amendment No. 1 to Registration Statement on
           Form S-1, filed February 12, 1998, Registration No.
           333-45573).
 *21.1     List of Subsidiaries of the Company (filed as an exhibit to the Company's Annual Report on Form 10-K, filed December 3,
           1997, File No. 1-13041).
  23.1     Consent of Ernst & Young LLP.

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
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   NO.                             DESCRIPTION                              NO.
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
**23.2     Consent of Benesch, Friedlander, Coplan & Aronoff LLP
           (contained in its Opinion filed as Exhibit 5.1 hereto).
**24.1     Powers of Attorney.
 *27.1     Financial Data Schedule as of and for the three months ended
           December 31, 1997 (filed as an exhibit to the Company's
           Quarterly Report on Form 10-Q for the quarterly period ended
           December 31, 1997, filed February 12, 1998, File No.
           1-13041).


---------------

 * Incorporated herein by reference as indicated.

** Filed previously